UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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MERCER INTERNATIONAL INC.

(Name of Registrant as Specified in its Charter)

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MERCER INTERNATIONAL INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 31, 2017

TO THE SHAREHOLDERS OF MERCER INTERNATIONAL INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Mercer International Inc. (the “Company”) will be held on May 31, 2017 in Oceanview Suite 7, R-Restaurant Level, Pan Pacific Hotel, 999 Canada Place, Vancouver, British Columbia, Canada at 10:00 a.m. (Vancouver time) (doors open at 9:30 a.m. (Vancouver time)) for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect nine directors nominated by the board of directors to serve until the 2018 Annual Meeting of Shareholders;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2017;

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s executive officers as disclosed in these materials;

4.

To approve the amendment to the Mercer International Inc. 2010 Stock Incentive Plan to increase the number of shares of common stock available for issuance under such plan and extend its expiry date; and

5.	To transact such other business as may properly come before the meeting or any adjournment, postponement or rescheduling thereof.

The board of directors of the Company has fixed the close of business on March 24, 2017 as the record date (the “Record Date”) for the determination of shareholders entitled to vote at the Annual Meeting or any adjournment, postponement or rescheduling thereof. Only shareholders at the close of business on the Record Date are entitled to vote at our Annual Meeting or any adjournment, postponement or rescheduling thereof.

For information on how to vote, please refer to the instructions on the accompanying proxy card, or review the section titled “Commonly Asked Questions and Answers” beginning on page 3 of the accompanying proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jimmy S.H. Lee
Jimmy S.H. Lee
Executive Chairman

April 13, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 31, 2017: Our proxy statement and our 2016 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2016, are available at www.mercerint.com by clicking on the corresponding links under “2017 Annual Meeting Materials”. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE URGE YOU TO CAST YOUR VOTE AND SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM. AS AN ALTERNATIVE TO VOTING IN PERSON AT THE ANNUAL MEETING, YOU MAY VOTE VIA THE INTERNET, TELEPHONE OR MAIL (IF YOU RECEIVED A PAPER COPY OF THE PROXY MATERIALS BY MAIL). A PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

PROXY STATEMENT

PROXY STATEMENT SUMMARY	iii
Annual Meeting Information	iii
Annual Meeting Agenda and Voting Recommendations	iii
Snapshot of Board Nominees	iv
Snapshot of Attributes of Director Nominees	v
Board Tenure and Refreshment	v
Corporate Governance Highlights	vi
2016 Financial Highlights	vi
Foreign Currency Compensation	viii
Executive Compensation Highlights	viii
Independent Registered Public Accounting Firm	ix
Advisory Resolution to Approve Our Executive Compensation	ix
Approval of an Amendment to our 2010 Stock Incentive Plan to Increase the Number of Shares of Common Stock Available for Issuance under such Plan and Extend its Expiry Date	ix
GENERAL INFORMATION	1
COMMONLY ASKED QUESTIONS AND ANSWERS	3
PROPOSAL 1 - ELECTION OF DIRECTORS	7
Nominees for Election as Directors	8
Majority Withheld Policy in Uncontested Director Elections	11
Snapshot of Attributes of Director Nominees	13
Board Tenure and Refreshment	13
CORPORATE GOVERNANCE AND BOARD MATTERS	14
Role of the Board	14
Key Areas of Board Oversight	14
Governance Guidelines, Code of Conduct and Policies	15
Board Meetings and Attendance	15
Affirmative Determination Regarding Director Independence	16
Board Leadership Structure	17
Duties and Responsibilities of Lead Director	18
Executive Sessions	18
Committees of the Board	18
Risk Oversight	20
Our Director Nominations Process	22
Talent Management and Succession Planning	24
Director Education	24
Director Evaluation	24
Expectations of our Directors.	25
Shareholder Communications with Board	25
Complaint Procedure	26

i

Ratification of Independent Registered Public Accounting Firm	62
Fees of Independent Registered Public Accounting Firm	62
PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION	63
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	63
PROPOSAL 4 – APPROVAL OF THE AMENDMENT TO THE MERCER INTERNATIONAL INC. 2010 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER SUCH PLAN AND EXTEND ITS EXPIRY DATE	64
Proposed Amendment	64
Reasons the Board Recommends Voting For Approval of the Amendment to the 2010 Plan	64
Material Features of the 2010 Plan	65
Registration with the SEC	69
FUTURE SHAREHOLDER PROPOSALS	70
OTHER MATTERS	70
Notice Regarding Forward-Looking Statements	70

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

Time and Date:	10:00 a.m. (Vancouver time) on May 31, 2017

Place:	Oceanview Suite 7, R-Restaurant Level Pan Pacific Hotel 999 Canada Place Vancouver, British Columbia, Canada

Record Date:	March 24, 2017 (the “Record Date”)

Voting:	• Shareholders as of the Record Date are entitled to vote.

•      Please vote your shares as soon as possible. Your broker will NOT be able to vote your shares with respect to any of the matters presented at the meeting, other than the ratification of the selection of our independent registered public accounting firm, unless you give your broker specific voting instructions.

• Registered holders may vote in person at the annual meeting.
• See page 3 of this proxy statement for more information.

Attending the Annual Meeting:	• In Person. Meeting starts at 10:00 a.m. (Vancouver time); doors open at 9:30 a.m. (Vancouver time).
• You do not need to attend the annual meeting to vote if you submitted your proxy in advance of the annual meeting.

Even if you plan to attend our annual meeting in person, please cast your vote as soon as possible by:

using the Internet at • www.investorvote.com (for registered shareholders) • www.proxyvote.com (for beneficial shareholders)	calling toll-free 1-800-652-VOTE (8683) within the United States, U.S. territories and Canada
scanning the QR code provided in your proxy with your smartphone	mailing your signed proxy or voting instruction form

Annual Meeting Agenda and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Management proposals
Election of 9 directors	FOR EACH DIRECTOR NOMINEE	7
Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2017	FOR	62
Advisory resolution to approve our executive compensation	FOR	63
Approval of the amendment to our 2010 Stock Incentive Plan to increase the number of shares of common stock available for issuance under such plan and extend its expiry date	FOR	64

Snapshot of Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
					AC	CHRC	GNC	EHSC
Jimmy S.H. Lee	60	1985	Executive Chairman, past President and Chief Executive Officer of the Company

David M. Gandossi	59	2015	President and Chief Executive Officer of the Company

Eric Lauritzen	78	2004	Retired, past President and Chief Executive Officer of Harmac Pacific, Inc.

William D. McCartney	61	2003	President and Chief Executive Officer of Pemcorp Management Inc.

Bernard Picchi	67	2011	Managing Director of Private Wealth Management for Palisade Capital Management, LLC, of Fort Lee, New Jersey

James Shepherd	64	2011	Director of Buckman Laboratories International Inc.; past President and Chief Executive Officer of Canfor Corporation

R. Keith Purchase	73	2012	Past Executive Vice-President and Chief Operating Officer for MacMillan Bloedel Ltd.; past President and Chief Executive Officer of TimberWest Forest Ltd.

Nancy Orr	66	2013	Director of Protocol Biomass Corp., Prometic Life Sciences Inc. and Ressources Québec Inc.; past President of Dynamis Group Inc.

Martha A.M. (Marti) Morfitt	59	Nominee	President and Chief Executive Officer of River Rock Partners; Director of lululemon athletica Inc. and Graco Inc.

Chair	Member	Lead Independent Director

AC	Audit Committee
CHRC	Compensation and Human Resources Committee
GNC	Governance and Nominating Committee
EHSC	Environmental, Health and Safety Committee

Snapshot of Attributes of Director Nominees

All director nominees exhibit the following personal attributes:

• Integrity	• Diversity

• Prepared to represent the best interests of all shareholders	• A proven record of success

• Prepared to participate actively in board activities	• Collegiality

Our director nominees also have the following qualifications:

Board Tenure and Refreshment

The tenure of our director nominees is as follows:

Since 2011, we have:

•	elected five new directors to our board;

•	appointed a new independent Lead Director; and

•	expanded qualifications and diversity on our board.

v

Corporate Governance Highlights

We are committed to good corporate governance, which promotes the long-term interests of our shareholders, strengthens board and management accountability and helps build public trust in us. The “Corporate Governance and Board Matters” section beginning on page 14 describes our governance framework, which includes the following highlights:

Board Independence

• Independent director nominees	7 of 9

• Independent lead director	Eric Lauritzen

• Independent board committees	AC, CHRC, GNC

Director Elections

• Frequency of board elections	Annual

• Voting standard for uncontested elections	Majority of votes cast

Board and Independent Director Meetings in 2016

• Full board meetings	6
• Independent director-only meetings	5
• Separate strategic planning meetings	2

Board Committee Meetings in 2016

• Audit Committee	4
• Compensation and Human Resources Committee	4
• Governance and Nominating Committee	5
• Environmental, Health and Safety Committee	5

Evaluating and Improving Board Performance

• Monitor best practices	Yes

• Board evaluations	Annually
• Committee evaluations	Annually
• Board recruitment and composition	Annually

• Board orientation	Yes
• Continuing board education	Yes

Aligning Director and Shareholder Interests

• Director stock ownership guidelines	Yes
• Director equity grants	Yes
• Risk oversight by full board and committees	Yes

2016 Financial Highlights

In 2016, we had strong operating and financial performance, continued to improve liquidity and reduce debt and instituted a quarterly cash dividend.

In 2016:

•	we achieved strong operating performance and generated $185.7 million in Operating EBITDA* and $34.9 million in net income;

•

we continued to strengthen our balance sheet and increased our cash position to $136.6 million from $99.6 million and our working capital to $308.7 million from $284.4 million, respectively, from the start of the year;

•

overall, per unit fiber costs decreased by approximately 8% at our mills compared to 2015, primarily as a result of a balanced wood market along with steady progress on several cost reduction initiatives;

•	our board authorized a quarterly cash dividend of $0.115 per share and we returned approximately $29.7 million to our shareholders over the course of the year; and

•	we continued to reduce indebtedness and future debt service costs through the repurchase and cancellation of $23 million of our 7.0% senior notes due 2019.

*Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We use Operating EBITDA as a benchmark measurement of our own operating results and as a benchmark relative to our competitors. We consider it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not actual cash costs, and depreciation expense varies widely from company to company in a manner that we consider largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance. For a reconciliation of net income to Operating EBITDA, please see page vii hereof.

The chart below summarizes our selected key financial and operating results for 2016 compared to 2015.

	Year Ended December 31,		Change (%)
	2016	2015
	(in millions, other than where indicated)
Pulp production (‘000 ADMTs)	1,428.4	1,458.0	(2)
Pulp sales (‘000 ADMTs)	1,428.7	1,463.1	(2)
Average NBSK pulp list price in Europe ($/ADMT)(1)	$803	$850	(6)
Average NBSK pulp list price in China ($/ADMT)(1)	$599	$643	(7)
Average NBSK pulp list price in North America ($/ADMT)(1)	$978	$972	1
Pulp revenues	$847.3	$946.2	(10)
Energy production (‘000 MWh)	1,812.6	1,846.8	(2)
Energy and chemical revenues	$84.3	$87.0	(3)
Total revenues	$931.6	$1,033.2	(10)
Costs and expenses	$817.9	$867.5	(6)
Operating income	$113.7	$165.7	(31)
Operating EBITDA(2)	$185.7	$234.0	(21)
Net income	$34.9	$75.5	(54)
Dividends declared	$29.8	$14.8	101
Price per share as of fiscal year end(3)	$10.65	$9.05	18

	December 31,
	2016	2015	Change (%)
	(in millions, other than ratio)
Balance Sheet Data:
Cash and cash equivalents	$136.6	$99.6	37
Working capital	$308.7	$284.4	9
Net debt	$481.0	$538.4	(11)
Total equity(4)	$379.1	$383.0	(1)
Ratio:
Net debt to equity	1.3 to 1	1.4 to 1	(10)

(1)	Source: RISI pricing report.
(2)	The following table provides a reconciliation of net income to operating income and Operating EBITDA for the years indicated:

	Year Ended December 31,
	2016	2015
	(in millions)
Net income	$34.9	$75.5
Income tax provision	24.5	29.4
Interest expense	51.6	53.9
Foreign exchange loss on intercompany debt	1.1	5.3
Loss on derivative instruments	0.2	0.9
Other expenses	1.3	0.6

Operating income	113.7	165.7
Add: Depreciation and amortization	72.0	68.3

Operating EBITDA	$185.7	$234.0

(3)	Represents the closing market price of our shares of common stock on the NASDAQ Global Select Market on December 30, 2016 and December 31, 2015, respectively.
(4)	The reduction in equity in 2016 from 2015 resulted from net income being more than offset by the non-cash reduction of our long-term assets as a result of changes in foreign currency exchange rates.

Foreign Currency Compensation

All of the cash compensation paid to our Named Executive Officers, referred to as “NEOs”, being primarily salary and annual bonuses, is paid in euros (or “€”) or Canadian dollars (or “C$”). Such amounts are then translated into dollars using the average Federal Reserve Bank of New York spot rate for the appropriate period. As a result, reported compensation amounts decline in periods when the dollar strengthens against the euro and Canadian dollar and conversely increase when the dollar declines versus such currencies.

Executive Compensation Highlights

Our executive compensation program is designed to achieve the following key objectives:

•	Pay for performance by having a significant portion of an executive’s compensation performance based or “at risk”;

•	Attract and retain top talent by competing effectively for high quality individuals whose efforts and judgments are vital to our continued success;

•	Create an environment in which our executives are motivated to achieve and maintain superior performance levels and goals consistent with our overall business strategy;

•	Reward and compensate our executives for their contribution to our overall success and for their individual performance during the relevant fiscal year; and

•	Align the interests of our executives with the long-term interests of our Shareholders.

Some of the compensation practices we employ to achieve our objectives include:

What We Do	What We Don’t Do

•      Pay for performance

•      Deliver a significant portion of executives’ total direct compensation in the form of variable compensation

•      Utilize performance-based equity awards with vesting requirements determined and judged by our Compensation and Human Resources Committee

•      Manage share usage conservatively

•      Conduct annual “say-on-pay” advisory votes

•      Prohibit executives from engaging in hedging transactions with respect to our stock

•      Maintain a clawback policy

•      Assess risks to our compensation policies and practices

•      Annually review the Compensation Committee’s charter

•      Have single-trigger change-in-control executive contracts

•      Provide significant perquisites

•      Provide “defined benefit” retirement plans for our executives

•      Provide supplemental executive retirement plans for our executives

•      Provide excise tax gross-ups of perquisites

•      Re-price stock options without shareholder approval; no grants below fair market value

•      Pay dividends on unvested long-term equity incentives

Independent Registered Public Accounting Firm

As a matter of governance practices, our Audit Committee is asking shareholders to ratify the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2017. The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP for 2016 and 2015.

	Year Ended December 31,
	2016	2015
Audit Fees	$937,886	$972,602
Audit-Related Fees	$23,777	$35,141
Tax Fees	$114,659	$138,844
All Other Fees	$554,572	$24,512

Total	$1,630,894	$1,171,099

Advisory Resolution to Approve Our Executive Compensation

We are asking shareholders to approve, on an advisory basis, our executive compensation policies and practices as described in our Compensation Discussion and Analysis, accompanying tables and related narrative contained in this proxy statement. The advisory vote, commonly referred to as a “say-on-pay vote”, gives shareholders the opportunity to vote on the compensation for our NEOs that is disclosed in this proxy statement. This vote is not intended to address any specific item of executive compensation, but rather the overall compensation for our NEOs and the philosophy, policies and practices described in this proxy statement.

Since this say-on-pay vote is advisory, it will not be binding on our board of directors or our Compensation and Human Resources Committee. However, both the board and such committee value the opinion of shareholders and will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The non-binding resolution approving our executive compensation was approved by 91% of the shareholders present or represented by proxy at our 2016 annual meeting of shareholders.

Approval of an Amendment to our 2010 Stock Incentive Plan to Increase the Number of Shares of Common Stock Available for Issuance under such Plan and Extend its Expiry Date

We are asking Shareholders to approve an amendment to our 2010 Stock Incentive Plan to increase the number of shares of common stock available for issuance under such plan by 2,250,000 shares and extend its expiry date from June 1, 2020 to May 31, 2027. We currently have 879,829 shares available for future issuance under such plan. The increase represents approximately 3% of our outstanding shares as at the Record Date.

After giving effect to the amendment, we would have 3,129,829 shares of common stock available for issuance under our 2010 Stock Incentive Plan, which is approximately 5% of our currently outstanding shares. Our Board believes that the amendment is necessary to provide us with a sufficient reserve of shares for future awards of various types needed to attract, retain and motivate key employees and non-employee directors.

MERCER INTERNATIONAL INC.

Suite 1120, 700 West Pender Street

Vancouver, B.C., V6C 1G8, Canada

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation by management of Mercer International Inc. of proxies for use at the annual meeting of our shareholders (“Shareholders”) to be held in Oceanview Suite 7, R-Restaurant Level, Pan Pacific Hotel, 999 Canada Place, Vancouver, British Columbia, Canada at 10:00 a.m. (Vancouver time) on May 31, 2017 (the “Meeting”), or any adjournment, postponement or rescheduling thereof.

References to “we”, “our”, “us”, the “Company” or “Mercer” in this Proxy Statement mean Mercer International Inc. and its subsidiaries unless the context clearly suggests otherwise. References to “fiscal year” means an annual period ended December 31. Information herein for 2016 generally refers to our 2016 fiscal year.

If a proxy in the accompanying form (a “Proxy”) is properly executed and received by us prior to the Meeting or any adjournment, postponement or rescheduling thereof, our shares of common stock, par value $1.00 per share, herein referred to as the “Shares”, represented by such Proxy will be voted in the manner directed. In the absence of voting instructions, the Shares will be voted for the proposals set out in the accompanying Notice of Annual Meeting of Shareholders. Please see the Proxy for voting instructions.

A Proxy may be revoked at any time prior to its use by filing a written notice of revocation of proxy or a later dated Proxy with the Company’s registrar and transfer agent at Proxy Services, c/o Computershare Investor Services, P.O. Box 30202, College Station, TX 77842-9909. A Proxy may also be revoked by submitting another Proxy with a later date over the

Internet, by telephone, to our registrar and transfer agent or by voting in person at the Meeting. Attending the Meeting will not, in and of itself, constitute revocation of a Proxy.

The holders of one-third of the outstanding Shares entitled to vote at the Meeting, present in person or represented by Proxy, constitutes a quorum for the Meeting. Shares represented by proxies that reflect abstentions or broker non-votes (i.e., Shares held by a broker/dealer or other nominee that are not voted because the broker/dealer or other nominee does not have the authority to vote on a particular matter) will be counted as Shares that are present and entitled to vote for the purposes of determining the presence of a quorum for the Meeting.

In accordance with rules of the Securities and Exchange Commission, referred to as the “SEC”, we are furnishing our proxy materials related to the Meeting primarily via the Internet, instead of mailing printed copies of those materials to each Shareholder. Beginning on or around April 19, 2017, we mailed a Notice of Internet Availability to our Shareholders (other than those who had previously requested electronic or paper delivery) containing instructions on how to access our proxy materials, including this Proxy Statement and our annual report for 2016 (the “2016 Annual Report”), which includes our annual report on Form 10-K for the fiscal year ended December 31, 2016 (the “Form 10-K” or “2016 Form 10-K”). The Notice of Internet Availability also instructs you on how to vote over the Internet. This process is designed to expedite Shareholders’ receipt of proxy materials, lower the cost of the Meeting and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise. This Proxy Statement, accompanying Proxy and the 2016 Annual Report will be available on or around April 17, 2017 at www.proxyvote.com for Shareholders.

Proxies may also be solicited by mail, telephone, facsimile or personal contact by our directors, officers or regular employees without additional compensation. All proxy-soliciting expenses in connection with the solicitation of votes for the Meeting will be borne by the Company.

Our Board has set the close of business on March 24, 2017 as the record date (the “Record Date”) for the determination of Shareholders entitled to notice of and to vote at the Meeting or any adjournment, postponement or rescheduling thereof.

COMMONLY ASKED QUESTIONS AND ANSWERS

Q:	Why am I receiving these materials?

A:

This Proxy Statement describes the proposals upon which you, as a Shareholder, will vote at the Meeting. It also gives you information on the proposals, as well as other information so that you can make an informed decision.

Q:	Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?

A:

Rules adopted by the SEC allow companies to choose the method for delivering proxy materials to shareholders. We have elected to mail a notice regarding the availability of proxy materials on the Internet rather than sending a full set of these materials in the mail to our Shareholders (other than those who had previously requested electronic or paper delivery). This notice will be mailed to our Shareholders beginning on or around April 19, 2017, and our proxy materials will be posted on both our corporate website (www.mercerint.com) and the website referenced in the notice (www.proxyvote.com) on the same day. Utilizing this method of delivery expedites receipt of proxy materials by our Shareholders and lowers the cost of the Meeting. If you are a Shareholder and would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the notice for requesting copies.

Q:	What is the Proxy?

A:

If you requested to receive printed proxy materials, these materials include an accompanying Proxy. The Proxy enables you to appoint Jimmy S.H. Lee and David M. Gandossi as your representatives at the Meeting. By completing and returning the Proxy, you are authorizing Mr. Lee and Mr. Gandossi to vote your Shares at the Meeting as you have instructed them on the Proxy. This way your Shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, it is a good idea to complete and return your Proxy before the date of the Meeting just in case your plans change.

Q:	Who can vote at the Meeting?

A:

Registered Shareholders who own our Shares on the Record Date may attend and vote at the Meeting. Each Share is entitled to one vote. There were 64,973,653 Shares outstanding on the Record Date. If you own your Shares through a brokerage account or in another nominee form, you must provide instructions to the broker or nominee as to how your Shares should be voted. Your broker or nominee will generally provide you with the appropriate forms at the time you receive this Proxy Statement. If you own your Shares through a brokerage account or nominee, you cannot vote in person at the Meeting unless you receive a Proxy from the broker or the nominee.

Q:	What am I voting on?

A:

We are asking you to vote: (i) for the election of the Company’s directors for the ensuing year; (ii) for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017; (iii) for the approval, on a non-binding advisory basis, of the compensation disclosed in this Proxy Statement of the Company’s executive officers who are named herein in the Summary Compensation Table; and (iv) for the approval of an amendment to the Company’s 2010 Stock Incentive Plan (the “2010 Plan”) to increase the number of Shares available for issuance under such plan and extend its expiry date.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THESE PROPOSALS.

Q:	How do I vote?

A:	Registered Shareholders may vote on the Internet, by mail, in person at the Meeting or by phone.

Voting on the Internet. Go to www.investorvote.com/merc or scan the QR code provided in your Proxy with your smartphone.

Follow the instructions to obtain your records and submit an electronic ballot. You should have your Proxy in hand when you access the website.

Voting by Mail. Complete, date, sign and mail the Proxy in the enclosed postage pre-paid envelope. If you mark your voting instructions on the Proxy, your Shares will be voted as you instruct. Please see the Proxy for voting instructions.

Voting in Person. If you are a registered Shareholder and attend the Meeting, you may vote in person as instructed at the Meeting. However, if you hold your Shares in street name and you wish to attend and vote your Shares at the Meeting, you will first need to obtain a legal proxy from your broker, bank or other intermediary that is the holder of record of your Shares and bring it with you to the Meeting. Otherwise, you will not be permitted to vote in person at the Meeting.

Voting by Telephone. Call 1-800-652-VOTE (8683) from any touch-tone telephone and follow the instructions. You should have your Proxy in hand when you call.

If you own your Shares through a brokerage account or in other nominee form, you should follow the instructions you receive from the record holder to see which voting methods are available.

Q:	What does it mean if I receive more than one Proxy?

A:	It means that you hold Shares in multiple accounts. Please complete and return all Proxies to ensure that all your Shares are voted in accordance with your instructions.

Q:	What if I change my mind after returning my Proxy?

A:	If you are a registered Shareholder, you may revoke your Proxy and change your vote at any time before it is voted at the Meeting. You may do this by:

•	sending a signed notice of revocation of proxy to our registrar and transfer agent at the address set out above stating that the Proxy is revoked;

•	submitting another Proxy with a later date over the Internet, by telephone or to our registrar and transfer agent at the address set out above; or

•	voting at the Meeting.

Your Proxy will not be revoked if you attend the Meeting but do not vote.

If you own your Shares through a broker or other nominee and wish to change your vote, you must send those instructions to your broker or nominee.

Q:	Will my Shares be voted if I do not sign and return my Proxy?

A:

If your Shares are registered in your name, they will not be voted unless you submit your Proxy or vote in person at the Meeting. If your Shares are held in street name, your broker/dealer or other nominee will not have the authority to vote your Shares unless you provide instructions. If you do not instruct such broker/dealer or other nominee as to how to vote your Shares, NASDAQ rules allow such nominee to vote your Shares only on routine matters. Proposal 2, the ratification of the selection of the Company’s independent registered public accounting firm for fiscal 2017, is the only matter for consideration at the Meeting that NASDAQ rules deem to be routine. For all other proposals, you must submit voting instructions to the nominee that holds your Shares if you want your vote to count.

Q:	Who will count the votes?

A:

Agents of the Company will tabulate the Proxies. Additionally, votes cast by Shareholders voting in person at the Meeting are tabulated by a person who is appointed by our management before the Meeting.

Q:	How many Shares must be present to hold the Meeting?

A:	To hold the Meeting and conduct business, at least one-third of the outstanding Shares entitled to vote at the Meeting must be present at the Meeting. This is called a quorum.

Votes are counted as present at the Meeting if a Shareholder either:

•	is present and votes in person at the Meeting; or

•	has properly submitted a Proxy.

Abstentions and broker non-votes (i.e., Shares held by a broker/dealer or other nominee that are not voted because the broker/dealer or other nominee does not have the authority to vote on a particular matter) will be counted for the purposes of determining the presence of a quorum.

Q:	How many votes are required to elect directors?

A:

The affirmative vote of a majority of the Shares voted at the Meeting is required to elect our directors. However, our corporate governance guidelines, referred to as the “Governance Guidelines”, provide that in uncontested directors’ elections any nominee for director who receives a greater number of votes “Withheld” for his or her election than votes “For” such election (a “Majority Withheld Vote”) will promptly tender his or her resignation as a director to our Governance and Nominating Committee which will, without participation of the director so tendering his or her resignation, consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by the director so tendering his or her resignation, will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the Shareholder vote. We will promptly issue a press release disclosing the Board’s decision and, if the Board rejects the resignation offer, its reasons for such decision. We will also promptly disclose this information in a filing with the SEC.

Q:	How many votes are required to adopt the other proposals?

A:	The ratification of the appointment of PricewaterhouseCoopers LLP, the non-binding approval of the compensation of our executive officers named herein and the approval of an amendment to the 2010 Plan will require the affirmative vote of a majority of the Shares represented at the Meeting and entitled to vote thereon.

Q:	What is the effect of withholding votes or “abstaining”?

A:

You can withhold your vote for any nominee in the election of directors. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome (other than potentially triggering the director resignation requirements set forth in our Governance Guidelines and as described above). On other proposals, you can “Abstain”. If you abstain, your Shares will be counted as present at the Meeting for purposes of that proposal and your abstention will have the effect of a vote against the proposal.

Q:	How are votes counted?

A:

You may vote “For” or “Withhold” your vote on the proposal to elect directors. You may vote “For” or “Against” or “Abstain” on the proposals to ratify the selection of our independent registered public accounting firm, approve the compensation of our executive officers named herein and approve the amendment to the 2010 Plan. If you withhold or abstain from voting on a proposal, it will have the practical effect of voting against the proposal.

If you sign and return your Proxy without voting instructions, your Shares will be voted in accordance with the Board’s recommendations for the proposals described in this Proxy Statement.

Q:	Could other matters be discussed at the Meeting?

A:

We do not know of any other matters to be brought before the Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Meeting for consideration, the persons named in the Proxy will have the discretion to vote on those matters on your behalf.

Q:	Where and when will I be able to find the voting results?

A:	You can find the official results of voting at the Meeting in a current report on Form 8-K filed with the SEC within four business days of the Meeting.

Even if you plan to attend our annual meeting in person, please cast your vote as soon as possible by:

using the Internet at • www.investorvote.com (for registered shareholders) • www.proxyvote.com (for beneficial shareholders)	calling toll-free 1-800-652-VOTE (8683) within the United States, U.S. territories and Canada
scanning the QR code provided in your proxy with your smartphone	mailing your signed proxy or voting instruction form

PROPOSAL 1 - ELECTION OF DIRECTORS

In accordance with our articles of incorporation and bylaws, each as may be amended from time to time, our Board is authorized to fix the number of the Company’s directors at not less than three (3) and not more than thirteen (13) and has fixed the number of directors at nine (9). There is currently a full complement of nine (9) members of the Board. Directors are elected at each annual meeting of Shareholders to hold office until the next annual meeting. The persons identified below are nominated to be elected at the Meeting for the ensuing year. Other than Marti Morfitt, all of the nominees are currently directors of the Company previously elected by Shareholders. Despite the expiration of a director’s term, the director shall continue to serve until the director’s successor is elected and qualified or until there is a decrease in the number of directors. If for any unforeseen reason any of the nominees for director declines or is unable to serve, Proxies will be voted for the election of such other person or persons as shall be designated by the directors. Our Board has no reason to believe that any of the nominees will be unable or will decline to serve, if elected. Proxies received which do not specify a choice for the election of the nominees will be voted “FOR” each of the nominees. Proxies cannot be voted for more than nine (9) persons since that is the total number of nominees.

Set forth below is certain information furnished to us by the director nominees. There are no family relationships among any of our current directors, nominees or executive officers. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of the Company.

We believe that our directors should satisfy a number of qualifications, including demonstrated integrity, a record of personal accomplishments, a commitment to participation in board activities and other traits discussed below in “Our Director Nominations Process”. We also endeavor to have a Board representing a range of skills and depth of experience in areas that are relevant to and contribute to the Board’s oversight of our operations.

The Board believes its current size is appropriate for the size and scope of our business.

We believe that the following nominees represent a desirable mix of backgrounds, skills and experiences. Additionally, we believe that the specific leadership skills and other experiences of the nominees described below, particularly in the areas of forest products, senior executive leadership, financial accounting/reporting, public company board experience, investment management, capital markets and finance, provide us with the perspectives and judgment necessary to guide our strategies and monitor their execution.

Following the biographical information for each director nominee, we describe the key experience, qualifications and skills our director nominees bring to the Board that, for reasons discussed below, are important in our business. The Board considered these experiences, qualifications and skills and the directors’ other qualifications in determining to recommend that the directors be nominated for election:

•

Forest products and related industry experience. We seek directors who have knowledge of and experience in the forest products industry, which is useful in understanding the operations of large manufacturing facilities, fiber procurement, pulp and energy production, wood processing, logistics and sales aspects of our business. Relevant experiences might include, among other things, forest products CEO experience, international experience, other public company board experience and relevant senior-level expertise in one or more of the following areas: timber harvesting, bioenergy, chemicals, forest products, pulp mills, sawmills, capital markets, finance and accounting.

•

Senior leadership experience. We believe that it is important for our directors to have served in senior leadership roles at other organizations, which demonstrates strong abilities to motivate and manage others, to identify and develop leadership qualities in others and to manage organizations.

•

Public company board experience. Directors who have served on other public company boards can offer advice and perspective with respect to board dynamics and operations, oversight and leadership, the relationship between the board and management and other matters, including corporate governance, executive compensation and oversight of strategic, risk-management, operational and compliance-related matters.

•

Capital markets and financial experience. Directors who have capital markets experience can offer advice and perspective on investor expectations and perspectives, capital raising, financing strategic transactions, including mergers and acquisitions and financial statements and financial reporting matters.

•

International business experience. We operate internationally and all of our employees are outside the United States and a majority are outside North America. A significant majority of our customers are located in Europe and China. Accordingly, international business experience is desirable for our directors to have.

Nominees for Election as Directors

Jimmy S.H. Lee

JIMMY LEE, age 60, has served as a director since May 1985, as Executive Chairman since July 2015 and as President and Chief Executive Officer from 1992 to 2015. In March 2016, Mr. Lee was appointed a director of Golden Valley Mines Ltd. Previously, during the period when MFC Bancorp Ltd. was our affiliate, he served as a director from 1986 and President from 1988 to December 1996 when it was spun out. Mr. Lee was also a director of Quinsam Capital Corp. from March 2004 to November 2007 and Fortress Paper Ltd. from August 2006 to April 2008. During Mr. Lee’s tenure with Mercer, we acquired the Rosenthal mill and converted it to the production of kraft pulp, constructed and commenced operations at the Stendal mill and acquired the Celgar mill. He holds a Bachelor of Science Degree in Chemical Engineering from the University of British Columbia, Canada.

Director Qualifications

•

Mr. Lee possesses particular knowledge and experience in our business as a “founder” and as our former Chief Executive Officer for over 24 years. He also has broad knowledge and experience in finance, mergers and acquisitions, and banking, credit markets, international markets, derivative risk management and capital allocation. Through his experience and background, Mr. Lee provides vision and leadership to the Board. Mr. Lee also provides the Board with insight and information regarding our strategy, operations and business.

David M. Gandossi

DAVID GANDOSSI, age 59, has served as a director and as Chief Executive Officer and President since July 2015 and served as Executive Vice-President, Chief Financial Officer and Secretary from August 2003 to July 2015. His previous roles included Chief Financial Officer and other senior executive positions with Formation Forest Products and Pacifica Papers Inc. Mr. Gandossi holds a Bachelor of Commerce degree from the University of British Columbia and is a Fellow of the Institute of Chartered Professional Accountants of British Columbia in Canada. Since 2007, Mr. Gandossi has chaired the B.C. Pulp and Paper Task Force, a joint government industry and labor effort, participated in the Pulp and Paper Advisory Committee to the BC Competition Council and was a member of B.C.’s Working Roundtable on Forestry. He is currently a Director of FPInnovations and Chair of the FPI National Research Advisory Committee. He has also co-chaired the BC Bio-economy Transformation Council, a collaborative effort between Government and industry.

Director Qualifications

•

Mr. Gandossi has a strong background in our business and industry, having held various roles with us since 2003 and various other senior executive positions within the forestry industry since 1994. Mr. Gandossi brings to the Board a proven track record and a deep understanding of the pulp business on a global basis. As our Chief Executive Officer, Mr. Gandossi also provides the Board with exposure to the Company’s executive team and insight into our specific strategic and operational challenges and opportunities.

Eric Lauritzen

ERIC LAURITZEN, age 78, has served as a director since June 2004. From 1994 until his retirement in 1998, he was President and Chief Executive Officer of Harmac Pacific, Inc., a TSX-listed pulp producer that was acquired by Pope & Talbot Inc. From 1981 to 1994, he served as Vice President, Pulp and Paper Marketing of MacMillan Bloedel Limited, a TSX-listed North American pulp and paper company that was acquired by Weyerhaeuser Company Limited. Mr. Lauritzen has accumulated extensive executive, production and marketing experience in the pulp and paper industry, particularly in the softwood kraft pulp sector. He received his Bachelor of Commerce degree in 1961 from the University of British Columbia and his M.B.A. in 1963 from Harvard Business School.

Director Qualifications

•

Mr. Lauritzen brings to the Board broad industry and leadership experience, public company board experience and understanding of the pulp business on a global basis, including sales and marketing. He also provides leadership to our Board on board practices, governance matters and succession planning in his role as the Lead Director of the Board.

William McCartney

WILLIAM D. MCCARTNEY, age 61, has served as a director since January 2003. He has been the President and Chief Executive Officer of Pemcorp Management Inc., a corporate finance and management consulting firm, since its inception in 1990. From 1984 to 1990, he was a founding partner of Davidson & Company, Chartered Accountants, where he specialized in business advisory services. He has been involved with numerous capital restructuring and financing events involving several public companies and brings substantial knowledge relating to the financial accounting and auditing processes. He is a member of the Local Advisory Committee of the TSX and TSX Venture Exchange. He is a chartered accountant and has been a member of the Chartered Professional Accountants of Canada since 1980. He holds a Bachelor of Arts degree in Business Administration from Simon Fraser University.

Director Qualifications

•

Mr. McCartney has extensive experience in accounting, financial and capital markets and international markets. He provides the Board with insight and leads its review and understanding of accounting, financial and reporting matters. Mr. McCartney provides the Board experience and leadership on accounting and financial matters in his role as Chair of the Board’s Audit Committee.

Bernard Picchi

BERNARD PICCHI, age 67, has served as a director since June 2011. He is now Managing Director of Private Wealth Management for Palisade Capital Management, LLC, of Fort Lee, New Jersey, and has been in that role since July 2009. Before joining Palisade, Mr. Picchi served as Managing Partner of Willow Rock Associates from August 2008 through June 2009, a company which advised securities firms on energy investments. From March 2003 through July 2008, Mr. Picchi served as Senior Energy Analyst at two independent research firms based in New York City, Foresight Research Solutions (2003-2005) and Wall Street Access (2006-2008). From 1999 through 2002, he was Director of U.S. Equity Research at Pittsburgh-based Federated Investors, where he also managed the Capital Appreciation Fund, a 5-star rated (during his tenure) $1.5 billion equity mutual fund. Before Federated Investors, Mr. Picchi enjoyed a 20-year career on Wall Street (Salomon Brothers, Kidder Peabody, and Lehman Brothers) both as an award-winning energy analyst and as an executive

(Director of U.S. Equity Research at Lehman in the mid-1990s). He began his post-college career at Mellon Bank in Pittsburgh, Pennsylvania. Mr. Picchi holds a Bachelor of Science degree in Foreign Service from Georgetown University, and he has achieved the professional designation Chartered Financial Analyst. He has also served on various non-profit boards, most notably that of the Georgetown University Library on which he has served for the past 30 years.

Director Qualifications

•

Mr. Picchi brings to our Board his significant experience and financial expertise in the capital markets, investments and analysis of public companies. His broad experience in the capital markets and particularly as a financial analyst and wealth manager provide the Board with valuable insight into the expectations, concerns and interests of investors, Shareholders and the capital markets generally.

James Shepherd

JAMES SHEPHERD, age 64, has served as a director since June 2011. He is also currently a director of Buckman Laboratories International Inc. Mr. Shepherd was President and Chief Executive Officer of Canfor Corporation from 2004 to 2007 and Slocan Forest Products Ltd. from 1999 to 2004. He is also the former President of Crestbrook Forest Industries Ltd. and Finlay Forest Industries Limited and the former Chairman of the Forest Products Association of Canada. Mr. Shepherd has previously served as a director of Conifex Timber Inc., Canfor Corporation and Canfor Pulp Income Fund (now Canfor Pulp Products Inc.). Mr. Shepherd holds a degree in Mechanical Engineering from Queen’s University.

Director Qualifications

•

Mr. Shepherd has held several chief executive officer leadership and other senior positions in the forest industry. As a result, Mr. Shepherd brings to the Board extensive senior executive experience relevant to our operations, public company board experience and an understanding of all aspects of the forest products business, ranging from fiber harvesting to lumber and pulp and paper operations. He also brings to our Board significant experience and background in the designing, execution and implementation of large, complex capital projects at large manufacturing facilities like our mills.

Keith Purchase

KEITH PURCHASE, age 73, has served as a director since June 2012. Mr. Purchase was Executive Vice-President and Chief Operating Officer for MacMillan Bloedel Ltd. from 1998 to 1999, President and Chief Executive Officer of TimberWest Forest Ltd. from 1994 to 1998 and Managing Director of Tasman Pulp and Paper from 1990 to 1994. Mr. Purchase was previously a director of Catalyst Paper Corporation and Chair of its board of directors.

Director Qualifications

•

Mr. Purchase has held several very senior positions in significant companies involved in the forestry industry, including internationally. He brings to the Board extensive senior executive experience relevant to the Company’s operations, as well as significant public company board experience from a wide variety of companies.

Nancy Orr

NANCY ORR, age 66, has served as a director since May 2013. Ms. Orr is also a director of Protocol Biomass Corp., Prometic Life Sciences Inc. and Ressources Québec, a subsidiary of Investissement Québec. Ms. Orr’s previous experience includes serving as President of Dynamis Group Inc. from 1991 to 2007, a private company involved in the energy and wood recycling sectors in Europe and the United States. She brings to the Board significant experience as a senior executive, director and audit and compensation committee member of a wide variety of publicly traded companies and government corporations, including the Bank of Canada, Dundee Wealth Management Inc., Fibrek Inc., Donohue Inc., les Services Financiers CDPQ – la Caisse de dépôt et placement du Québec, H.E.C. Montréal and FRV Media Inc. Ms. Orr is a member of the Women Corporate Directors and a Fellow member of the Chartered Professional Accountants of Quebec and holds a Master of Business Administration from Queen’s University and a Bachelor of Arts degree from the University of Western Ontario.

Director Qualifications

•

Ms. Orr brings to the Board extensive experience and knowledge in the forest products industry, in international markets and in financial and accounting matters. She provides the Board with valuable experience and insight into board and governance practices and accounting matters.

Marti Morfitt

MARTI MORFITT, age 59, is currently the President and Chief Executive Officer of River Rock Partners, Inc., a business consulting group based in Naples, Florida. Ms. Morfitt was the Chief Executive Officer of Airborne, Inc. from 2009 to 2012, the President and Chief Executive Officer, Chief Operating Officer and a Director of CNS, Inc. and the VP, Meals US of the Pillsbury Company from 1982 to 1998. She currently serves as a director of Graco Inc. and lululemon athletica, Inc.

Director Qualifications

•

Ms. Morfitt brings a track record of industry leading business performance in the consumer packaged goods industry. She brings to the Board extensive senior executive experience, as well as significant public company board experience from a wide variety of companies.

Majority Withheld Policy in Uncontested Director Elections

In order to provide Shareholders with a meaningful role in the outcome of director elections, our Board has adopted a provision on voting for directors in uncontested elections as part of our Governance Guidelines. In general, this provision provides that any nominee in an uncontested election who receives more votes “Withheld” for his or her election than votes “For” his or her election must promptly tender an offer of resignation following certification of the Shareholder vote to our Governance and Nominating Committee which will, without the participation of any director so tendering his or her resignation, consider the resignation and recommend to the Board whether to accept the resignation offer. The Board, without the participation of any director so tendering his or her resignation, will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the Shareholder vote. Any such tendered resignation will be evaluated in light of the best overall interests of the Company and its Shareholders. Our Board’s decision will be disclosed in a Form 8-K furnished by the Company to the SEC within four business days of the decision. If our Board decides to turn down the tendered resignation, or to pursue any additional action (as described above or otherwise), then the Form 8-K will disclose the Board’s reasons for doing so. If each member of the Governance and Nominating Committee receives a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will act as a committee to consider the resignation offers and recommend to the Board whether to accept them. Any director who offers to resign pursuant to this provision will not participate in any actions by either the Governance and Nominating Committee or the

Board with respect to accepting or turning down his or her own resignation offer. The complete terms of this provision are included in our Governance Guidelines which can be found at the “Investors - Governance” link on our website at www.mercerint.com.

The election of directors at the Meeting is an uncontested election.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

Snapshot of Attributes of Director Nominees

All director nominees exhibit the following personal attributes:

• Integrity	• Diversity
• Prepared to represent the best interests of all shareholders	• A proven record of success • Collegiality
• Prepared to participate actively in board activities

Our director nominees also have the following qualifications:

Board Tenure and Refreshment

Maintaining an appropriate balance of tenure among directors is part of the Board’s consideration. Longer serving directors bring valuable experience and knowledge with respect to our business, industry and strategic and operational challenges. Newer directors bring, along with their own personal experiences, fresh perspective and ideas.

The tenure of our director nominees is as follows:

Since 2011, we have:

•	elected five new directors to our Board;

•	appointed a new independent Lead Director; and

•	expanded qualifications and diversity on our Board.

We believe that directors should not be subject to term or age limits. While term and age limits could facilitate fresh ideas and viewpoints being consistently brought to the Board, we believe they are counter-balanced by the disadvantage of causing the loss of directors who over a period of time have developed insight into our strategies, operations and risks and continue to provide valuable contributions to Board deliberations. We believe that our decision not to establish term or age limits is consistent with the prevailing practice among companies in the S&P 500. We recognize that certain governance stakeholders have suggested that longer-serving directors may have decreased independence and objectivity; however, we believe that arbitrarily removing knowledgeable directors and the oversight consistency they bring – particularly during periods of management change – weighs against strict restrictions on director tenure. Ultimately, it is our Board’s responsibility to establish board refreshment policies, using its discretion in the best interests of the Company and our Shareholders.

CORPORATE GOVERNANCE AND BOARD MATTERS

Role of the Board

Our Board makes major policy decisions, participates in strategic planning and reviews management’s performance and effectiveness. Certain important matters must be dealt with by our Board, such as the approval of financial statements and the declaration of dividends to our Shareholders. Through our Governance Guidelines and/or formal resolution, the Board reserves for itself the right to make certain decisions and delegates others to management. In some matters, management’s discretion is limited by dollar thresholds beyond which Board approval is required.

Key Areas of Board Oversight

Responsibility	Activities

Culture of Integrity	• Championing our values, as set out in our Code of Business Conduct and Ethics, and satisfying ourselves that a culture of integrity is maintained by us.

Strategic Planning

•      Overseeing our strategic direction and the formulation of our plans and priorities ensuring alignment with our risk appetite.

•      Annually approving our strategic plan and initiatives which takes into account, among other things, the opportunities and risks of our business.

•      Discussing aspects of strategy and monitoring the implementation of strategic initiatives.

•      Reviewing and approving our organizational structure.

•      Approving our financial objectives and operating plans, including significant capital expenditures and transactions that exceed delegated authorities.

•      Reviewing the results of our annual business performance assessments.

Risk Management

•      Overseeing and approving our risk management and appetite.

•      Through our Board committees, overseeing strategic risk policies and monitoring conduct.

•      Promoting a strong risk culture and ensuring conduct aligns with our business-wide risk appetite.

Financial Reporting and Internal Controls

•      Overseeing compliance with applicable audit, accounting and financial reporting requirements.

•      Requiring management to implement and maintain effective systems of internal control, including management information systems.

•      Through our Audit Committee, assessing the adequacy and effectiveness of systems of internal control.

•      Approving the quarterly and annual financial reports.

Talent Management and Succession Planning

Together with our Compensation and Human Resources Committee:

•      Reviewing strategies and programs for assessment and development of senior talent;

•      Supervising succession planning processes, which include selection, appointment and the development of our CEO and other senior executives; and

•      Evaluating and approving compensation of our Executive Chairman, CEO and senior management team in a manner consistent with practical incentives.

Governance

•      Through our Governance and Nominating Committee, monitoring best practices in governance, developing corporate governance principles and guidelines and establishing appropriate structures and procedures to allow our Board to function effectively and independently of management.

Governance Guidelines, Code of Conduct and Policies

Our Board has adopted Governance Guidelines, which include written charters for each Board committee, our Code of Business Conduct and Ethics and a Securities Law Compliance Policy, all of which are intended to provide a set of guidelines to assist the Board in ensuring that we adhere to proper standards of good governance. Our Board has also adopted a Hedging Transactions Policy, a Whistleblower Policy and an Anti-Corruption Policy.

Such guidelines, codes and policies, which are reviewed regularly and revised as necessary or appropriate in response to changing regulatory requirements and evolving best practices, are available on our website at www.mercerint.com under “Investors - Governance”.

Our Governance Guidelines:

•	provide for the duties and responsibilities of the Board, its committees and our officers;

•	provide for practices with respect to the holding of regular quarterly and strategic meetings of the Board, including separate meetings of non-employee directors; and

•	reserve to the Board specific approval and authority for certain decisions or matters.

Our Code of Business Conduct and Ethics, which applies to our directors and all of our executive officers, is designed to deter wrongdoing and promote:

•	honest and ethical conduct;

•	avoidance of conflicts of interest;

•	full, fair, accurate and timely disclosure in our public filings with the SEC;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code; and
•	accountability for adherence to the code.

Our Securities Law Compliance Policy applies to the handling of our material non-public information or other companies with whom we deal and the buying and selling of our stock and other securities and those of other companies.

Our Hedging Transactions Policy, which applies to our directors and all of our executive officers, is designed to prohibit such individuals from hedging their Mercer stock, including trading in options, puts, calls or other derivative instruments relating to our securities.

Our Whistleblower Policy provides a set of procedures for our employees to report on a confidential basis their concerns or complaints about questionable accounting or auditing matters or violations of legal or regulatory requirements and for the Audit Committee to receive and respond to such concerns and complaints.

Our Anti-Corruption Policy is designed to expand upon the provisions of our Code of Business Conduct and Ethics relating to international operations and ensure compliance by us and our directors, officers, employees and agents with the United States Foreign Corrupt Practices Act of 1977 (FCPA) and other applicable anti-corruption laws.

Board Meetings and Attendance

In 2016:

•	each current member of the Board attended 100% of all meetings of our Board;

•	all of our independent directors attended 100% of our executive sessions for independent directors without management; and

•

all of our directors attended the annual meeting held in June 2016. (Although we do not have a formal policy with respect to attendance of directors at our annual meetings, all directors are encouraged and expected to attend such meetings, if possible.)

Current committee membership and the number of meetings of our full Board and committees held in 2016 are shown in the table below:

	Board	Audit Committee	Compensation and Human Resources Committee	Governance and Nominating Committee	Environmental, Health and Safety Committee

Jimmy S.H. Lee

David M. Gandossi

Eric Lauritzen

William D. McCartney

Graeme A. Witts(1)

Bernard Picchi

James Shepherd

R. Keith Purchase

Nancy Orr

Number of 2016 Meetings	6	4	4	5	5

Chair	Member	Lead Independent Director

Note:

(1)	Mr. Witts has decided not to stand for reelection at the Meeting. Our Board has determined to propose Marti Morfitt as a director nominee to fill the vacancy created by Mr. Witts.

Affirmative Determination Regarding Director Independence

The NASDAQ listing standards require that a majority of the members of a listed company’s board of directors be independent. Based upon the

NASDAQ rules, our Board has determined that the following seven director nominees are independent and represent 78% of our director nominees:

Director Nominee Independence	Independent Director Nominees

• Eric Lauritzen • William D. McCartney • Bernard Picchi • James Shepherd • Keith Purchase • Nancy Orr • Marti Morfitt

Board Leadership Structure

Our Board is responsible for overseeing the exercise of corporate power and seeing that our business and affairs are managed to meet our own stated goals and objectives and that the long-term interests of our Shareholders are served.

The Governance and Nominating Committee, which is made up entirely of independent directors, is responsible for the continuing review of the governance structure of the Board, and for recommending to the Board governance structures and practices best suited for our particular situation. The Governance and Nominating Committee determines what leadership structure it deems appropriate, based on factors such as experience of the applicable individuals and the current business environment.

Our Board Leadership Structure	Practices

Leadership:

•      Executive Chairman – Jimmy Lee

•      Lead Director – Eric Lauritzen

•      Audit, Compensation and Human Resources and Governance and Nominating Committees led and composed solely by independent directors

•      Active engagement by all directors

Our Board leadership structure includes practices such as:

•      a Lead Director, who provides leadership to our independent directors, assists in establishing agendas for Board and committee meetings and chairs executive sessions of our independent directors; and

•      holding regular executive sessions at each Board meeting to allow for the active engagement of independent directors and appropriate oversight of management.

The Board believes our leadership structure and practices provide an optimal framework to guide the Company and maintain the focus required to achieve our long-term business goals.

Our Board believes that it should maintain flexibility to select our Chairman and its board leadership structure from time to time and our policies do not preclude our CEO from also serving as Chairman of the Board. Our Chairman, Mr. Lee, was formerly our CEO until 2015 when he became Executive Chairman. Our Board believes Mr. Lee serving as Executive Chairman while Mr. Lauritzen maintains his role as Lead Director allows the Board to benefit from Mr. Lee’s in-depth knowledge of our business and industry as well as leadership in formulating and implementing strategic initiatives.

In considering its leadership structure, the Board has taken a number of factors into account. In particular, the Governance and Nominating Committee has sought to ensure that independent backgrounds and opinions dominate both the Board and the Board’s committees. Consequently, the

Board, which consists of seven independent directors out of nine, who are highly qualified and experienced, exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the Chairs of our Board committees are independent directors, and the Audit Committee, Compensation and Human Resources Committee and Governance and Nominating Committee are composed entirely of independent directors.

Our Board leadership structure and practices, including the appointment of a Lead Director and meetings in executive sessions, support the independence of our non-employee directors. Meetings are also held formally and informally from time to time with our Executive Chairman and Chief Executive Officer for discussion of relevant subjects.

Duties and Responsibilities of Lead Director

Lead Director	Primary Responsibilities

Lead Director

Eric Lauritzen

Executive Sessions Led in 2016: 5

Average Attendance at Executive Sessions in 2016: 100%

The position of Lead Director comes with a clear mandate and significant authority. While the Lead Director is elected annually, in order to provide consistency and continuity, it is generally expected that he or she will serve for more than one year.

Mr. Lauritzen was appointed Lead Director and Chair of our Governance and Nominating Committee in January 2012.

•      Provide leadership to non-employee directors on the Board.

•      Ensure that the Board can operate independently of management.

•      Serve as a liaison between the independent directors and the Chairman and senior management of the Company.

•      Ensure that the Board has adequate resources to support its decision-making process and is appropriately approving strategy and supervising management.

•      Establish procedures to govern the Board’s work.

•      Develop and approve agendas and schedules for Board and committee meetings, as well as the agenda and materials for meetings of independent directors.

•      Annually review the effectiveness of the Board and committees.

•      Lead and assist the Board in the discharge of its duties and responsibilities.

•      Ensure that independent directors have adequate opportunities to meet and discuss without management present.

•      Chair meetings of the Board when the Executive Chairman is not in attendance.

•      Ensure delegated committee functions are carried out and reported to the Board.

•      Be the senior spokesperson for the Board on governance matters and executive management compensation matters.

•      Ensure that the Board receives adequate and regular updates from the Executive Chairman and Chief Executive Officer on all issues important to the business and future of the Company.

•      Call meetings of the independent directors as he or she determines from time to time.

Executive Sessions

Our Board believes it is important to have executive sessions without the Chief Executive Officer, Executive Chairman and other members of management, which are scheduled during every meeting of the Board. Our independent directors have robust and candid discussions at these executive sessions, during which they evaluate the performance of the Chief Executive Officer, Executive Chairman and other senior officers, our governance practices, the reports of our independent registered public accountants, the meetings themselves and any other relevant matter.

During 2016, Mr. Lauritzen was Lead Director and chaired all five (5) executive sessions of our independent directors. In 2017, our independent directors have determined to have two (2) executive sessions at each meeting of the Board, both before and after such meetings.

Committees of the Board

Our Board currently has four standing committees: the Audit Committee, the Compensation and Human Resources Committee, the Governance and Nominating Committee and the Environmental, Health and Safety Committee. Our committee meetings are generally open to all directors, who often voluntarily attend all committee meetings.

Audit Committee	Primary Responsibilities

Members in 2016:

•      William D. McCartney (Chair)

•      Graeme Witts*

•      Nancy Orr

* Mr. Witts has decided not to stand for reelection at the Meeting

Meetings in 2016: 4

Average Attendance in 2016: 100%

All members satisfy the audit committee independence requirements of the NASDAQ rules and are financially sophisticated, as interpreted by the Board.

Our Board has also determined that the committee Chair, Mr. McCartney, qualifies as an “audit committee financial expert”, as defined in applicable SEC rules and applicable NASDAQ listing standards.

•      Oversee our accounting and financial processes, including the review of the financial statements to be included in our annual reports on Form 10-K and quarterly reports on Form 10-Q, and our systems of internal accounting and financial controls.

•      Approve the Company’s independent registered public accounting firm and oversee the relationship, including reviewing registered public accounting firm independence, the scope of their work and the pre-approval of audit and non-audit services.

•      Meet with and review the results of the annual audit performed by the independent public accountants and the results of their review of our quarterly financial statements.

•      Recommend the selection of the Company’s independent registered public accounting firm.

•      Review and approve the terms of all related party transactions.

•      Establish and maintain procedures for receiving, reviewing and responding to complaints regarding accounting, internal accounting controls or auditing matters.

Compensation and Human Resources Committee	Primary Responsibilities

Members in 2016:

•      Bernard Picchi (Chair)

•      Graeme A. Witts*

•      James Shepherd

•      Nancy Orr

* Mr. Witts has decided not to stand for reelection at the Meeting

Meetings in 2016: 4

Average Attendance in 2016: 100%

All members of the Compensation and Human Resources Committee have been determined to be independent directors under NASDAQ rules.

•      Review and approve the strategy and design of the Company’s compensation, equity-based and benefits programs.

•      Analyze executive compensation data, including base salaries, annual bonuses, long-term incentives and pay, as well as executive compensation principles, strategies, trends, regulatory requirements and current programs.

•      Review and approve all compensation awarded to the Company’s executive officers.

•      Periodically review and make recommendations to our Board with respect to director compensation, including compensation for members of committees of the Board.

•      Administer the Company’s equity incentive plan, including reviewing and approving equity grants to executive officers.

•      Review annual goals and objectives of our key executive officers.

•      Review annual performance objectives and actual performance against previous year’s goals to evaluate individual performance and, in turn, compensation levels.

•      Review and approve succession plans for our key executive officers.

•      Review individual specific training and development requirements for our key executive officers.

•      Review the performance of members of our senior management team and the succession plans for each officer’s position and approve management development and succession planning practices and strategies.

•      Provide the Board with recommendations as to potential succession in the event of each senior officer’s termination of employment with the Company for any reason (including death or disability).

Compensation and Human Resources Committee	Primary Responsibilities

•      Consult with our Lead Director and our Chief Executive Officer with respect to the Chief Executive Officer’s annual assessment of our senior executives and their potential to succeed him. The full Board has the primary responsibility to develop succession plans for the position of Chief Executive Officer.

Governance and Nominating Committee	Primary Responsibilities

Members in 2016:

•      Eric Lauritzen (Chair)

•      William D. McCartney

•      Keith Purchase

Meetings in 2016: 5

Average Attendance in 2016: 100%

All members of the Governance and Nominating Committee have been determined to be independent directors under NASDAQ rules.

•      Manage the corporate governance system of the Board.

•      Assist the Board in fulfilling its duties to meet applicable legal and regulatory and self-regulatory business principles and codes of best practice.

•      Assist in the creation of a corporate culture and environment of integrity and accountability.

•      In conjunction with the Lead Director, monitor the quality of the relationship between the Board and management.

•      Review management succession plans.

•      Recommend to the Board nominees for appointment to the Board.

•      Lead the Board’s annual review of the Executive Chairman and Chief Executive Officer’s performance.

•      Set the Board’s forward meeting agenda.

Environmental, Health and Safety Committee	Primary Responsibilities

Members in 2016:

•      James Shepherd (Chair)

•      Jimmy S.H. Lee

•      R. Keith Purchase

Meetings in 2016: 5

Average Attendance in 2016: 100%

All members of the Environmental, Health and Safety Committee, other than Mr. Lee, have been determined to be independent directors under NASDAQ rules.

•      Review, approve and, if necessary, revise the environmental, health and safety policies and environmental compliance programs of the Company.

•      Monitor the Company’s environmental, health and safety management systems including internal and external audit results and reporting.

•      Provide direction to management on the frequency and focus of external independent environmental, health and safety audits.

Risk Oversight

The Board oversees the proper safeguarding of the assets of the Company, the maintenance of appropriate financial and other internal controls and our compliance with applicable laws and regulations and proper governance. Inherent in these responsibilities is the Board’s understanding and oversight of the various risks facing us. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for us to be competitive on a global basis and to achieve our long-term strategic objectives.

Oversight of Risk

•      The Board oversees risk management.

•      Board committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk oversight function.

•      Management is charged with managing risk, through robust internal processes and effective internal controls.

Effective risk oversight is an important priority of the Board. The Board has implemented a risk governance framework designed to:

•	understand critical risks in our business and strategy;

•	allocate responsibilities for risk oversight among the full Board and its committees;

•	evaluate our risk management processes and whether they are functioning adequately;

•	facilitate open communication between management and directors; and

•	foster an appropriate culture of integrity and risk awareness.

While the Board oversees risk management, our management is charged with managing risk. We have robust internal processes and an effective internal control environment which facilitate the identification and management of risks and regular communication with the Board. These include an enterprise risk management program under the leadership of the Chief Financial Officer, regular internal management disclosure committee meetings, Codes of Business Conduct and other policies, strong internal controls and a comprehensive external audit process. The Board and the Audit Committee monitor and oversee the evaluation of the effectiveness of the internal controls and the risk management program. Management communicates routinely with the Board, Board committees and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

The Board implements its risk oversight function both as a whole and through delegation to Board committees, which meet regularly and report back to the full Board. Board committees assist in carrying out the risk oversight function as follows:

Audit Committee: Oversees risks related to our financial statements, the financial reporting process and accounting and legal matters. The committee oversees the audit function, our ethics programs, including the Code of Business Conduct, our Whistleblower Policy and our quality, safety, environmental assurance and information technology security programs. The committee periodically receives reports on and discusses oversight of our risk management process and reviews significant risks and exposures identified by management or the independent auditors (whether financial, operating or otherwise), and management’s steps to address them. In connection with its oversight of these matters, the committee members will regularly meet separately with representatives of the independent auditors.

Compensation and Human Resources Committee: Evaluates the risks and rewards associated with our compensation philosophy and programs. As discussed in more detail in the Compensation Discussion and Analysis herein, the committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. Management discusses with the committee the procedures that have been put in place to identify and mitigate potential risks in compensation. This committee also oversees management development and succession planning across senior management positions.

Environmental, Health and Safety Committee: Oversees our environmental, health and safety policies and environmental compliance programs and associated risks relating thereto. In connection with such oversight, the committee regularly visits and tours our three mills and meets with mill-level managers, superintendents and other employees.

Governance and Nominating Committee: Oversees our governance practices, director succession and committee leadership to manage risks associated with corporate governance.

The full Board regularly evaluates and discusses risk, risk mitigation strategies and our internal control environment. Topics examined at this meeting include, but are not limited to, financial risks, political and regulatory risks, legal risks, information technology risks, economic risks and risks related to our productivity and reinvestment efforts. Because overseeing risk is an ongoing process and inherent in our strategic decisions, the Board also discusses risk throughout the year.

We believe that our Board leadership structure, previously discussed herein, supports the risk oversight function of the Board. We have an Executive Chairman, a Chief Executive Officer, a Lead Director and strong directors chair the various committees involved with risk oversight, there is open communication between management and directors and all directors are actively involved in the risk oversight function.

To learn more about risks facing us, you can review the factors included in “Part 1, Item 1A. Risk Factors” in the Form 10-K. The risks described in the Form 10-K are not the only risks facing the Company. Additional risks and uncertainties not currently known or that may currently be deemed to be immaterial also may materially adversely affect the Company’s business, financial condition or results of operations in future periods.

During fiscal 2016, risk areas of particular Board and committee focus included changes in foreign exchange rates, industry supply and demand balances, cybersecurity, the uncertain global economic environment and its effects on our business, Shareholder distributions and our continuing succession planning.

Our Director Nominations Process

Our Board is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to our Governance and Nominating Committee.

Criteria for Directors

Our Board believes that certain criteria should be met by director nominees to ensure effective corporate governance, support our strategies and businesses, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness, and support the successful recruitment of qualified candidates for the Board. Qualified candidates are those who, in the judgment of the Governance and Nominating Committee, possess certain personal attributes and a sufficient mix of experience and related attributes to assure effective service on the Board. The personal attributes of director nominees that the Governance and Nominating Committee considers include:

•	Best Interests of All Shareholders. Each candidate must be prepared to represent the best interests of all Shareholders and not just one particular constituency;

•

Integrity. Each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field;

•

Independence. No candidate, or family member (as defined in NASDAQ rules) or affiliate or associate (as defined in federal securities laws) of a candidate, shall have any material personal, financial or professional interest in any present or potential competitor of the Company;

•

Experience. Each candidate should possess professional and personal experiences and expertise relevant to our goals of being one of the world’s leading northern bleached softwood kraft pulp producers and a significant producer of “green” energy and chemical by-products. Such candidate’s experiences and expertise should also contribute to our pursuit of initiatives to generate additional revenues from the manufacture of by-products, such as chemicals, and the use of innovative cellulose technologies;

•

Active Participation. Each candidate must be prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the Governance and Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so;

•	Collegiality. Each candidate should contribute positively to the existing chemistry and collegial culture among Board members; and

•

Diversity. Each candidate should contribute to the Board’s overall diversity – diversity being broadly construed to mean a variety of viewpoints, perspectives, personal and professional experiences and backgrounds, such as nationality, gender and ethnicity differences.

The Board prefers a mix of backgrounds and experiences among its members. The Board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify and determine nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to high standards of Board service.

Processes for Identifying Director Candidates

Our Governance and Nominating Committee has two principal methods for identifying potential Board candidates (other than those proposed by Shareholders, as discussed below). First, such Committee solicits ideas for possible candidates from a number of sources, including other members of the Board, senior executives, individuals personally known to Board members and research. Additionally, the Governance and Nominating Committee may, from time to time, use its authority under its charter to retain, at our expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). The Governance and Nominating Committee did not retain a search firm during fiscal 2016.

Our Governance and Nominating Committee will also consider nominees recommended by Shareholders as candidates for Board membership.

A Shareholder wishing to nominate a candidate for Board membership should provide written notice to the Governance and Nominating Committee in the care of the Secretary, Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, B.C. V6C 1G8, Canada. To nominate a candidate for election to the Board at an annual meeting, the notice must be received not less than 120 days before the first anniversary of the date of the Company’s Proxy Statement released to Shareholders in connection with the annual meeting held in the prior year. The notice should contain information about both the nominee and the Shareholder making the nomination, including such information regarding each nominee required to be included in a proxy statement filed pursuant to SEC rules and regulations and such other information sufficient to allow the Governance and Nominating Committee to determine if the candidate meets the criteria for Board membership described above. The Governance and Nominating Committee may require that the proposed nominee furnish additional information to determine that person’s eligibility to serve as a director. All recommendations will be brought to the attention of the Governance and Nominating Committee.

Evaluation of Director Candidates

The Governance and Nominating Committee will consider and evaluate all candidates identified through the processes described above, including incumbents and candidates proposed by Shareholders.

If, based upon the Governance and Nominating Committee’s initial evaluation, the candidate continues to be of interest, members of the Committee will interview the candidate and communicate their evaluation to the rest of its members and the Executive Chairman and Chief Executive Officer. Additional meetings between the candidate and other members of the Governance and Nominating Committee and the Executive Chairman and Chief Executive Officer may also be arranged. Ultimately, background and reference checks will be conducted by the Governance and Nominating Committee.

As a result of its work and consideration of potential candidates, the Governance and Nominating Committee endeavors to maintain an evergreen list of potential candidates.

Recommendation and Nomination

After consideration, the Governance and Nominating Committee will finalize its list of recommended candidates to the Board for its consideration. Candidates who are then recommended by the Governance and Nominating Committee and approved by our Board are included in our recommended slate of director nominees in our proxy statement.

With Mr. Witts electing not to stand for re-election at the Meeting, the Governance and Nominating Committee reviewed a number of potential candidates and members of the Committee and the CEO met several candidates personally, both formally and socially. Based upon such reviews and meetings, the Committee recommended and the Board unanimously approved Ms. Morfitt to be nominated for election to the Board at the upcoming Meeting.

Potential Future Changes to Nomination Process

Our nomination policies are intended to provide a flexible set of guidelines for the effective functioning of our director nomination process. Our Governance and Nominating Committee reviews the nomination policy at least annually to consider and make such modifications as may be required to reflect our then needs and circumstances and to address any changes in applicable legal or listing standards. Our Governance and Nominating Committee may amend the nomination policy at any time, in which case the most current version will be available on our website.

Talent Management and Succession Planning

In light of the importance of executive leadership, we have a succession planning process which is held at least semi-annually. The process encompasses a broad group of managers and executives up to and including the Chief Executive Officer.

Our Compensation and Human Resources Committee, together with our Chief Executive Officer and assisted by our Lead Director, reviews our executive succession planning procedures, including management development activities. We generally strive to appoint our most senior executives from within. To this end, individuals who are identified as having potential for senior executive positions are evaluated by the Compensation and Human Resources Committee. The careers of such persons are monitored to ensure that, over time, they have appropriate exposure to our Board and interact with the Board in various ways, including through participation in certain Board meetings and other Board-related activities and meetings with individual directors, both in connection with director visits to our mills and otherwise. In addition, selected executives are provided with continuing management education through attendance at senior level educational programs, courses and seminars.

Director Education

New Director Education

Our new director orientation program covers our vision, strategies, risks, financial matters, internal controls, corporate governance practices and policies, succession planning and non-director compensation. As part of such orientation, new directors visit our three mills to better understand our operations.

Continuing Education

Our continuing education program consists of regular visits to our operating facilities, meetings and social engagements with our operating personnel, customer visits both in Europe and China and other meetings and visits on topical matters such as at research and development facilities. Most years, two directors, along with management representatives, attend meetings with customers and other market participants in China to broaden their understanding of this key market. We provide updates to our Board on relevant topics at meetings throughout the year. We also provide ongoing education to our directors through participation in the NYSE Board Program. We also reimburse directors who attend education programs and institutions for fees and related expenses.

Director Evaluation

Our Board annually reviews the effectiveness of the Board, its committees and individual directors as part of its ongoing commitment to improve their oversight, guidance and review of senior management.

This evaluation process is conducted by our Governance and Nominating Committee, which conducts an annual evaluation of our Board, Board committees and directors. The evaluation also evaluates our Executive Chairman, CEO and Lead Director. The process is led by Mr. Lauritzen, who is the Chair of the Governance and Nominating

Committee and our Lead Director. These evaluations help the Board develop priorities, form part of our assessment of the skills and competences needed by the Board to support our strategic objectives, consider potential director nominee candidates and refine our corporate governance practices.

Expectations of our Directors

In assessing our director effectiveness, we consider the following to be key criteria in each individual’s performance:

DEDICATION • Prioritizes our needs • Commits fully to the accountability and success of our Board • Seeks to continuously improve and raise the bar	ENGAGEMENT • Engages fully and makes a meaningful contribution at all meetings • Actively promotes collegiality • Considers the input of others and provides thoughtful advice

INTEGRITY • Works for our greater good • Demonstrates high ethical standards • Upholds our values	COURAGE • Appropriately challenges the status quo • Can make tough decisions • Champions change

BUSINESS ACUMEN • Focuses on the right performance outcomes • Balances short-, medium- and longer-term objectives • Exhibits sound judgment and thoughtfully balances trade-offs	STRATEGIC ORIENTATION • Discusses pros and cons of strategic initiatives • Assesses global opportunities for alignment with our overall strategy

Shareholder Communications with Board

Shareholders who wish to communicate with the Board (other than with respect to a complaint or concern regarding accounting, internal accounting controls or auditing matters which must be directed to the Audit Committee as described below) should send written correspondence to the Board in the care of the Secretary, Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, B.C. V6C 1G8, Canada. The correspondence should indicate that the person sending the correspondence is a Shareholder and set out the purpose of such communication. The secretary will: (i) forward the correspondence to the director to whom it is addressed or, in the case of correspondence addressed to the Board generally, to the Lead Director; (ii) attempt to handle the inquiry directly where it is a request for information about the Company; or (iii) not forward the correspondence if it is primarily commercial in nature or if it relates to an improper topic. All such correspondence will be summarized for the Board periodically, and each such correspondence will be made available to any director upon request.

Complaint Procedure

The Audit Committee has established procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential and anonymous submission by the Company’s employees and others of concerns regarding questionable accounting or auditing matters. A person wishing to notify the Company of such a complaint or concern should send a written notice thereof, marked “Private & Confidential’’, to the chairman of the Audit Committee, Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, B.C. V6C 1G8, Canada.

Shareholding Guideline for Non-Employee Directors

We have a target shareholding guideline in place for our non-employee directors which provides each non-employee director should, within three years of becoming a director, own a minimum number of Shares which is equal in value to three times the amount of their annual cash retainer. As of the Record Date, all of our non-employee directors who have been directors for at least three years as of such date, including our Lead Director, met the guideline amount.

Review and Approval of Related Party Transactions

The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that decisions are based on considerations other than our and our Shareholders’ best interests. As a result, the Board prefers to avoid related party transactions. However, the Board recognizes that there are situations where related party transactions may be in, and not inconsistent with, our and our Shareholders’ best interests.

As a result, pursuant to our Governance Guidelines and its Charter, the Board has delegated to the Audit Committee responsibility for reviewing and approving the terms and conditions of all proposed transactions between us, any of our officers, directors or Shareholders who beneficially own more than 5% of our outstanding Shares, or relatives or affiliates of any such officers, directors or Shareholders, to ensure that such related party transactions are fair and are in our overall best interest and that of our Shareholders.

In the case of transactions with employees, a portion of the review authority is delegated to supervising employees pursuant to the terms of our Code of Business Conduct and Ethics.

The Audit Committee has not adopted any specific procedures for conduct of reviews and considers each transaction in light of the facts and circumstances. In the course of its review and approval of a transaction, the Audit Committee considers, among other factors it deems appropriate:

•	whether the transaction is fair and reasonable to us;

•	the business reasons for the transaction;

•	whether the transaction would impair the independence of one of our non-employee directors; and

•	whether the transaction is material, taking into account the significance of the transaction.

The Audit Committee has the authority to approve a related party transaction if the committee determines that the transaction is on terms that are not inconsistent with our and our Shareholders’ best interests.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

DIRECTORS’ COMPENSATION

Directors’ Compensation

During the 2016 fiscal year, our non-employee directors received the following cash retainers and grants of restricted stock under the 2010 Plan:

	Cash Retainer		Shares of Restricted Stock
Non-Employee Directors (other than the Lead Director)		$60,000	5,000(1)
Lead Director		$100,000	8,000(1)
Chairman of Audit Committee	$	+20,000
Chairman of Compensation and Human Resources Committee	$	+20,000
Chairman of Governance and Nominating Committee	$	+10,000
Chairman of Environmental, Health and Safety Committee	$	+10,000

(1)

Shares of restricted stock were granted to our non-employee directors following our annual meeting of Shareholders held in 2016 and the restrictions thereon shall lapse on the first anniversary of the grant date, except as otherwise determined by the Compensation and Human Resources Committee.

In fiscal 2016, we also reimbursed our directors for expenses incurred in connection with their duties as our directors. Our directors do not receive fees for attendance at meetings of the Board or a committee.

The Compensation and Human Resources Committee is responsible for reviewing annually our director compensation practices in relation to those of our peer group companies. Any changes to be made to our director compensation practices must be recommended by the Compensation and Human Resources Committee for approval by the full Board.

Director Compensation Table

The following table sets forth information regarding compensation paid to our non-employee directors in their capacity as directors during the fiscal year ended December 31, 2016. Neither Mr. Lee, as our Executive Chairman, nor Mr. Gandossi, as our Chief Executive Officer, received any additional compensation for their respective services as directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Eric Lauritzen	110,000	75,280	-	-	-	-	185,280
William D. McCartney	80,000	47,050	-	-	-	-	127,050
Graeme A. Witts	60,000	47,050	-	-	-	-	107,050
James Shepherd	70,000	47,050	-	-	-	-	117,050
Bernard Picchi	80,000	47,050	-	-	-	-	127,050
Keith Purchase	60,000	47,050	-	-	-	-	107,050
Nancy Orr	60,000	47,050	-	-	-	-	107,050

(1)

Fees earned or paid in cash included an annual retainer of $60,000, which was paid to each of our non-employee directors, other than our Lead Director, in 2016. Our Lead Director received an annual retainer of $100,000 for his services in 2016. In 2016, the Chairman of the Audit Committee and the Chairman of the Compensation and Human Resources Committee each received an annual retainer of $20,000, while the Chairman of the Governance and Nominating Committee and the Chairman of the Environmental, Health and Safety Committee each received an annual retainer of $10,000 for their services in that regard.

(2)

Stock awards granted to non-employee directors consisted of shares of restricted stock. The amounts shown represent the aggregate grant date fair value for shares of restricted stock, as determined under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), excluding any forfeiture adjustments. For a discussion of the valuation assumptions, see Note 9 to our consolidated financial statements included in the 2016 Annual Report.

(3)

The grant date fair value is based on a Share value of $9.41 per Share, being the trading price at the time of grant, multiplied by stock awards of 5,000 shares of restricted stock which were granted to each of our non-employee directors, or 8,000 shares of restricted stock to our Lead Director, after our annual meeting of Shareholders held in 2016, provided that such non-employee director was either elected to the Board for the first time at such annual meeting or not elected to the Board for the first time at the 2016 annual meeting but will continue to serve as a member of the Board after the meeting and has been a director for at least six months.

Review of Director Compensation and 2017 Changes

In 2016, the Compensation and Human Resources Committee retained the compensation consulting firm of Willis Towers Watson, referred to as “WTW”, to advise it with respect to the compensation of our non-executive directors. WTW compared the compensation schedules for our non-executive directors with those of a group of 17 publicly listed U.S. and Canadian forest products and specialty chemical companies.

Based on its review of WTW’s comparison analysis and its discussions with WTW, the Compensation and Human Resources Committee recommended that: (i) no change be made to the cash component of our non-executive directors’ annual remuneration; and (ii) the annual award of shares of restricted stock, rather than being based upon a specific number of such shares, be assigned a specific dollar value, referred to as the “Grant Date Fair Value”, based on the trading price of our Shares at the time the shares of restricted stock are granted to our non-executive directors.

As a result, effective June 2017, the shares of restricted stock awarded to our directors annually will be assigned a Grant Date Fair Value of $70,000 for each non-executive director and $100,000 for our Lead Director, with the number of shares of restricted stock being rounded to the nearest five shares.

EXECUTIVE OFFICERS

The following provides certain background information about each of our executive officers other than Jimmy S. H. Lee and David M. Gandossi, whose information appears above under “Nominees for Election as Directors”:

David K. Ure, age 50, returned to Mercer in September 2013, assuming the role of Senior Vice President, Finance, and the role of Chief Financial Officer and Secretary from July 2015. Prior to serving as Vice President, Finance of Sierra Wireless Inc., Mr. Ure was Vice President, Controller at Mercer from 2006 to 2010. He has also served as Controller at various companies including Catalyst Paper Corp., Pacifica Papers Inc., and Trojan Lithograph Corporation, as well as CFO and Secretary of Finlay Forest Industries Inc. Mr. Ure has over 15 years’ experience in the forest products industry. He holds a Bachelor of Commerce in Finance from the University of British Columbia, Canada and is a member of the Chartered Professional Accountants of Canada.

Leonhard Nossol, age 59, has served as our Group Controller for Europe since August 2005. He has also been Managing Director of Rosenthal since 1997 and the sole Managing Director of Rosenthal since 2005. Before joining Mercer, Mr. Nossol was Director, Finance and Administration for a German household appliance producer from 1992 to 1997. Prior to this, he was Operations Controller at Grundig AG (consumer electronics) in Nürnberg. Mr. Nossol has been a member of the German Industry Federation’s (BDI) Tax Committee since 2003. He was elected President of the German Wood Users Association (AGR) in 2013. Mr. Nossol holds a Political Science degree from Freie Universität Berlin and a degree in Business Management from the University of Applied Sciences in Berlin.

Richard Short, age 49, has served as Vice President, Controller since February 2014 and as Controller from November 2010 to February 2014, prior to which he served as Controller and Director, Corporate Finance since joining Mercer in 2007. Previous roles include Controller, Financial Reporting from 2006 to 2007 and Director, Corporate Finance from 2004 to 2006 with Catalyst Paper Corporation and Assistant Controller at the Alderwoods Group Inc. Mr. Short holds a Bachelor of Arts in Psychology from the University of British Columbia and has been a member of the Chartered Professional Accountants of Canada since 1993.

David M. Cooper, age 63, has served as Vice President of Sales and Marketing for Europe since 2005. Mr. Cooper previously held a variety of senior positions around the world at Sappi Ltd. from 1982 to 2005. These roles included the sales and marketing of various pulp and paper grades and the management of a manufacturing facility. Mr. Cooper has more than 30 years of diversified experience in the international pulp and paper industry.

Eric X. Heine, age 53, has served as Vice President of Sales and Marketing for North America and Asia since June 2005. Mr. Heine was previously Vice President Pulp and International Paper Sales and Marketing for Domtar Inc. from 1999 to 2005. Mr. Heine has over 25 years of experience in the pulp and paper industry, including developing strategic sales channels and market partners to build corporate brands. He holds a Bachelor of Science in Forestry (Wood Science) from the University of Toronto, Canada.

Wolfram Ridder, age 55, has served as Vice President of Business Development since 2005, prior to which he served as Managing Director at Mercer’s Stendal mill from 2001 to 2005. Mr. Ridder also served as Vice President Pulp Operations, Assistant to CEO from 1999 to 2005 and Assistant Managing Director at the Rosenthal mill from 1995 to 1998. Prior to joining Mercer,

Mr. Ridder worked as a Scientist for pulping technology development at the German Federal Research Center for Wood Science and Technology in Hamburg from 1988 to 1995. Mr. Ridder has a Master of Business Administration and a Master of Wood Science and Forest Product Technology from Hamburg University.

Genevieve Stannus, age 47, has served as Treasurer since July 2005, prior to which she served as Senior Financial Analyst since joining Mercer in August 2003. Prior to her role at Mercer, Ms. Stannus held Senior Treasury Analyst positions with Catalyst Paper Corporation and Pacifica Papers Inc. Ms. Stannus has 21 years’ experience in the forest products industry. She is a member of the Chartered Professional Accountants of Canada.

Brian Merwin, age 43, has served as Vice President, Strategic Initiatives since February 2009. Mr. Merwin previously held roles within Mercer such as Director, Strategic and Business Initiatives, and Business Analyst. He was a key member of Celgar’s Green Energy Project, and was instrumental in the development of the BC Hydro energy purchase agreement and securing the ecoENERGY grant. Mr. Merwin has a Master of Business Administration from the Richard Ivey School of Business in Ontario, Canada and a Bachelor of Commerce Degree from the University of British Columbia, Canada.

SHARES OUTSTANDING AND OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were 64,973,653 Shares issued and outstanding on the Record Date. Each Share is entitled to one vote on each matter at the Meeting.

Share Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our Shares as of the Record Date by each Shareholder known by us to own more than five percent (5%) of our outstanding Shares other than as set forth under “Share Ownership of Directors and Executive Officers” below. Such information is based solely upon statements made in filings with the SEC or other information we believe to be reliable.

Name and Address of Owner	Number of Shares Owned	Percent of Outstanding Shares(1)
Peter R. Kellogg(2) c/o IAT Reinsurance Co. Ltd. 48 Wall Street, 30th Floor New York, NY 10005	19,516,595(2)	30.0%
Gates Capital Management, L.P.(3) 1177 Ave. of the Americas 32nd Floor New York, NY 10036	10,959,849(3)	16.9%
Dimensional Fund Advisers LP(4) Building One 6300 Bee Cave Road Austin, TX 78746	3,725,338(4)	5.7%

(1)	The percentage of outstanding Shares is calculated out of a total of 64,973,653 Shares issued and outstanding on the Record Date.
(2)

Based on Schedule 13D/A filed on February 14, 2017. A Form 4 previously filed on November 14, 2016 states that Mr. Kellogg holds 2,790,804 Shares directly and 16,319,954 Shares indirectly via IAT Reinsurance Co. Ltd.

(3)

Based on Schedule 13G/A filed on February 14, 2017 jointly with Gates Capital Management GP, LLC, Gates Capital Management, Inc. and Jeffrey L. Gates, in which each of the aforementioned entities has shared voting power over 10,959,849 Shares.

(4)	Based on Schedule 13G filed on February 9, 2017.

Share Ownership of Directors and Executive Officers

The following table sets forth information regarding the ownership of our Shares as of the Record Date by (i) each of our directors and nominees for director; (ii) each of our named executive officers (each, an “NEO” and, collectively, the “NEOs”), being our Executive Chairman, Chief Executive Officer, Chief Financial Officer and two other most highly compensated executive officers; and (iii) all of our directors, director nominees and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Shares set forth opposite his name. Each person has indicated that he or she will vote all Shares owned by him or her in favor of each of the proposals to be considered at the Meeting.

Name of Owner	Number of Shares Owned	Percent of Outstanding Shares(1)
Jimmy S.H. Lee(2)	2,215,551	3.4%
David M. Gandossi(2)	235,714	*
Eric Lauritzen(3)	92,000	*
William D. McCartney(4)	57,000	*
Graeme A. Witts(4)	163,685	*
Bernard Picchi(4)	50,000	*
James Shepherd(4)	30,000	*
Keith Purchase(4)	34,000	*
Nancy Orr(4)	18,575	*
Marti Morfitt	Nil	*
David K. Ure(2)	30,592	*
Wolfram Ridder(2)	34,699	*
Leonhard Nossol(2)	48,161	*
Directors, Director Nominees and Executive Officers as a Group (18 persons)	3,195,680	4.9%

*	Less than one percent (1%) of our issued and outstanding Shares on the Record Date.
(1)	Based on 64,973,653 Shares outstanding on the Record Date.
(2)	Does not include performance share units granted under the 2010 Plan that have not vested as of the Record Date.
(3)

In June 2016, 8,000 restricted shares were granted to Mr. Lauritzen in connection with his role as the Lead Director of Mercer. These Shares vest and become non-forfeitable in June 2017 unless a change in control of the Company occurs prior thereto.

(4)

In June 2016, 5,000 restricted shares were granted to each non-employee director (other than our Lead Director) in connection with his or her role as a non-employee director of Mercer. These Shares vest and become non-forfeitable in June 2017 unless a change in control of the Company occurs prior thereto.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND

PERMITTED NON-AUDIT SERVICES

Our Audit Committee is responsible for appointing, setting compensation for and overseeing the work of PricewaterhouseCoopers LLP. The committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP. The Audit Committee from time to time will provide a general pre-approval of specific types of services and provide specific guidance as to the specific services which may be eligible for pre-approval and will obtain appropriate cost estimations for each type of service. The Audit Committee also specifically pre-approves all other permitted services. For all pre-approval of services, the Audit Committee considers whether such services are consistent with the rules of the SEC on registered public accounting firm independence.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee monitors and oversees our financial reporting process on behalf of our Board. Management has primary responsibility for our financial statements and the financial reporting process, including the Company’s system of internal controls.

The Audit Committee has met and held discussions with management and our independent registered public accounting firm, PricewaterhouseCoopers LLP, regarding the fair and complete presentation of our results and the assessment of our internal control over financial reporting. The Audit Committee has discussed significant accounting policies we applied in our financial statements, as well as alternative treatments. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the registered public accounting firm’s independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1. The Audit Committee also has considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the registered public accounting firm’s independence. The Audit Committee has concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

The Audit Committee discussed with PricewaterhouseCoopers LLP the overall scope and plans for their respective audits. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Form 10-K for filing with the SEC.

The Audit Committee has selected and appointed, and the Board has ratified, PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Submitted by the members of the Audit Committee.

William D. McCartney, Chair

James Shepherd

Nancy Orr

The report of the Audit Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, referred to as the “Securities Act”, or the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”, except to the extent that the Company specifically incorporates the report by reference therein.

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation and Human Resources Committee is a current or former employee of the Company or has had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of our current executive officers has ever served as a member of the board or compensation committee (or other board committee performing equivalent functions) of any other entity that has or has had one or more of its executive officers serve as a member of our Board or our Compensation and Human Resources Committee.

INDEPENDENT COMPENSATION CONSULTANTS

The Compensation and Human Resources Committee has the authority to engage independent compensation consultants. It has in the past and may in the future engage an outside consultant to assist the Committee in assessing the Company’s executive compensation programs. In 2016, in connection with its review of director compensation, the Committee engaged WTW as its compensation consultant. WTW was paid a fee of $21,400 for such consultation. See “Directors’ Compensation – Review of Directors’ Compensation and 2017 Changes”.

In furtherance of maintaining the independence of the committee’s compensation consultants, the committee has sole authority to retain, terminate and obtain the advice of any selected consultant. Additionally, the committee’s consultant will not perform any services for management unless approved by the committee.

In 2016, WTW provided ongoing annual services in connection with the salaried pension plan for our Celgar mill and was paid $234,163 for such services. Such services are ongoing until terminated by us and have been provided by WTW for several years.

Based on the policies and procedures implemented by the Committee and by WTW to ensure the objectivity of WTW’s executive compensation consulting services, the Committee believes that the consulting advice it received from WTW is objective and not influenced by WTW’s other relationships with us.

COMPENSATION DISCUSSION AND ANALYSIS

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into our 2016 Form 10-K.

Submitted by the members of the Compensation and Human Resources Committee.

Bernard Picchi, Chairman

Graeme Witts

James Shepherd

Nancy Orr

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information on our executive compensation programs. It discusses considerations and reasons driving the Compensation and Human Resources Committee’s decisions on compensation for our NEOs in 2016, as well as the key objectives, policies, elements and designs of our executive compensation program. In this discussion “Committee” or “Compensation Committee” means the Compensation and Human Resources Committee.

For the purposes of this Compensation Discussion and Analysis, our NEOs for fiscal 2016 were:

•	Jimmy S.H. Lee, Executive Chairman and Director;

•	David M. Gandossi, President, Chief Executive Officer and Director;

•	David K. Ure, Chief Financial Officer and Secretary;

•	Leonhard Nossol, Group Controller for Europe; and

•	Wolfram Ridder, Vice President of Business Development.

Foreign Currency Compensation

All of the cash compensation, being primarily salary and annual bonuses, for our NEOs is paid in either euros (as to Messrs. Lee, Nossol and Ridder) or Canadian dollars (as to Messrs. Gandossi and Ure). Such amounts are then translated into dollars using the average Federal Reserve Bank of New York spot rate for the appropriate period. As a result, reported compensation amounts decline in periods when the dollar strengthens against the euro and Canadian dollar and conversely increase when the dollar declines versus such currencies.

Amounts reported in the “Executive Compensation Tables” are in dollars.

Timing of Executive Compensation Decisions

Our executive variable compensation decisions are generally made after the end of our fiscal year and when our financial statements for such year are finalized. Thus, in February 2017, the Committee approved bonuses and awards for fiscal 2016, together with fixed base salaries for 2017. During each year, the Committee monitors performance and evaluates comparison group compensation data which it uses to finalize awards and decisions made after the fiscal year end.

In this regard, it is important to note that the Summary Compensation Table appearing on page 49 and the Grants of Plan-Based Awards Table appearing on page 52 only reflect plan-based awards actually issued in fiscal 2016, which were based on fiscal 2015 performance.

Fiscal 2016 - Compensation Decisions

In 2016, we had strong operating and financial performance, continued to improve liquidity and reduce debt and our board authorized a quarterly cash dividend.

In fiscal 2016:

•	we achieved strong operating performance and generated $185.7 million in Operating EBITDA and $34.9 million in net income;

•

we continued to strengthen our balance sheet and increased our cash position to $136.6 million from $99.6 million and our working capital to $308.7 million from $284.4 million, respectively, from the start of the year;

•

overall, per unit fiber costs decreased by approximately 8% at our mills compared to 2015, primarily as a result of a balanced wood market along with steady progress on several cost reduction initiatives;

•	our board authorized a quarterly cash dividend of $0.115 per share and we returned approximately $29.7 million to our shareholders over the course of the year; and

•	we continued to reduce indebtedness and future debt service costs through the repurchase and cancellation of $23 million of our 7.0% senior notes due 2019.

The table below summarizes our selected key financial and operating results for 2016 compared to 2015.

	Year Ended December 31,
	2016	2015	Change (%)
	(in millions, other than where indicated)
Pulp production (‘000 ADMTs)	1,428.4	1,458.0	(2)
Pulp sales (‘000 ADMTs)	1,428.7	1,463.1	(2)
Average NBSK pulp list price in Europe ($/ADMT)(1)	$803	$850	(6)
Average NBSK pulp list price in China ($/ADMT)(1)	$599	$643	(7)
Average NBSK pulp list price in North America ($/ADMT)(1)	$978	$972	1
Pulp revenues	$847.3	$946.2	(10)
Energy production (‘000 MWh)	1,812.6	1,846.8	(2)
Energy and chemical revenues	$84.3	$87.0	(3)
Total revenues	$931.6	$1,033.2	(10)
Costs and expenses	$817.9	$867.5	(6)
Operating income	$113.7	$165.7	(31)
Operating EBITDA(2)	$185.7	$234.0	(21)
Net income	$34.9	$75.5	(54)
Dividends declared	$29.8	$14.8	101
Price per share as of fiscal year end(3)	$10.65	$9.05	18

	December 31,
	2016	2015	Change (%)
Balance Sheet Data:	(in millions, other than ratio)
Cash and cash equivalents	$136.6	$99.6	37
Working capital	$308.7	$284.4	9
Net debt	$481.0	$538.4	(11)
Total equity(4)	$379.1	$383.0	(1)
Ratio:
Net debt to equity	1.3 to 1	1.4 to 1	(10)

(1)	Source: RISI pricing report.
(2)

Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA has significant limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results reported under generally accepted accounting principles in the United States.

(3)	Represents the closing market price of our Shares on the NASDAQ Global Select Market on December 30, 2016 and December 31, 2015, respectively.
(4)	The reduction in equity in 2016 from 2015 resulted from net income being more than offset by the non-cash reduction of our long-term assets as a result of changes in foreign currency exchange rates.

In accordance with our emphasis on pay for performance, fiscal 2016 compensation awarded to our NEOs reflected our overall strong operating and financial performance, improvements to liquidity, continuing debt reduction and initiatives to improve our business. In making decisions on performance-based compensation for fiscal 2016, the Committee also weighed and considered our generally favorable performance against our Peer Group Companies (as hereinafter defined).

The Committee determined 2016 to be a strong overall year with respect to operational and financial performance. In fiscal 2016, we improved our liquidity, reduced our indebtedness and implemented certain cost reduction measures, new capital projects and pursued strategic initiatives. The Committee also considered the increase in our share price in 2016 compared to 2015 and the return of capital to shareholders pursuant to our regular quarterly dividends. The Committee does not rely upon any predetermined formulas or limited set of criteria when it evaluates the performance of our NEOs, but rather focuses on individual objectives and their effects in respect of our overall goals.

Salaries. In February 2017, the Committee adjusted the salaries of our NEOs for 2017 as follows:

Name	2017 Base Salary	2016 Base Salary	(%) Increase
Jimmy S.H. Lee	$ 513,175	$ 513,175	-
David M. Gandossi	$ 500,796	$ 471,116	6.3
David K. Ure	$ 333,025	$ 296,022	12.5
Wolfram Ridder	$ 348,173	$ 339,681	2.5
Leonhard Nossol	$ 312,993	$ 305,359	2.5

Short-Term Annual Cash Bonuses. In making its compensation decisions regarding annual bonuses for our NEOs in respect of their fiscal 2016 performance, the Committee reviewed and considered:

•	our financial performance (including Operating EBITDA, net income and Share price) relative to prior performance, budgeted forecasts and to Peer Group Companies;

•	new strategic initiatives and capital projects to improve efficiency, reduce costs and enhance our business;

•	our CEO and leadership transition and the changes in roles and responsibilities resulting therefrom; and

•	each NEO’s achievement of their individual and our overall 2016 performance objectives.

Executive Chairman and Chief Executive Officer Performances. The Committee evaluated both Messrs. Lee and Gandossi’s achievement of their

2016 performance objectives and leadership roles and guidance in, among other things:

•	continuing to improve mill operations and efficiencies, allowing us to achieve strong operating performance in 2016 and generate $185.7 million in Operating EBITDA and $34.9 million in net income;

•

continuing to lead and drive our focus on strategic initiatives, including those related to bio-energy generation and sales and opportunities in growth in related businesses such as sawmilling and other wood processing activities;

•	reducing our debt by over $20.4 million, increasing liquidity and improving our balance sheet;

•	continuing to focus on cost reductions and strong safety and environmental performance; and

•	achievement of personal annual performance objectives for 2016.

Based upon the foregoing performance review of our NEOs, the Committee awarded short-term annual cash bonuses for fiscal 2016, as set forth in the following table:

Name	Cash Bonus(1)(2)	Percentage of 2016 Basic Salary(3)
Jimmy S.H. Lee	$ 470,549	92%
David M. Gandossi	$ 366,563	78%
David K. Ure	$ 102,033	35%
Wolfram Ridder	$ 83,038	24%
Leonhard Nossol	$ 67,538	22%

(1)	Awarded in February 2017 in respect of fiscal 2016.
(2)	For awards declared in February 2016 in respect of fiscal 2015, see the Summary Compensation Table on page 49 of this Proxy Statement.
(3)	Percentage based on total salary paid in 2016.

In local currency terms, the bonuses paid to our NEOs for each of the last two years and the percentage changes were as follows:

Name	2016 Cash Bonus (Local Currency)		2015 Cash Bonus (Local Currency)		Change from 2015 to 2016 (%)
Jimmy S.H. Lee		€425,000		€425,000	-
David M. Gandossi	C$	485,000	C$	475,000	2.1
David K. Ure	C$	135,000	C$	125,000	8.0
Wolfram Ridder		€75,000		€75,000	-
Leonhard Nossol		€61,000		€60,000	1.7

The bonuses paid to our NEOs in respect of fiscal 2016 reflect the Committee’s assessment of the individual and overall Company factors discussed above and the change in roles and responsibilities of Messrs. Lee, Gandossi and Ure resulting from our CEO and leadership transition.

Incentive Equity Grants or Awards. Our 2010 Plan allows the Committee to grant equity awards to our NEOs in the form of options, stock appreciation rights, restricted stock, restricted stock rights, performance shares and performance share units.

In 2014, the Committee implemented a long-term incentive compensation program, referred to as the “LTIP”, which primarily provided for the granting of “performance stock units”, or “PSUs”, for our executives, including our NEOs.

Our PSUs vest after a three-year period and, as such, are designed to reward sustained performance over the period, rather than over a single year.

We grant our executives long-term performance based compensation, primarily in the form of PSUs. The Committee believes PSUs incentivize executives to drive long-term performance, thereby aligning our executives’ interests with the long-term interest of Shareholders.

Although the value of PSUs is impacted by our Share price during the vesting period, PSUs serve to retain executives as they are generally perceived by the recipients as being more valuable than stock options.

Pursuant to the LTIP, we make annual grants of PSUs to our executives that vest based on the Committee’s assessment of the achievement of certain prescribed three-year performance criteria, referred to as the “Performance Criteria”, comprised of “Absolute Return on Average Assets”, “Total Shareholder Return” and “New Business Initiatives”. Each element is weighted equally. To incentivize performance, each component of Performance Criteria has a sliding scale so that an executive can achieve from 0% to 200% of the target award amount. See “Narrative Disclosure to Grants of Plan-Based Awards Table” on page 52 for a discussion of such Performance Criteria.

The Committee assesses such Performance Criteria based upon the audited financial statements for the last year of a completed performance period.

The Committee believes that: (i) having a multi-year performance period increases executive focus on long-term performance and better aligns the interests of our executives with our Shareholders; and (ii) the three components of Performance Criteria are important measures of our overall business performance.

The annual granting of PSUs ensures the continuity of these incentives, as the performance periods of PSUs granted in different years overlap and expired or vested awards are “replaced” each year with new grants. Each PSU is equivalent to one Share. As a result, the number of PSUs issued to executives was 200% of the target level, being the maximum amount of Shares that our executives may earn.

2016 PSU Grant

In 2016, the Committee issued an aggregate of 991,552 PSUs, referred to as the “2016 PSUs”, to our executives which are eligible to vest over a three-year performance period ending on December 31, 2018.

The following table sets forth the target level and number of 2016 PSUs awarded to our NEOs in 2016:

Name	Target Level for 2016 PSUs(1)(2)	Target Level as a Percentage of 2016 Basic Salary(1)	Maximum 2016 PSUs(1)(2)	Maximum 2016 PSUs as a Percentage of 2016 Basic Salary(1)
Jimmy S.H. Lee	87,133	100	174,266	200
David M. Gandossi	75,724	100	151,448	200
David K. Ure	32,213	67	64,426	134
Wolfram Ridder	28,838	50	57,676	100
Leonard Nossol	25,924	50	51,848	100

(1)	Each 2016 PSU awarded on February 9, 2016 was valued at $6.02, which was the closing market price of the Shares on the date of the award.
(2)	These awards are eligible to vest after December 31, 2018, based upon the Performance Criteria.

Vesting of 2014 PSUs

The three-year performance period for 657,652 PSUs, referred to as the “2014 PSUs”, awarded by the committee in 2014 to our executives, including our NEOs, ended on December 31, 2016.

In February 2017, the Board, based on the recommendation of the Committee, approved the vesting and awarding of 279,515 Shares to our executives (including our NEOs) pursuant to the 2014 PSUs. This vesting represents the Committee’s assessment of achievement against the three Performance Criteria as follows:

Component	Achievement to Target
Absolute Return on Average Assets	150%
Total Shareholder Return	80%
New Business Initiatives	25%

The vesting on a weighted basis was equal to 85% of the potential share award within a range of 0% to 200%.

Compensation Framework and Components

Our compensation philosophy for our NEOs is principally performance-based to support our overall business objectives and increase long-term Shareholder value. A key principle of our executive compensation program is that a significant percentage of compensation awarded to our NEOs, especially our Executive Chairman and CEO, be variable, performance-based compensation and “at risk”.

We believe that it is appropriate for certain components of compensation to decline during periods of economic stress, reduced Operating EBITDA and earnings and significantly lower Share prices and to increase during periods of increased Operating EBITDA and earnings and higher Share prices.

Our executive compensation program is designed to achieve the following key objectives using the following principles:

Compensation Objectives	Compensation Principles

•      attract and retain top talent by competing effectively for high quality individuals whose efforts and judgments are vital to our continued success;

•      create an environment in which our executives are motivated to achieve and maintain superior performance levels and goals consistent with our overall business strategy;

•      reward and compensate our executives for their contribution to our overall success and for their individual performance during the relevant fiscal year; and

•      align the interests of our executives with the long-term interests of our Shareholders.

•      Market Competitiveness. Total compensation levels should be competitive and at market median with other comparable companies operating within the forest products industry and other companies with which the Company competes for executive talent.

•      At Risk Incentive Pay. A greater percentage of compensation for senior management should be tied to performance against measurable objectives, the majority of which are directly tied to our performance, to achieve payouts.

•      Pay-for-Performance. Compensation should be linked to both individual and overall Company performance.

•      Shareholder Alignment. Rewards should be linked to the creation of long-term Shareholder value through the use of equity-based awards as a meaningful portion of our executives’ compensation.

•      Flexible Short-Term and Long-Term Incentives. Fixed and variable and short and long-term compensation programs should be balanced to reinforce a performance-based culture.

•      Simple Pay Programs. Overall compensation simplicity should be maintained to ensure broad employee understanding and acceptance and control costs.

•      Clear Communication. Compensation should clearly communicate the desired behavior and use incentive pay programs to reward the achievement of performance goals by executives.

Compensation Mix

We seek to accomplish our executive compensation objectives through an appropriate mix of short-term and long-term compensation, by providing a larger percentage of our executive officers’ total compensation opportunity in the form of equity compensation and by ensuring that a significant portion of our executive officers’ total pay opportunity is in the form of performance-based or at risk compensation.

Fixed vs. Performance-based Compensation.

We believe our mix of fixed (primarily base salary) and performance-based compensation (primarily annual cash incentive bonuses and PSUs), with a significant weighting toward performance-based compensation at the executive officer level, supports our overall pay-for-performance culture and drives superior business performance. The percentage of an executive’s compensation opportunity that is performance-based, versus fixed, is based primarily on the employee’s role. In general, employees with more ability to directly influence overall business performance have a greater portion of variable, performance-based pay at risk through short- and long-term incentive programs.

Short-term vs. Long-term Compensation.

We believe our mix of short-term (primarily base salary and annual cash incentive bonuses) and long-term (primarily PSUs) incentives, with a significant portion of total compensation provided through long-term incentives for our executive officers, encourages focus on both long-term strategic objectives and shorter-term business objectives without introducing excessive risk. In general, employees with more ability to directly influence overall business performance have a greater portion of their overall compensation provided through long-term incentives.

Cash vs. Equity Compensation.

We believe our mix of cash (primarily base salary and annual cash incentive bonuses) and equity (primarily PSUs) compensation, with a significant portion of each executive officer’s total compensation opportunity coming through equity incentive grants, closely aligns the interests of our executive officers with those of our shareholders. In general, employees with more ability to directly influence overall business performance have a greater portion of total pay opportunity provided through equity incentive programs.

Compensation Components

To achieve our objectives, we use a mix of four compensation components, being base salary, annual incentive bonuses, long-term equity incentives and other perquisites intended to be competitive in the market.

The following tables provide information regarding the components of our overall compensation of our NEOs.

Base Salary
Form Cash

Objectives and Basis

•      Attract and retain high quality executives to drive our success.

•      Provide base compensation for day-to-day performance.

•      Based primarily upon job responsibilities, level of experience and skill as well as performance compared with annually established financial or individual objectives.

•      Consideration given to impact an NEO is expected to make to our business in the future.

•      Targeted within the median range of our Peer Group Companies and consideration given to the markets in which we operate.

•      Provide a consistent cash flow to employees assuming acceptable levels of performance.

•      Committee normally considers salary adjustments for executive officers annually in the first quarter of the year.

•      Increases in salaries generally are based on the market level salary for the role an executive serves, overall budgets and specific talent needs. Small periodic adjustments to reflect cost of living increases.

Annual Incentive Bonuses
Form Cash

Objectives and Basis

•       Motivate performance of NEOs in meeting our current year’s business goals and encourage superior performance.

•       Based on the expectations of the Board and management for our financial and operating performance in a particular period and the contribution of an NEO in achieving the Company’s goals as well as the individual goals which are established for each NEO based upon such NEO’s position and responsibility.

•       Measure our NEOs’ performance in achieving the Company’s financial, strategic and other goals as benchmarked against the Company’s business plan for the forthcoming year.

•       Consideration of the contribution of an NEO to our business and operations generally.

•       Bonuses awarded on a “discretionary basis” without a predetermined formula or specific weighting for any particular factor.

•       Consideration of recommendations by our Chief Executive Officer for bonuses to be paid to our NEOs other than our Executive Chairman and Chief Executive Officer.

Long-Term Equity Incentives
Form	Objectives and Basis
• Restricted stock • Restricted stock rights • Performance shares • Performance share units

•       Designed to drive Company performance, align the interests of executives with those of Shareholders, retain executives long-term and provide wealth accumulation opportunities for executives.

•       Generally based upon the long-term financial and operating expectations of our directors and management and the contribution an executive officer is expected to make in the future in achieving such expectations.

•       Generally produce value to our NEOs if the price of our Shares appreciates, thereby aligning their interests with those of Shareholders through increased Share ownership.

•       All equity awards thereunder are granted at fair market value as of the date of grant. We define “fair market value” as the closing market price of our Shares quoted on NASDAQ on the date of grant.

•       Incentive grants reviewed on an annual basis as part of the Committee’s analysis of total compensation and the balance between the different elements thereof.

Perquisites and Other Executive Benefits
Form	Objectives and Basis

• Automobile • Health and retirement programs

•      Designed to provide other benefits to our NEOs for the purpose of providing security for current and future needs of executives.

•      Structured to be within a reasonably competitive range relating to Peer Group Companies.

•      Automobile benefits include the lease of a vehicle along with the fuel and maintenance costs thereon.

•      Health benefits may include periodic physical consultations, dental and pharmaceutical benefits.

•      Contributions made to a defined contribution pension arrangement to the extent permissible by law on a tax deferred basis. Depending on the retirement program, amounts in excess of those allowed by tax authorities are recorded in unfunded accounts or remitted to an investment account with a third party fund until retirement or termination.

•      In lieu of other benefits such as automobile, medical, pension and retirement programs, our Executive Chairman receives a lump sum living allowance of €75,000 (approximately $100,000) per annum in recognition of his significant travel schedule pursuant to the terms of his employment agreement. No specific allocation is made in connection with the living allowance for any particular perquisite.

Administration, Procedure and Role of the Compensation Committee

The Committee determines our compensation objectives, philosophy and forms of compensation and benefits for executive officers. The Committee submits key compensation elements for our executive officers to the independent members of the full Board for their review and approval. Executive compensation decisions are generally made by the Committee after our fiscal year end and when our financial statements for such year are finalized.

The Committee, which is comprised entirely of independent directors, continually reviews and considers best practices in executive compensation, Shareholder expectations and compensation practices of “peer group” companies in making its decisions regarding appropriate compensation levels.

Individual Officer Performance Evaluations. In making compensation decisions, the Committee annually evaluates the performance and individual accomplishments of our Chief Executive Officer and our other NEOs. Such evaluation is a subjective analysis conducted, in part, with reference to the performance measures discussed herein and partly against each NEO’s annual performance goals which were previously provided to the Committee. Further, as part of the evaluation, the Committee meets and reviews with our Chief Executive Officer his evaluation of the performance of each of the other NEOs (other than the Executive Chairman).

Management’s Role in the Executive Compensation Process. With the exception of our Chief Executive Officer, our NEOs do not play a role in evaluating or determining executive compensation programs or levels. Our Chief Executive Officer annually submits for consideration to the Committee performance evaluations for our other NEOs (other than the Executive Chairman) and recommendations as to their compensation levels, including salaries and bonuses. These recommendations are both subjective determinations and objective recommendations based upon performance against their annual performance goals. Such recommendations were also consistent with our compensation objectives. The Committee approves each NEO’s compensation in an executive session of the independent directors without management present.

The Committee did not request, and management did not provide, specific recommendations for fiscal 2016 compensation for our Executive Chairman or CEO. In accordance with NASDAQ rules, neither our Executive Chairman nor our CEO were present when their compensation was being discussed or approved, did not vote on executive compensation matters and neither they nor other members of management attended executive sessions of the Committee.

Among the information considered by the Committee in making its compensation decisions are financial results and performance provided by our Chief Financial Officer including revenues, total mill production and sales, energy generation and sales, mill margins, commission and selling expenses, Operating EBITDA and net income measured against both budgets and our competitors. In addition, senior executives provide certain mill performance information relating to our operations, including environmental performance and health and safety measures and those of some of our competitors.

Geographic Considerations. As our operations are located in Europe and Canada, we also consider local market demands, availability of qualified management and the local cost of living.

Peer Group Companies and Benchmarking. The Committee reviews executive compensation levels and programs at least annually at certain “peer group” companies. In fiscal 2016, such peer group companies were principally comprised of “small cap” and “mid-cap” North American forest products companies (companies with equity capitalization ranging between $150 million and $5 billion).

The Committee reviews the performance of these companies because their businesses and size made them comparable to us and to ensure that our compensation levels are within the range of comparative norms.

In 2016, using public filings, the Committee considered the performance and compensation levels, including benefits and perquisites, of a number of such companies, including:

•	Borregaard ASA*;
•	Canfor Pulp Products Inc.;
•	Domtar Corporation;
•	ENCE Energia y Celulosa SA*;
•	Resolute Forest Products Inc.;
•	Rottneros AB*;
•	Stora Enso OYj*;
•	Tembec Inc.;
•	UPM-Kymmene Oyj*; and
•	West Fraser Timber Co. Ltd.,

collectively referred to as the “Peer Group Companies”.

For fiscal 2016, the Committee considered the total direct compensation for our NEOs, long-term incentives and program costs in the context of our total shareholder return relative to that of the Peer Group Companies and the executive compensation levels of our Peer Group Companies not marked with an asterisk, due to the difficulty of obtaining meaningful executive compensation data for the Peer Group Companies marked with an asterisk. We generally target salaries, bonuses and incentive compensation towards a median level or 50th percentile range on a size and geographic adjusted basis relative to peer companies for similar experienced executives performing similar duties. Generally, awards are made within this range, although our program is flexible enough to allow the Committee to provide compensation above or below the 50th percentile in cases of exceptional individual performance or other individual factors relating to an NEO’s performance. We benchmark against median compensation because it allows us to attract and retain executives, provides an incentive for executives to strive for better than average performance to earn better than average compensation and helps us to manage the overall cost of our compensation program.

While we believe it is important to periodically review benchmarking data to determine how our executive compensation program compares to the programs used by our Peer Group Companies, such reference points are only one element used in structuring our executive compensation program.

Total Compensation. The Committee reviews total compensation levels for our NEOs at least annually, including each element of compensation provided to an individual NEO and the proportion of his or her total compensation represented by each such element. In determining the appropriate target total compensation for each NEO, the committee reviews each individual separately and considers a variety of factors in establishing his target compensation. These factors may include the NEO’s time in position, unique contribution or value to our recent performance, and whether there is a particular need to strengthen the retention aspects of the NEO’s compensation.

In its review of total compensation, the Committee also considers benchmarking information with respect to our Peer Group Companies with the goal of targeting overall compensation for our NEOs within the median range. The committee has no predetermined specific policies on the percentage of total compensation that should be “cash” versus “equity” or “short-term” versus “long-term”. The committee’s practice is to consider peer company data and these relationships in the context of our compensation philosophy to determine the overall balance and reasonableness of our NEOs’ total compensation packages.

VARIABLE PAY AT RISK

A key principle of our executive compensation program is that a significant percentage of compensation awarded to our NEOs, especially our Executive Chairman and CEO, be variable, performance-based compensation and “at risk”. The percentage of our executives’ compensation opportunity that is variable or at risk versus fixed is based primarily upon the executive’s role and, to a lesser extent, geographic location. Generally, executives with more ability to directly influence overall performance have a greater portion of pay at risk through short- and long-term incentive programs. Further, as a result of local market practices and customs, our North American executives generally have a greater portion of their compensation at risk, including the opportunity to earn greater rewards, than our European-based executives.

The graph below shows the balance of the elements that comprised total direct compensation for our Executive Chairman, Chief Executive Officer and our other NEOs as a group paid in 2016, including the percentage of variable compensation. The percentage of variable compensation listed below each chart is calculated by dividing (i) the value of variable compensation by (ii) the amount of total direct compensation, which includes variable compensation plus fiscal 2016 base salary.

Fiscal 2016 Total Direct Compensation Paid

Change of Control and Severance Agreements

A number of the employment agreements we have entered into with our NEOs provide for specified payments and other benefits in the event of a change of control. Such change of control provisions are described in greater detail under “Employment Agreements with our Named Executive Officers” beginning on page 50 and under “Potential Payments upon Termination or Change of Control” beginning on page 56 of this Proxy Statement. The purpose of the change of control agreements is to encourage key management personnel to remain with us and to help avoid distractions and conflicts of interest in the event of a potential or actual change of control so that the executives will focus on a fair and impartial review of any proposal on the maximization of value. We believe that we have structured agreements to be reasonable and to provide a temporary level of protection to our NEOs in the event of employment loss due to a change of control. In addition, our 2010 Plan provides that upon the termination of employment of any NEO within 12 months of a change in control, each outstanding option and stock appreciation right held by such NEO shall automatically become fully and immediately vested and exercisable, each share of restricted stock or restricted stock right shall become fully and immediately vested and all forfeiture and transfer restrictions thereon shall lapse, and each outstanding performance share or performance share unit shall become immediately payable. The accelerated vesting and exercisability in the event of a termination of employment occurring subsequent to a change in control is intended to allow executives to recognize the value of their contributions to us and not affect management decisions following termination.

The employment agreements of our NEOs provide for severance payments in certain circumstances. The specific amounts that a particular NEO would receive as a severance payment are described under “Potential Payments upon Termination or Change of Control” beginning on page 56 of this Proxy Statement.

Post-Retirement Compensation

We provide retirement benefits to our NEOs (other than our Executive Chairman) through our North American and European retirement programs.

The North American program is a defined contribution type structure whereby a contribution of 10% of base salary, along with 5% of any cash bonus paid, is remitted to an investment account held in the name of the employee on a tax deferred basis. To the extent that the contributions exceed limits established by tax statute, the amount that exceeds the limit is credited to an unfunded account. Our Chief Executive Officer and Chief Financial Officer are the only NEOs participating in the North American program.

The European program is a defined contribution type structure whereby we make contributions to a German government regulated pension plan in an amount equal to 10% of a combined total of each participating German executive officer’s gross salary and half of such executive’s cash bonus payments. To the extent that the contributions exceed limits established by tax statute, the amount that exceeds the limit is paid to a fund managed by a third party where it is held on the employee’s behalf. Messrs. Ridder and Nossol are the NEOs participating in the European program.

Performance Measures

As part of the annual performance evaluations it conducts for our NEOs for fiscal 2016, the Committee, among other things, considers the following performance measures:

•

Operating EBITDA – We consider Operating EBITDA to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset management changes are not an actual cost, and depreciation expense varies widely from company to company in a manner we consider largely independent of the underlying cost efficiency of their operating facilities. This measure includes Operating EBITDA per tonne of NBSK pulp as compared to applicable Peer Group Companies;

•

our NEOs’ performance in respect of the Performance Criteria comprising: Absolute Return on Average Assets, Total Shareholder Return and the contribution of our NEOs to the successful undertaking of New Business Initiatives;

•	the completion of major transactions such as material acquisitions or financing related transactions;

•

the operating performance of our mills, including pulp and energy production, environmental and health and safety performance and operating costs, and the contributions of our NEOs in achieving these targets; and

•	our NEOs’ progress on meeting pre-set and approved individual goals for the fiscal year.

The above performance measures are evaluated based on the overall judgment of the Committee without giving fixed or specific weighting to any particular measure with respect to salaries, perquisites and annual cash bonuses. With respect to the vesting of PSUs and awards of shares thereunder pursuant to our LTIP, the Performance Criteria is equally weighted as to each component thereof.

Risk Considerations

We design our total direct compensation (base salary, annual incentive bonus, long-term equity incentive compensation and perquisites) to encourage our executives to take appropriate risks to improve our performance and enhance long-term Shareholder value. We believe that the design and objectives of our executive compensation program provides an appropriate balance of incentives for executives and avoids inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

•	a balanced mix of fixed versus variable compensation and cash-based versus equity-based compensation;

•	variable compensation based on a variety of performance goals, including overall corporate and individual performance goals;

•	Compensation Committee discretion to lower annual incentive award amounts;

•	a balanced mix of short-term and long-term incentives;

•	performance and time-based vesting requirements for long-term performance awards such as our PSUs;
•	a prohibition on hedging and pledging Company stock; and

•	clawback provisions for performance and variable pay.

Management and the Committee have considered and assessed our compensation objectives, philosophy, and forms of compensation for our executives to determine whether the risks arising from such policies or practices are reasonably likely to have a material adverse effect on us. Based upon such review, we have determined that our compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on us.

Internal Pay Equity

The Committee considers internal pay equity, among other factors, when making compensation decisions. However, the Committee does not use a fixed ratio or formula when comparing compensation among executive officers. Our Chief Executive Officer is compensated at a higher level than other executive officers due to his significantly higher level of responsibility and accountability. Our Executive Chairman is also compensated at a higher level than our other NEOs due to his leadership role, focus on strategy and experience. Both our CEO and Executive Chairman generally receive more of their pay in the form of long-term incentive equity compensation and at risk compensation relative to the other NEOs. Given Mr. Gandossi’s responsibility for our overall performance, the Committee and independent directors of the Company believe that compensating the CEO at a higher level than other executives and weighting the CEO’s total compensation more heavily towards long-term equity incentive compensation and at risk compensation is consistent with our compensation objectives, market practices and appropriately reflects his contribution.

We believe the fiscal 2016 target total direct compensation for the NEOs other than the CEO in relation to the compensation targeted for the CEO and to one another was reasonable and appropriate given each such executive’s responsibilities and our financial and operating performance for the year. The differences in compensation among our NEOs relative to each other and our CEO are based on market differences for the particular job, job responsibilities and scope, professional experience and adjustments for individual performance.

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits our ability to deduct compensation paid to certain of our NEOs (the covered employees) for tax purposes to $1 million annually. However, the Section 162(m) limitation does not apply to performance-based compensation provided certain requirements are met.

In establishing total compensation for the CEO and the NEOs, the Compensation Committee considers the effect of Section 162(m). Because we believe that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives or promote varying corporate goals, we did not adopt a policy for 2016 that all compensation must qualify as deductible under Section 162(m). Therefore, certain amounts paid in 2016 under our compensation programs, including salaries, bonuses and long-term incentive plan grants, may not qualify under the IRS rules as compensation excluded from the limitation on deductibility. For such compensation to be deductible, the various requirements of Section 162(m) must be satisfied. The Committee has discretion to award compensation that may not qualify as tax deductible.

Other Policy Considerations

Clawback Policy

Our Clawback Policy allows us to seek reimbursement with respect to incentive compensation paid or awarded to executive officers where the payment of a bonus or equity award or the vesting of such award was predicated upon the achievement of financial results that were the product of fraudulent activity or that were subsequently the subject of a material negative restatement.

Anti-Hedging Policy

Our Hedging Transactions Policy prohibits senior executives from engaging in hedging transactions designed to offset decreases in the market value of our stock, including certain forms of hedging and monetization transactions.

Anti-Pledging Policy

Our Securities Law Compliance Policy prohibits executives from holding our stock in a margin account or pledging our stock as collateral for loans.

Timing of Equity Awards

Equity awards are made by the Compensation Committee generally only on dates that the Committee meets. Committee meetings are normally scheduled well in advance and are not scheduled with an eye to announcements of material information. The Committee sometimes makes an award with an effective date in the future, which may be contingent or designed to take effect after the announcement of material information. The Committee may make an award by unanimous written consent if the proposed award has previously been reviewed by the Committee.

Summary

We believe that our executive compensation program has been appropriately designed to achieve our compensation objectives and does not create risks that are reasonably likely to have a material adverse effect on us.

Our executive compensation program is competitive, performance driven, consistent with Shareholder interests and fair and reasonable overall. We believe that our compensation levels fairly reflect our operating and financial performance and are appropriate relative to our Peer Group Companies.

How the Committee Considered the 2016 Advisory Vote on Our Compensation Program

We provided Shareholders a “say on pay” advisory vote on our executive compensation in 2016. At our 2016 annual meeting of Shareholders, Shareholders expressed substantial support for the compensation of our NEOs, with approximately 91% of the votes cast for approval of the “say-on-pay” advisory vote on executive compensation. Our Compensation Committee and Board value the opinions of our Shareholders and consider those opinions when making compensation decisions. To the extent we receive a significant vote against the compensation of our named executive officers, we will consider our Shareholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns. The Committee also considered many other factors in evaluating our assessment of the interaction of our compensation programs with our business objectives, including reviewing data of a comparison group of peers. While all of these factors weighed on the Committee’s decisions regarding our NEOs’ compensation, the Committee did not make any changes to our executive compensation program and policies as a result of the 2016 “say-on-pay” advisory vote.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information regarding the fiscal 2016, 2015 and 2014 compensation awarded to, earned by, or paid to our NEOs. It is important to note that the Summary Compensation Table and the Grants of Plan-Based Awards table appearing on page 52 only reflect plan-based awards actually issued in fiscal 2016.

All of our NEOs are paid in currencies other than dollars. Messrs. Gandossi and Ure are paid in Canadian dollars and the remaining NEOs are paid in euros. In this Proxy Statement, unless otherwise noted, such amounts have been converted into dollars using the relevant average exchange rate for the year based on the noon buying rates as certified for customs purposes by the Federal Reserve Bank of New York and posted by the Federal Reserve Board of Governors. Applying this formula to fiscal 2016, 2015 and 2014, C$1.00 was equal to $0.7558, $0.7830 and $0.9060, respectively, and €1.00 was equal to $1.1072, $1.1096 and $1.3297, respectively.

Name and Principal Position	Year(1)	Salary(2) ($)	Bonus ($)	Stock Awards(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)

Jimmy S. H. Lee(6) Executive Chairman	2016	513,175	470,549	524,541	-	-	-	83,038	1,591,303
	2015	544,875	471,593	588,404	-	-	-	83,222	1,688,094
	2014	662,677	664,894	679,602	-	-	-	99,734	2,106,907

David M. Gandossi(7) Chief Executive Officer	2016	471,116	366,563	455,858	-	-	57,766	30,193	1,381,496
	2015	420,875	371,936	506,027	-	-	52,263	31,544	1,382,645
	2014	428,595	430,332	288,059	-	-	49,819	34,543	1,231,348

David K. Ure(7) Chief Financial Officer	2016	296,022	102,033	193,922	-	-	15,699	30,721	638,397
	2015	249,791	97,878	199,607	-	-	8,062	31,649	586,987
	2014	255,368	55,853	128,830	-	-	4,194	37,316	481,561

Wolfram Ridder(8)(9)	2016	339,681	83,038	173,605	-	-	-	45,457	641,781
Vice President of	2015	332,113	83,222	170,979	-	-	-	45,309	631,623
Business Development	2014	388,298	93,085	198,446	-	-	-	52,644(9)	732,473

Leonhard Nossol(10)(11) Group Controller,	2016	305,359	67,538	156,062	-	-	-	47,438	576,397
Europe and Managing	2015	320,872	66,578	153,666	-	-	-	47,294	588,410
Director of Rosenthal	2014	357,798	76,795	178,391	-	-	-	56,459	669,443

(1)

Year to year changes reflect both increases in compensation and foreign exchange fluctuations. Based upon the exchange rate as at December 31, 2016, the dollar had increased by approximately 3% in value against the euro and decreased by approximately 3% against the Canadian dollar since December 31, 2015.

(2)	The amount reported in this column for each NEO reflects the dollar amount of base salary paid, including salary increases.
(3)

Stock awards awarded to NEOs consist primarily of performance share units issued under the 2010 Plan. The amounts shown do not reflect whether the recipient has actually realized or will realize a financial benefit from such awards. The amounts shown represent the aggregate grant date fair values during the indicated fiscal year of the awards granted to our NEOs in 2016 and prior fiscal years as determined in accordance with ASC 718 and based on the assumptions and methodologies set forth in the Notes to the Consolidated Financial Statements in our Annual Reports on Form 10-K for the years ended December 31, 2016, 2015 and 2014, respectively. Amounts for 2015 and 2014 have been adjusted to reflect the foregoing presentation. On February 9, 2016, we granted 2016 PSUs to all our NEOs. The grant date fair values are reported based upon the Share price of $6.02, which was the closing market price on the date of grant, and the probable outcome of the Performance Criteria for such awards as of the date of grant in accordance with SEC rules. The values of the 2016 PSUs granted in February 2016, assuming maximum vesting of 200% (and not target of 100%) of the performance awards, would have been: (i) Mr. Lee - $1,049,081; (ii) Mr. Gandossi - $911,717; (iii) Mr. Ure - $387,845; (iv) Mr. Ridder - $347,210; and (v) Mr. Nossol - $312,125. Details on the awards can be found in the Grants of Plan-Based Awards Table on page 52 of this Proxy Statement.

(4)

The amounts set forth in this column for Mr. Gandossi and Mr. Ure reflect the annual change in the value, including interest, of their respective unfunded accounts, which accounts record those retirement plan contributions in excess of the applicable statutory limit.

(5)	Included in “All Other Compensation” for the fiscal years ended December 31, 2016, 2015 and 2014 are benefits and perquisites which consist of the following:

Name	Year	Auto ($)	Retirement Plan Contributions ($)	Other ($)
Jimmy S. H. Lee	2016	-	-	83,038 (living allowance)
	2015	-	-	83,222 (living allowance)
	2014	-	-	99,734 (living allowance)
David M. Gandossi	2016	8,707	19,175	2,311 (life insurance and special medical)
	2015	9,616	19,521	2,407 (life insurance and special medical)
	2014	10,178	21,988	2,377 (life insurance and special medical)
David K. Ure	2016	10,350	19,175	1,196 (life insurance and special medical)
	2015	10,889	19,521	1,239 (life insurance and special medical)
	2014	12,906	21,988	2,422 (life insurance and special medical)
Wolfram Ridder	2016	10,682	34,775	-
	2015	10,706	34,603	-
	2014	11,394	41,250	-
Leonhard Nossol	2016	11,888	35,550	-
	2015	11,914	35,380	-
	2014	14,278	42,181	-

(6)

The terms of Mr. Lee’s employment agreement, entitle him to housing and other perquisites not to exceed in aggregate €75,000 annually and other compensation as determined by the Committee, which amount is reflected in the column “All Other Compensation”.

(7)	In 2016, we contributed $19,175 to each of Mr. Gandossi’s and Mr. Ure’s retirement plans under our North American retirement program which amounts are included in “All Other Compensation”.
(8)	In 2016, we contributed $34,775 to Mr. Ridder’s retirement plan under our European retirement program, which amount is reflected in the column “All Other Compensation”.
(9)

Does not include any amount with respect to the payment by the Company to Mr. Ridder of $114,200 for the cancellation of vested options to acquire 20,000 Shares, with an exercise price of $7.92 per Share, which had been awarded to Mr. Ridder by the Company. Such option cancellation transaction was pursuant to an agreement between the Company and Mr. Ridder entered into on December 5, 2014. The closing price per Share on December 5, 2014 was $13.63.

(10)	In 2016, we contributed $35,550 to Mr. Nossol’s retirement plan under our European retirement program, which amount is reflected in the column “All Other Compensation”.
(11)

Does not include any amount with respect to the payment of $149,250 by the Company to Mr. Nossol for the cancellation of vested options to acquire 25,000 Shares with an exercise price of $7.92 per Share, which had been previously awarded to Mr. Nossol by the Company. Such option cancellation transaction was pursuant to an agreement between the Company and Mr. Nossol entered into on February 17, 2015. The closing price per Share on February 17, 2015 was $13.89.

Narrative Disclosure to Summary Compensation Table

Employment Agreements with our Named Executive Officers

We have entered into employment agreements with each of our NEOs. The following summary of certain material terms of such agreements is not complete and is qualified by reference to the full text of each agreement on file with the SEC.

Executive Chairman. Mr. Lee is a party to a second amended and restated employment agreement with us dated September 29, 2015, which provides for an annual base salary of €463,500 (which amount is reviewed by the Board annually), participation in our bonus program and long-term incentive plan as well as certain other benefits and perquisites, including a housing and living allowance not to exceed in the aggregate €75,000 per annum. The agreement continues in effect until Mr. Lee’s employment with us is terminated. Mr. Lee may terminate his employment with us at any time for good reason within 180 days after the occurrence of any good reason event and we may terminate his employment with cause. Mr. Lee’s agreement contains a provision giving us the ability to deduct and clawback any compensation paid to Mr. Lee thereunder that is subject to recovery under law, government regulation or a stock exchange listing requirement.

Chief Executive Officer. Mr. Gandossi is a party to an amended and restated employment agreement with us dated September 29, 2015, which provides for an annual base salary of C$590,000 (which amount is reviewed by the Board annually), participation in our bonus program, long-term incentive plan and North American retirement program as well as certain other benefits and perquisites. The agreement provides for the continued employment of Mr. Gandossi for a period of 36 months, with an automatic 12-month renewal if the Company does not provide written notice of its intention not to renew the agreement at least 12 months before the original term expires. Thereafter, the agreement provides for successive 12-month renewals unless the Company provides written notice of its intention not to renew 360 days in advance of the expiry of the then term thereof. Mr. Gandossi may terminate his employment with us at any time for good reason within 180 days after the occurrence of any good reason event and we may terminate his employment with cause. Mr. Gandossi’s agreement contains a provision giving us the ability to deduct and clawback any compensation paid to Mr. Gandossi thereunder that is subject to recovery under law, government regulation or a stock exchange listing requirement.

Chief Financial Officer. Mr. Ure is a party to an employment agreement with us dated August 12, 2013, as amended July 17, 2015, which provides for an annual base salary of C$350,000 (which amount is reviewed by the Board annually), participation in our bonus program, long-term incentive plan and North American retirement program as well as certain other benefits and perquisites. The agreement provides for the continued employment of Mr. Ure for a period of 24 months, with an automatic 12-month renewal if the Company does not provide written notice of its intention not to renew the agreement at least 12 months before the original term expires. Thereafter, the agreement provides for successive 12-month renewals unless the Company provides written notice of its intention not to renew 360 days in advance of the expiry of the then term thereof. Mr. Ure may terminate his employment with us at any time for good reason within 90 days after the occurrence of any good reason event and we may terminate his employment with cause. Mr. Ure’s agreement contains a provision giving us the ability to deduct and clawback any compensation paid to Mr. Ure thereunder that is subject to recovery under law, government regulation or a stock exchange listing requirement.

Group Controller Europe, Managing Director of Rosenthal. Mr. Nossol is a party to an employment agreement with our wholly-owned subsidiary dated August 18, 2005, which provides for an annual base salary of €200,000 (which amount is reviewed by the Board or the Committee annually), an annual bonus based on two months’ salary and certain benefits and perquisites including participation in our European retirement program. The agreement may be terminated by either party by giving six months’ notice and in any event will terminate at the time Mr. Nossol reaches the age of 65.

Vice President, Business Development. Mr. Ridder is a party to an employment agreement with our wholly-owned subsidiary dated October 2, 2006, which provides for an annual base salary of €247,200 (which amount is reviewed by the Board or the Committee annually) and a yearly bonus of up to 25% of the annual gross salary depending upon targets mutually agreed upon by Mr. Ridder and our Chief Executive Officer. Mr. Ridder is also entitled to certain other benefits and perquisites including participation in our European retirement program. The agreement may be terminated by either party at June 30 or December 31 of any year by giving six months’ notice and, in the event of a direct or indirect change in majority ownership of our subsidiary, the notice period increases to twelve months. In any event, the agreement will terminate at the time Mr. Ridder reaches the age of 65.

Grants of Plan-Based Awards Table

The following table sets forth information regarding awards granted during 2016 under our 2010 Plan to our NEOs:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ per Share)	Grant Date Fair Value of Stock and Option Awards(2) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jimmy S.H. Lee	February 9, 2016	-	-	-	43,567	87,133	174,266	-	-	-	524,541
David Gandossi	February 9, 2016	-	-	-	37,862	75,724	151,448	-	-	-	455,858
David Ure	February 9, 2016	-	-	-	16,107	32,213	64,426	-	-	-	193,922
Wolfram Ridder	February 9, 2016	-	-	-	14,419	28,838	57,676	-	-	-	173,605
Leonhard Nossol	February 9, 2016	-	-	-	12,962	25,924	51,848	-	-	-	156,062

(1)

The “Threshold” amount reported represents vesting of a minimum percentage of the performance award if the minimum acceptable objective is achieved (as determined by the Committee). If threshold performance is not satisfied, an NEO’s rights with respect to the award are forfeited. The “Target” amount reported represents the number of Shares issuable if performance objectives are achieved (as determined by the Committee) and the “Maximum” amount reported represents vesting of 200% of the performance award if the maximum objective is achieved (as determined by the Committee).

(2)

Stock awards awarded to NEOs in 2016 consist of the 2016 PSUs granted to all our NEOs on February 9, 2016. Pursuant to ASC 718, grant date fair values of the 2016 PSUs granted in February 2016 are based on the Share price of $6.02, which was the closing market price on the date of grant, and the probable outcome of the Performance Criteria for such awards as at the date of grant in accordance with SEC rules.

Narrative Disclosure to Grants of Plan-Based Awards Table

All equity awards shown in the table were granted under our 2010 Plan. Annual incentive plan awards reflect the potential threshold, target and maximum incentive awards payable to our NEOs based upon the achievement of the Performance Criteria. Amounts shown are calculated as a percentage of base salary. Target bonus amounts assume the achievement of the Performance Criteria at the target amounts. Maximum bonus amounts assume the achievement of the Performance Criteria at the maximum amount of 200%. The actual equity bonus payments received by NEOs are set out in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

In February 2016, we issued an aggregate of 991,552 2016 PSUs to our executives, including an aggregate of 489,664 2016 PSUs to our NEOs.

Each PSU represents one Share. As a result, the number of 2016 PSUs issued to NEOs was 200% of the “target” level of performance share units, being the maximum number of Shares that our NEOs may earn pursuant to the LTIP.

The number of PSUs that actually vest and the Shares actually earned will be based on the achievement of the Performance Criteria established by the Committee described below. The Performance Criteria for the PSUs granted in 2016, 2015 and 2014 are the same, other than for the “Absolute Return on Average Assets” for the 2014 PSUs as described below. The performance period for PSUs is three years and the Performance Criteria is assessed by the Committee after receipt of our audited financial statements for the last completed fiscal year of a performance period. The performance period for the 2016 PSUs ends December 31, 2018.

The Committee has the opportunity to assess the effectiveness of the LTIP each year and make adjustments, if needed, to the LTIP.

Determinations as to the achievement of the Performance Criteria by an NEO and the number of PSUs that actually vest and Shares that are actually earned are made by the Committee with reference to Performance Criteria consisting of the following three equally weighted components:

(1)

Absolute Return on Average Assets, referred to as “ROAA”. Calculated by dividing our net income by average assets, with the result for the three-year performance period being a simple average of the ROAA for each of the three years. The ROAA component for the PSUs granted in 2016, 2015 and 2014 is as follows:

2016 and 2015 PSUs

Three-Year Average ROAA	Payout of Target
<3%	0%
3.00% to 4.99%	50% to 90%
5.00% to 6.99%	100% to 199%
>7.00%	200%

2014 PSUs(1)

Three-Year Average ROAA	Payout of Target
<1%	0%
1.00% to 1.99%	50% to 90%
2.00% to 2.99%	100% to 199%
>3.00%	200%

(1)	For the 2014 PSUs, certain one-time items were excluded which effectively made the required threshold higher and largely conform to the threshold for the 2016 and 2015 PSUs.

(2)

Total Shareholder Return, referred to as “TSR”. The return on the Shares, including price appreciation and dividend payouts, over the three-year performance period compared to the Peer Group Companies and determined as follows:

TSR Percentile Ranking to Peers	Payout of Target
<33 percentile	0%
33 to 65 percentile	50% to 90%
66 to 90 percentile	100% to 199%
>90 percentile	200%
(3)

New Business Initiatives, referred to as “NBIs”. NBIs are new business initiatives being undertaken by management which the Committee has approved as qualifying for the NBI component of the Performance Criteria. In connection with the Committee’s approval of a business initiative as an NBI under this component, the Committee establishes metrics to assess and determine whether such NBI was successfully implemented and its subsequent effect on the Company’s business and operations. Not all business initiatives that management or we undertake qualify as an NBI under this component.

As some NBIs may take time to develop and successful implementation could extend beyond the three-year performance period, the Committee uses its judgment in awarding a payout under this component of the Performance Criteria.

The quality of NBIs is rated by the Committee on a scale of 1 to 4, with 1 being no NBIs proposed and 4 being NBIs proposed and approved by the Board and measures initiated and successfully implemented to metrics approved by the Committee, as follows:

NBI Rating	Payout of Target
1	0%
2	50%
3	100%
4	200%

For each of the three components of the Performance Criteria, the Committee will “interpolate” performance between ranges. For the TSR component, the Committee uses, as the starting price of the various securities, the average trading price of the securities for the first 20 days of trading of 2016 and, as the end price, the average trading price of the securities for the last 20 days of trading in 2018. Any awards under the LTIP that do not vest pursuant to the Performance Criteria are forfeited.

In 2015, the Committee awarded an aggregate of 436,420 PSUs, referred to as the “2015 PSUs”, which are eligible to vest following the end of a three-year performance period ending on December 31, 2017.

The performance period for the 2014 PSUs ended on December 31, 2016. In February 2017, our Board, based upon the Committee’s assessment of the achievement of the Performance Criteria, approved the vesting and awarding of 279,515 Shares to our executives (including our NEOs) pursuant to the 2014 PSUs. The 279,515 Shares represent 85% of the potential Share award range previously set at between 0% and 200%. See “Vesting of 2014 PSUs” on page 38 hereof.

Under the 2010 Plan, PSUs vest immediately upon the occurrence of a triggering event occurring within 12 months of a change of control. See “Narrative Discussion on Potential Payments upon Termination or Change of Control”.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity awards for our NEOs at December 31, 2016:

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Jimmy S. H. Lee	-	-	-	-	-	-	-	191,205	2,036,333
David M. Gandossi	-	-	-	-	-	-	-	145,192	1,546,296
David K. Ure	-	-	-	-	-	-	-	60,618	645,582
Wolfram Ridder	-	-	-	-	-	-	-	59,166	630,118
Leonhard Nossol	-	-	-	-	-	-	-	53,185	566,420

(1)	Based on the closing Share price of $10.65 per Share on the NASDAQ Global Select Market as at December 30, 2016.
(2)

Reflects the number of PSUs that may be earned upon achievement of target performance of the 2016 PSUs awarded to our NEOs in 2016 and the 2015 PSUs awarded to our NEOs in 2015 and 85% of the target number of PSUs in respect of the 2014 PSUs awarded to our NEOs in 2014, based on the Compensation Committee’s assessment of the achievement of the Performance Criteria respecting the 2014 PSUs in February 2017. As at December 31, 2016, the vesting of such awards was contingent upon the achievement of the Performance Criteria at the end of a three-year performance period measured from January 1, 2016 and ending on December 31, 2018, in the case of the 2016 PSUs, at the end of a three-year performance period measured from January 1, 2015 and ending on December 31, 2017, in the case of the 2015 PSUs, and at the end of a three-year performance period measured from January 1, 2014 and ending on December 31, 2016, in the case of the 2014 PSUs. The 2016 PSUs are eligible to vest in 2019, the 2015 PSUs are eligible to vest in 2018 and the 2014 PSUs vested in February 2017.

(3)	Based on the closing Share price of $10.65 per Share on the NASDAQ Global Select Market as at December 30, 2016.

Option Exercises and Stock Vested

The following table discloses the amounts received by our NEOs upon exercise of options or similar instruments or the vesting of stock or similar instruments during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jimmy S.H. Lee	-	-	-	-
David M. Gandossi	-	-	-	-
David K. Ure	-	-	-	-
Wolfram Ridder	-	-	-	-
Leonhard Nossol	-	-	-	-

Non-Qualified Deferred Compensation

We do not maintain a retirement program for our Executive Chairman. We maintain two separate retirement programs for our other North American and European executive officers.

Under the terms of our North American program, we make a contribution to a registered retirement savings plan (“RRSP”) account with a financial institution in the name of the executive officer in an amount equal to 10% of a combined total of 100% of gross salary and 50% of cash bonus payments up to the annual maximum RRSP limit (C$25,370 in 2016). Amounts in excess of the annual maximum RRSP limit, are credited to an unfunded account and earn interest based on a notional growth rate of 3.42%. While the value of the unfunded account grows on a tax-free basis while retained in the Company, the executive officer will be subject to full taxation on the balance at the time the funds are withdrawn (upon retirement or termination of employment).

Our Chief Executive Officer and Chief Financial Officer participate in our North American program.

In 2016, we contributed or accrued $65,062 and $34,326, respectively, on their behalf under the terms of the program.

Similarly, under the terms of our European program, we make contributions to a German government regulated pension plan in an amount equal to 10% of a combined total of 100% of each participating German executive officer’s gross salary and 50% of such executive’s cash bonus payments. In addition, to the extent that such statutory pension is limited by an annual cap (€6,059 in 2016), contributions in excess of this amount are remitted to a third party fund and held in an account in the executive officer’s name. While the value of such account grows on a tax-free basis while retained with the third party fund, the executive officer will be subject to full taxation of the balance at the time the funds are withdrawn (upon retirement or termination of employment).

The NEOs participating in our European program are Messrs. Ridder and Nossol, on whose behalf, in 2016, we contributed $34,775 and $35,550, respectively, under the terms of the program.

Non-Qualified Deferred Compensation Table

The following table sets forth information regarding contributions, earnings and account balances described above for our NEOs under our retirement programs.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
Jimmy S.H. Lee	-	-	-	-	-
David M. Gandossi	-	45,887	11,879	-	375,502(4)
David K. Ure	-	15,151	548	-	26,981(4)
Wolfram Ridder	-	28,067	-	-	-
Leonhard Nossol	-	28,842	-	-	-

(1)

Amounts in this column reflect our contributions to each of our NEOs’ respective retirement plan which is in excess of the amount permitted by applicable tax statute. We also account for these amounts in the Summary Compensation Table on page 49 of this Proxy Statement, under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column for Messrs. Gandossi and Ure and under the “All Other Compensation” column for all of our other NEOs.

(2)

The amount in this column reflects interest accrued based on a notional growth rate of 3.42%. We account for Messrs. Gandossi and Ure’s amounts in the Summary Compensation Table on page 49 under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column.

(3)

No amounts are shown in this column for the NEOs participating in our European retirement program, as contributions in excess of statutory limits are remitted to a third party fund and the Company no longer has any obligation in respect thereof.

(4)

Of this balance, $329,180 and $11,688 were previously reported as compensation to Mr. Gandossi and Mr. Ure, respectively, in the Non-Qualified Deferred Compensation Table in the prior year’s proxy statement. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements rather than additional currently earned compensation.

Potential Payments upon Termination or Change of Control

Termination

We have agreed to provide certain benefits to our NEOs in the event of the termination of their employment with us. The following table shows the estimated severance benefits that would have been payable to our NEOs if their employment was terminated without cause on December 31, 2016.

Name	Cash Severance Benefit ($)	Insurance Continuation ($)	Stock Option Acceleration(1) ($)	Performance Share Unit Awards Acceleration(1) ($)	Total ($)
Jimmy S. H. Lee	2,934,473	-	-	2,150,608	5,085,081
David M. Gandossi	1,245,717	-	-	1,615,637	2,861,354
David K. Ure	398,481	-	-	674,347	1,072,828
Wolfram Ridder	226,957	-	-	-	226,957
Leonhard Nossol	194,823	-	-	-	194,823

(1)	Based on the closing market price of $10.65 per Share on the NASDAQ Global Select Market on December 30, 2016.

Change in Control

We have agreed to provide certain benefits to our NEOs if their employment is terminated within a specified time after a “change of control” of the Company. The following table shows the estimated change in control benefits that would have been payable to our NEOs if a change of control had occurred on December 31, 2016.

Name	Cash Severance Benefit ($)	Insurance Continuation ($)	Stock Option and Restricted Stock Acceleration(1)(2) ($)	Performance Award Acceleration(1)(2) ($)	Total ($)
Jimmy S. H. Lee	2,934,473	-	-	2,150,608	5,085,081
David M. Gandossi	2,491,435	-	-	1,615,637	4,107,071
David K. Ure	597,721	-	-	674,347	1,272,068
Wolfram Ridder	453,914	-	-	663,484	1,117,398
Leonhard Nossol	194,823	-	-	596,411	791,234

(1)	For the purposes of the 2010 Plan, these amounts assume a change of control and triggering event have occurred and the vesting of all awards under the plan has been accelerated.
(2)	Based on the closing market price of $10.65 per Share on the NASDAQ Global Select Market on December 30, 2016.

Narrative Discussion on Potential Payments upon Termination or Change of Control

2010 Plan

Under the 2010 Plan, all unvested performance awards granted under the plan will vest if a triggering event occurs within 12 months following a change of control. The 2010 Plan has detailed definitions of “change of control” and “triggering event”. Generally speaking, under the 2010 Plan, a change of control occurs if: (i) we sell or otherwise dispose of all our substantially all of our assets; (ii) someone acquires 50% or more of our Shares; or (iii) we complete a merger, consolidation or reorganization, following which 50% or more of the voting shares of the continuing or surviving entity and the parent company of such entity are held by persons who were not Shareholders prior to such merger, consolidation or reorganization. Any one of the following events would constitute a triggering event under our 2010 Plan: (i) the termination of the relevant employee without cause; (ii) the occurrence of constructive termination; or (iii) in connection with a change of control, any outstanding awards are not assumed, replaced, converted or otherwise continued by the Company or a successor entity thereof. Due to the number of factors that affect the nature and amount of any benefits provided upon the happening of such events, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the achievement of performance thresholds and the Company’s stock price.

Contractual Obligations

Jimmy Lee

Termination without cause or voluntary termination for good reason. – The terms of his employment agreement provide that, if Mr. Lee is terminated without cause or voluntarily terminates his employment for good reason, he will be entitled to a severance payment equal to three times the sum of: (A) his then annual salary; and (B) the higher of (i) his current annual bonus and (ii) the highest variable pay and incentive bonus received during the three years last ending prior to his termination. This amount is payable in substantially equal installments over a twelve-month period, unless (i) a change of control occurs following such termination, in which case the unpaid portion of such severance amount is payable in full in a lump sum cash payment immediately following such change of control, or (ii) such termination occurs in contemplation of, at the time of, or within three years after a change of control, in which case this amount is payable in a lump sum cash payment immediately following such termination. In addition, all Mr. Lee’s unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable. Mr. Lee will also be entitled to any accrued benefits.

Mr. Lee’s employment agreement defines a “change of control” as the occurrence of any of certain specified events including: (1) the receipt by the Company of a Schedule 13D or other statement filed under Section 13(d) of the Exchange Act indicating that any person, directly or indirectly, (a) has become the beneficial owner of more than 50% of the outstanding Shares or (b) has sole and/or shared voting or dispositive power over more than 50% of the outstanding Shares; (2) a change in the composition of the Board occurring within a two-year period prior to such change, as a result of which fewer than a majority of the Board members are incumbent Board members; (3) the solicitation of a dissident proxy, the purpose of which is to change the composition of the Board with the result or potential result that fewer than a majority of the Board will be incumbent members; (4) the consummation of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the combined voting power of the continuing entity’s securities outstanding immediately after such event are owned by persons who were not Shareholders prior to such event; (5) the sale of all or substantially all of our assets; or (6) the approval by our Shareholders of a plan of complete liquidation or dissolution.

Termination for cause or voluntary termination without good reason. – The terms of his employment agreement provide that, if Mr. Lee is terminated for cause or voluntarily terminates his employment without good reason, he is not entitled to any additional payments or benefits, other than accrued benefits (including, but not limited to, any then vested stock options and other equity grants) and a prorated bonus, which is payable immediately upon such termination.

Death or termination for disability. – The terms of his employment agreement provide that, in the event of Mr. Lee’s death or if Mr. Lee is terminated in connection with a disability, he is not entitled to any additional payments or benefits, other than accrued benefits, any amounts payable under the Company’s incentive plan then in effect, and a prorated bonus, which is payable at the same time as the Company’s other senior executives are paid under any cash bonus or long-term incentive plan. In addition, all Mr. Lee’s unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable.

David Gandossi

Termination without cause or voluntary termination for good reason. – The terms of his employment agreement provide that, if Mr. Gandossi is terminated without cause or voluntarily terminates his employment for good reason, he will be entitled to a severance payment equal to one and a half times the sum of: (A) his then annual salary; and (B) the higher of (i) his current annual bonus, (ii) the highest variable pay and incentive bonus received during the three years last ending prior to his termination and (iii) 50% of his then annual salary. This amount is payable in substantially equal installments over an eighteen-month period, unless a change of control occurs following such termination, in which case the unpaid portion of such severance amount is payable in full in a lump sum cash payment immediately following such change of control.

The terms of his employment agreement further provide that, if Mr. Gandossi is terminated without cause or voluntarily terminates his employment for good reason in contemplation of, at the time of, or within twelve months after a change of control, instead of the amounts and payment terms described above, he will be entitled to a lump sum severance payment equal to three times the sum of: (A) his then annual salary; and (B) the higher of (i) his current annual bonus, (ii) the highest variable pay and incentive bonus received during the three years last ending prior to his termination and (iii) 50% of his then annual salary.

In addition, if Mr. Gandossi is terminated without cause or voluntarily terminates his employment for good reason, all Mr. Gandossi’s unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable. Mr. Gandossi will also be entitled to any accrued benefits.

Mr. Gandossi’s employment agreement defines a “change of control” as the occurrence of any of certain specified events including: (1) the receipt by the Company of a Schedule 13D or other statement filed under Section 13(d) of the Exchange Act indicating that any person, directly or indirectly, (a) has become the beneficial owner of more than 50% of the outstanding Shares or (b) has sole and/or shared voting or dispositive power over more than 50% of the outstanding Shares; (2) a change in the composition of the Board occurring within a two-year period prior to such change, as a result of which fewer than a majority of the Board members are incumbent Board members; (3) the solicitation of a dissident proxy, the purpose of which is to change the composition of the Board with the result or potential result that fewer than a majority of the Board will be incumbent members; (4) the consummation of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the combined voting power of the continuing entity’s securities outstanding immediately after such event are owned by persons who were not Shareholders prior to such event; (5) the sale of all or substantially all of our assets; (6) the commencement by a person of a tender offer for more than 20% of our Shares; (7) the commencement by or against us of a bankruptcy proceeding; or (8) the approval by our Shareholders of a plan of complete liquidation or dissolution.

Termination for cause or voluntary termination without good reason. – The terms of his employment agreement provide that, if Mr. Gandossi is terminated for cause or voluntarily terminates his employment without good reason, he is not entitled to any additional payments or benefits, other than accrued benefits (including, but not limited to, any then vested stock options and other equity grants) and a prorated bonus, which is payable immediately upon such termination.

Death or termination for disability. – The terms of his employment agreement provide that, in the event of Mr. Gandossi’s death or if Mr. Gandossi is terminated in connection with a disability, he is not entitled to any additional payments or benefits, other than accrued benefits, any amounts payable under the Company’s incentive plan then in effect, and a prorated bonus, which is payable at the same time as the Company’s other senior executives are paid under any cash bonus or long-term incentive plan. In addition, all Mr. Gandossi’s unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable.

David Ure

Termination without cause or voluntary termination for good reason. – The terms of his employment agreement provide that, if Mr. Ure is terminated without cause or voluntarily terminates his employment for good reason, he will be entitled to a severance payment equal to one time the sum of: (A) his then annual salary; and (B) the higher of (i) his current annual bonus and (ii) the highest variable pay and average incentive bonus received during the two years last ending prior to his termination. This amount is payable in substantially equal installments over a twelve-month period, unless a change of control occurs following such termination, in which case the unpaid portion of such severance amount is payable in full in a lump sum cash payment immediately following such change of control.

The terms of his employment agreement further provide that, if Mr. Ure is terminated without cause or voluntarily terminates his employment for good reason in contemplation of, at the time of, or within twelve months after a change of control, instead of the amounts and payment terms described above, he will be entitled to a lump sum severance payment equal to one and a half times the sum of: (A) his then annual salary; and (B) the higher of (i) his current annual bonus and (ii) the highest variable pay and average incentive bonus received during the two years last ending prior to his termination.

In addition, if Mr. Ure is terminated without cause or voluntarily terminates his employment for good reason, all Mr. Ure’s unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable. Mr. Ure will also be entitled to any accrued benefits.

Mr. Ure’s employment agreement defines a “change of control” as the occurrence of any of certain specified events including: (1) the receipt by the Company of a Schedule 13D or other statement filed under Section 13(d) of the Exchange Act indicating that any person, directly or indirectly, (a) has become the beneficial owner of more than 50% of the outstanding Shares or (b) has sole and/or shared voting or dispositive power over more than 50% of the outstanding Shares; (2) a change in the composition of the Board occurring within a two-year period prior to such change as a result of which fewer than a majority of the Board members are incumbent Board members; (3) the consummation of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the combined voting power of the continuing entity’s securities outstanding immediately after such event are owned by persons who were not Shareholders prior to such event; (4) the sale of all or substantially all of our assets; (5) the commencement by or against us of a bankruptcy proceeding; or (6) the approval by our Shareholders of a plan of complete liquidation or dissolution. Notwithstanding, a “change of control” in respect of items (1) to (4) above will not be deemed to occur unless such transaction constitutes a change in ownership of the Company or a change in effective control of the Company.

Termination for cause or voluntary termination without good reason. – The terms of his employment agreement provide that, if Mr. Ure is terminated for cause or voluntarily terminates his employment without good reason, he is not entitled to any additional payments or benefits, other than accrued benefits (including, but not limited to, any then vested stock options and other equity grants) and a prorated bonus, which is payable immediately upon such termination.

Death or termination for disability. – The terms of his employment agreement provide that, in the event of Mr. Ure’s death or if Mr. Ure is terminated in connection with a disability, he is not entitled to any additional payments or benefits, other than accrued benefits, any amounts payable under the Company’s incentive plan then in effect, and a prorated bonus, which is payable at the same time as the Company’s other senior executives are paid under any cash bonus or long-term incentive plan. In addition, all Mr. Ure’s unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable.

Leonhard Nossol

The terms of Mr. Nossol’s employment agreement provide for a six-month notice period in case of termination by the Company and a three-month notice period in case of termination by Mr. Nossol. The agreement does not contain a change of control provision.

Wolfram Ridder

The terms of Mr. Ridder’s employment agreement provide for a six-month notice period in case of termination and 12 months in the event of a change of control, which is defined as a direct or indirect change in majority ownership of Stendal Pulp Holding GmbH.

In addition to the terms provided for in the individual employment agreements, our 2010 Plan contains provisions for accelerated vesting and exercisability of options, stock appreciation rights, restricted stock, restricted stock rights and performance awards upon termination of employment within 12 months of a change of control. The Committee also has the discretion to vest and make exercisable any outstanding award previously issued under the 2010 Plan upon the closing of a transaction that results in a change of control.

INFORMATION REGARDING EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

Since specific grants under the 2010 Plan are discretionary, they may vary from year to year and participant to participant and are not yet determinable. The following table provides certain information as at December 31, 2016 with respect to the Company’s equity compensation plans.

Plan Category	Number of Shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of Shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by Shareholders(1)	-(2)	$ -	1,044,478(3)
Equity compensation plans not approved by Shareholders	-	-	-

(1)	The 2010 Plan.
(2)

Excludes 38,000 outstanding restricted shares which vest in 2017 and a maximum of 2,068,174 outstanding performance share units, 657,654 of which were eligible for vesting as at December 31, 2016. (In February 2017, based upon an assessment of the achievement of the Performance Criteria, 279,515 Shares were awarded and vested in respect thereof and balance of underlying Shares therefor is again available under the 2010 Plan.) Of the remaining 1,410,520 performance share units, 433,728 are eligible to vest at December 31, 2017 and 976,792 are eligible to vest at December 31, 2018. The actual number of Shares issued in respect of unvested performance share units will vary from 0% to 200% of performance share units granted, based upon achievement of performance objectives established for such awards.

(3)	Represents the number of Shares remaining available for issuance under the 2010 Plan as of December 31, 2016. As at the date hereof, the amount available is 879,829.

PROPOSAL 2 - INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Independent Registered Public Accounting Firm

The Board requests that Shareholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm as a matter of good corporate practice.

We initially appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm effective May 10, 2007 and received Shareholder ratification of such appointment at our annual meeting held in June 2007. The appointment of PricewaterhouseCoopers LLP was approved by the Audit Committee and by the Board.

Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Meeting but have been given an opportunity to make a statement if they so desire and will be available should any matter arise requiring their participation at the Meeting.

The selection of PricewaterhouseCoopers LLP must be ratified by a majority of the votes cast at the Meeting, in person or by Proxy, in favor of such ratification.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

In the event PricewaterhouseCoopers LLP are not ratified as our registered public accounting firm at the Meeting, the Audit Committee will consider whether to retain PricewaterhouseCoopers LLP or select another firm. The Audit Committee may select another firm as our registered public accounting firm without the approval of Shareholders, even if Shareholders ratify the selection of PricewaterhouseCoopers LLP at the Meeting.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the fees for services provided by PricewaterhouseCoopers LLP in 2016 and 2015:

	Year Ended December 31,
	2016		2015
Audit Fees(1)	$937,886		$972,602
Audit-Related Fees(2)	$23,777		$35,141
Tax Fees(3)	$114,659		$138,844
All Other Fees	$554,572	(4)	$24,512

	$1,630,894		$1,171,099

(1)

Represents fees for services rendered for the integrated audit of our annual financial statements and review of our quarterly financial statements, including fees relating to an internal control review conducted pursuant to the Sarbanes-Oxley Act of 2002.

(2)

Represents fees for due diligence transaction services and services rendered for assurance and related services reasonably related to the performance of the audit or review of our financial statements but not reported under “Audit Fees”, including fees related to audit and attestation services for the Celgar pension plan, due diligence related to financings and consultations concerning financial accounting and reporting standards.

(3)	Represents fees for services rendered for tax compliance, tax advice and tax planning.
(4)	The majority of all other fees incurred during 2016 was in connection with advisory and government relations services related to new green energy legislation in Germany in 2016.

Consistent with the SEC’s requirements regarding registered public accounting firm independence, our Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm and the fees for such non-audit services. Under the policy, the Audit

Committee must pre-approve services prior to the commencement of the specified service. In 2015 and 2016, all services provided by our independent registered public accounting firm, PricewaterhouseCoopers LLP, had been pre-approved by the Audit Committee.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company believes that the compensation policies for our NEOs are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of our Shareholders. This advisory Shareholder vote, commonly referred to as a “say-on-pay vote” gives you as a Shareholder the opportunity to approve or not approve the compensation of our NEOs that is disclosed in this Proxy Statement. This advisory Shareholder vote occurs every year and will next occur at our annual meeting of Shareholders to be held in 2018 (the “2018 Annual Meeting”). The non-binding resolution approving our executive compensation was approved by 91% of the Shareholders present or represented by proxy at our 2016 annual meeting of Shareholders. This vote is not intended to address any specific item of executive compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Company asks that you indicate your support for our executive compensation policies and practices as described in the Company’s Compensation Discussion and Analysis, accompanying tables and related narrative contained in this Proxy Statement by voting “FOR” the following resolution:

RESOLVED that the Company’s Shareholders approve, on an advisory basis, the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed in the Company’s 2017 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, compensation tables, narrative disclosure and other related tables and disclosure.

Since this say-on-pay vote is advisory, it will not be binding on the Board or the Compensation and Human Resources Committee. However, the Board and our Compensation and Human Resources Committee value the opinions of our Shareholders and will review the voting results and take them into consideration when making future decisions regarding executive compensation. The affirmative vote of the holders of a majority of the Shares represented in person or by proxy entitled to vote on the proposal will be required for approval.

OUR BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our officers and directors and persons who own more than 10% of our Shares file reports of ownership and changes in ownership with the SEC and furnish us with copies of all such reports that they file. Based solely upon a review of the copies of these reports received by us, and upon written representations by our directors and officers regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, we believe that all of our directors and officers filed all required reports under Section 16(a) in a timely manner for the year ended December 31, 2016.

PROPOSAL 4 – APPROVAL OF THE AMENDMENT TO THE MERCER INTERNATIONAL INC. 2010

STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK

AVAILABLE FOR ISSUANCE UNDER SUCH PLAN AND EXTEND ITS EXPIRY DATE

Introduction

We are asking Shareholders to approve an amendment to our 2010 Plan to increase the number of Shares available for issuance under such plan by 2,250,000 shares and extend its expiry date. We currently have 879,829 Shares available for future issuance under such plan. The increase represents approximately 3% of our outstanding Shares as at the Record Date. After giving effect to the amendment, we would have 3,129,829 shares available for issuance under our 2010 Plan, which is approximately 5% of our currently outstanding Shares.

The 2010 Plan currently expires on June 1, 2020 and the amendment will extend its expiry to May 31, 2027.

Our Board believes that the amendment is necessary to provide us with a sufficient reserve of Shares for future awards of various types needed to attract, retain and motivate key employees and non-employee directors.

Details regarding the background of this proposal and the material features of the 2010 Plan are provided below.

Proposed Amendment

We are seeking Shareholder approval of an amendment to the 2010 Plan to increase the number of Shares available for issuance under the 2010 Plan by 2,250,000 Shares and extend its expiry date. In 2017, our Board adopted the proposed amendment to the 2010 Plan, subject to approval by the Shareholders. The amendment to the 2010 Plan will be effective only when and if approved by the Shareholders.

We are only seeking Shareholder approval for the increase in the number of Shares available under the 2010 Plan and the extension of its expiry date.

Reasons the Board Recommends Voting For Approval of the Amendment to the 2010 Plan

As of the date hereof, we have awarded an aggregate of 3,780,485 performance share units, restricted shares and Shares under the 2010 Plan, including the following outstanding PSUs:

Year of PSU Grant	Number of PSUs Granted(1)	Vesting Period ends on December 31,
2015	433,728	2017
2016	976,792	2018
2017	542,788	2019

(1)	Represents 200% of target awards.

Vesting of the PSUs is based upon achievement of the Performance Criteria. All PSUs that do not vest are forfeited.

We currently have 879,829 Shares available for future issuance thereunder.

Our Board has concluded that the adoption of the amendment is in our best interest and the interest of the Shareholders. Our Board believes that the amendment to the 2010 Plan is necessary to provide us with a sufficient reserve of Shares for future awards of various types needed to attract, retain and motivate key employees and non-employee directors, including as a result of our realigning our long-term incentives for executives in 2014 by adopting the LTIP, which provides for yearly awards to our executives.

The 2010 Plan is set to expire on June 1, 2020, or approximately three years from the date hereof. Extending the 2010 Plan’s expiry date will better align the plan’s duration with the amount of awards available for grant after giving effect to the amendment and the long-term nature of awards granted under the plan.

Material Features of the 2010 Plan

Below is a summary of the material features of the 2010 Plan, after giving effect to the amendment, which is qualified in its entirety by reference to the full text of the 2010 Plan (after giving effect to the amendment), attached hereto as Appendix A.

Purpose

The purpose of the 2010 Plan is promote the long-term success of the Company and the creation of Shareholder value by encouraging the attraction and retention of employees and non-employee directors with exceptional qualifications, encouraging them to focus on the critical long-range objectives of the Company and linking their interests directly to Shareholder interests through increased Share ownership. The 2010 Plan has achieved, and continues to achieve, this purpose by providing for awards to participants in the form of restricted shares, restricted stock units, performance shares, performance share units, options and/or SARs. The Company believes it is important to have flexibility to grant various types of equity awards to its employees so that it can react appropriately to the changing environment.

Eligibility

Awards granted under the 2010 Plan may be made only to those persons who are employees, officers, consultants to and non-employee directors of Mercer on the grant date of the award. Presently, Mercer estimates that 31 persons are currently eligible each year to receive awards under the 2010 Plan.

Stock Subject to the 2010 Plan

Subject to adjustment for changes in capitalization, the total number of Shares subject to all awards under the 2010 Plan was initially 2,000,000 plus 660,314 Shares, which was the number of Shares remaining available under the 2004 Plan.

The maximum number of Shares which may be issued as incentive stock options under the 2010 Plan is limited to 500,000. Further, the maximum number of Shares that may be granted to any one participant in the 2010 Plan, who is a Covered Employee (as defined in the 2010 Plan) during the fiscal year where such participant’s employment commences, shall be 300,000 and 250,000 for all other fiscal years.

Types of Awards

The 2010 Plan allows Mercer to grant following types awards: Options; Restricted Stock Rights; Restricted Stock; Performance Shares; Performance Share Units; and Stock Appreciation Rights, referred to as “SARs”.

Stock Options

The Committee may grant stock options qualifying as incentive stock options, referred to as “ISOs”, under the Internal Revenue Code of 1986, referred to as the “Code”, and non-qualified stock options. The Committee determines the exercise price of such options. However, no options shall be granted at an exercise price that is less than the Fair Market Value (defined in the 2010 Plan as the last reported sale price of the Shares quoted on the NASDAQ Global Select Market) of one Share on the grant date of the option. The Committee also determines the time or times at which options may be exercised (within 10 years from the grant date) and the method by which the exercise price of an option may be paid and the form of payment, but cannot reprice options previously granted under the 2010 Plan.

ISOs will lapse 10 years from the date they are granted, 90 days after the date of a participant’s termination of employment for any reason other than death or disability, or six months after the date of a participant’s termination of employment on the account of death or disability.

Additionally, the aggregate Fair Market Value of all Shares with respect to which ISOs are first exercisable by a participant in any calendar year may not exceed $400,000 and ISOs cannot be granted to any individual who, at the grant date, owned Shares possessing more than 10 percent of the total combined voting power of all classes of Shares outstanding, unless such option is granted at a price greater than 110% of Fair Market Value on the grant date and is exercisable for no more than five years from such date.

Restricted Stock Rights

A restricted stock right award gives the participant the right to receive Shares or a cash payment equal to the Fair Market Value (determined as of a specified date in the future). Shares are not issued under the award until specified restrictions lapse. The restrictions will lapse in accordance with a schedule or other condition determined by the Committee.

Participants holding restricted stock rights have no voting rights or rights to dividends with respect to the underlying Shares prior to the issuance of such Shares pursuant to the 2010 Plan. Payments for any vested restricted stock rights shall be made in one lump sum payment of Shares, cash or a combination hereof, equal to the Fair Market Value of a specified number of Shares.

Restricted Stock

A restricted stock award gives the participant the right to receive a specified number of Shares at a purchase price determined by the Compensation and Human Resources Committee. As a general rule, if a participant terminates employment at a time when the restricted stock rights are subject to restrictions, the participant forfeits the unvested restricted stock rights.

Holders of restricted stock awarded under the 2010 Plan shall have the same voting, dividend and other rights as Mercer’s other Shareholders. The Committee establishes restrictions on transferability, the consideration for such awards and the type of vesting. Except as determined by the Compensation and Human Resources Committee, restricted stock previously granted will also be forfeited upon the failure to satisfy one or more performance criteria by the holder.

Performance Shares and Performance Units

A performance share award gives the participant the right to receive Shares if the participant achieves the performance goals established by the Committee during the performance period, as established by the Committee. Performance share units give participants the rights to Shares, a cash payment or a combination of Shares or cash if certain performance goals established by the Committee are met. All such payments shall be made in a lump sum.

SARs

A SAR gives the participant the right to share in the appreciation in value of one Share. The Committee determines the conditions and restrictions relating to SARs. Upon the exercise of a SAR, the holder shall be entitled to receive payment in an amount determined by multiplying (a) the difference, if any, of the Fair Market Value of a Share on the date of exercise over the price of the SAR fixed by the Committee at the grant date, which shall not be less than the Fair Market Value of a Share at the grant date, by (b) the number of Shares with respect to which the SAR is exercised.

Performance Based Awards

The Committee may designate certain awards it grants as performance based, within the meaning of Section 162(m) of the Code.

Performance goals, which are defined in the 2010 Plan as the goals established by the Committee based on performance criteria set by the Committee, can be expressed in terms of overall Company performance or the performance of a division or an individual and may be stated in terms of absolute levels or relative to another company or index. Performance goals must be established within 90 days of the commencement of a performance period and their outcome must be substantially uncertain at the time of establishment. The Committee cannot establish performance goals for any performance based award after 25% of the performance period for such award has lapsed. The Committee, in its discretion, also may adjust or modify the calculation of performance goals for such performance period in order to prevent the dilution or enlargement of the rights of participants to the 2010 Plan.

All recipients of performance based awards must be employees of Mercer.

Automatic Restricted Stock Awards for Non-Employee Directors

When a person first becomes a non-employee director of Mercer, such person shall be granted a restricted stock award of 5,000 shares of restricted stock. Within five business days following the conclusion of Mercer’s annual general meeting, each non-employee director of Mercer who has served on the Board for at least six months shall receive a restricted stock award of 5,000 shares of restricted stock or 8,000 shares of restricted stock if such non-employee director is currently serving as Lead Director of the Board. Except as otherwise determined by the Committee, the restrictions on the restricted stock awards shall lapse on the first anniversary of the grant date. Commencing in 2017, directors will be granted annually shares of restricted stock with a Grant Date Value of $70,000 for each non-executive director and $100,000 for our Lead Director. See “Review of Director Compensation and 2017 Changes”.

All shares of restricted stock shall immediately vest upon a change in control.

Adjustment to Capitalization

In the event of any change in the outstanding Shares by reason of a stock dividend or split, recapitalization, merger, consolidation, combination, reorganization, exchange of Shares, or other similar corporate change, the aggregate number of Shares available under the 2010 Plan and subject to each outstanding award, and its stated exercise price or the basis upon which the award is measured, shall be adjusted appropriately by the Committee.

Change in Control Provisions

The 2010 Plan contains a “double trigger” change in control provision whereby 2010 Plan participants who are employees or officers of, or consultants to, Mercer only receive benefits when either their employment or service terminates due to their discharge without cause or resignation with good reason in connection with a change in control, or at the discretion of the Committee. Conversely, the trigger for non-employee directors is a “single trigger” whereby restricted stock held by such 2010 Plan participants immediately vest upon a change in control.

Forfeiture Provisions

The Committee will specify in an award agreement that a participant’s rights, payments and benefits with respect to an award shall be subject to reduction, cancelation or forfeiture upon the occurrence of specified events such as termination of employment for cause, a violation of company policies, fraud or a breach of a noncompetition or confidentiality restrictive covenant.

Mercer also has discretion to immediately terminate a person’s right to any further payments, vesting or exercisability with respect to any award in its entirety, and to determine whether a participant in the 2010 Plan has been terminated for cause and the date upon which such termination for cause occurs. All such determinations are final.

Share-Counting Rules

The 2010 Plan provides that the underlying Shares related to any award granted under the 2010 Plan that terminates, expires, lapses or is paid in cash will again be available for a grant under such plan. However, the 2010 Plan does not permit Shares tendered to pay the exercise price of an option, or tendered or withheld to satisfy a tax withholding obligation arising in connection with an award, to become available for grant or sale under the 2010 Plan. Additionally, the 2010 Plan provides that the exercise of a stock-settled SAR or broker-assisted “cashless” exercise of an option will reduce the number of Shares available for issuance under the 2010 Plan by the entire number of Shares subject to that SAR or option.

Award Repricing

The 2010 Plan explicitly prohibits the repricing of options.

Transferability

According to the 2010 Plan, with limited exceptions, no award granted under the 2010 Plan may be sold, transferred, pledged, and assigned unless otherwise determined by the Committee.

Amendment, Modification and Termination

The Board may at any time terminate, amend or modify the 2010 Plan, provided that such action be subject to approval by Shareholders when required by law, regulation, any stock exchange rule for any exchange on which the Shares are listed or the terms of the 2010 Plan. Additionally, no amendment, modification or termination of the 2010 Plan or any award under the 2010 Plan shall in any manner adversely affect any award previously granted without the consent of the holder thereof.

Specifically, the 2010 Plan mandates that neither the Board nor the Committee may, without the approval of Shareholders: (a) reduce the purchase price or exercise price of any outstanding award, including any option or SAR; (b) increase the number of Shares available under the 2010 Plan (other than any adjustment as a result of a recapitalization); (c) grant options with an exercise price that is below Fair Market Value on the grant date; (d) reprice previously granted options or SARs; or (e) cancel any option or SAR in exchange for cash or any other award or in exchange for any option or SAR with an exercise price that is less than the exercise price of the original option or SAR.

Tax Withholding

Mercer has the power to withhold or require a participant to remit to the Company an amount sufficient to satisfy all withholding tax requirements on any award under the 2010 Plan.

U.S. Income Tax Status

The U.S. federal income tax consequences to the Company and participants under the 2010 Plan are complex and subject to change. The following discussion is a summary overview of the general rules applicable to certain awards granted under the 2010 Plan to a participant who performs services within the United States or is a United States citizen or resident. The tax consequences may be affected by various income tax treaties. Participants under the 2010 Plan should consult their own tax advisors since a taxpayer’s particular situation may be such that some variation of the rules described below will apply.

Incentive Stock Options. A participant will generally not recognize any ordinary income (and the Company will not be permitted to claim any deduction) upon the grant or timely exercise of an ISO. If the Shares acquired upon the exercise of an ISO are held by a participant for at least two years from the date of the grant of such option and for at least one year after exercise, any resulting gain is taxed, upon disposition of the Shares, at long-term capital gains rates, and the Company will not be entitled to any income tax deduction in connection with either the exercise of the ISO or the sale of the Shares by the participant. However, if these holding requirements are not met, the difference between the Fair Market Value of the Shares at the time of exercise and the exercise price is taxed at ordinary rates as compensation to the participant, and the Company is generally entitled to a deduction for an equivalent amount.

Additionally, the amount by which the Fair Market Value of the underlying Shares on the exercise date of an ISO exceeds the exercise price could constitute “alternative minimum taxable income” to the participant in the year of exercise.

Non-qualified Options. At the time of exercise of the non-qualified option, a participant will recognize ordinary income for income tax purposes in an amount equal to the excess of the Fair Market Value of the Shares purchased over the exercise price. The Company will generally be entitled to claim a tax deduction at such time and in the same amount that such participant recognizes ordinary income.

Restricted Stock. A participant who is awarded Shares of restricted stock is generally taxable on the Shares received when the restricted stock is substantially vested, that is, when the stock is either not subject to a substantial risk of forfeiture, or is transferable to a third party free of such risk. The amount of income recognized is equal to the excess of the Fair Market Value of the Shares at the time of vesting over the amount, if any, paid for such Shares. The Company would generally be entitled to claim a deduction equal to the amount of income recognized.

A person who is awarded restricted stock may elect to recognize income at the time that the restricted stock is awarded rather than at the later date when the stock is substantially vested.

Stock Appreciation Rights. Generally, the recipient of a SAR will not recognize any taxable income at the time the SAR is granted, and no deduction is available to the Company at such time. When a SAR is exercised, ordinary income is realized by the participant in the amount of cash and/or Fair Market Value of the Shares received by such participant and the Company will generally be entitled to a deduction of equal value.

Section 409A. Section 409A of the Code generally establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the 2010 Plan may constitute “deferred compensation” within the meaning of and subject to Section 409A of the Code. In any case, a participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such participant or for such participant’s account in connection with an award (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold such participant harmless from any or all of such taxes or penalties.

Funding

Mercer is not required to segregate any of its assets to ensure payment of any award under the 2010 Plan.

No Shareholders Rights

No award gives the participant any of the rights of a Shareholder unless and until Shares are in fact issued to such person in connection with such award.

Effective Date and Termination

The 2010 Plan became effective in May 2010 and currently expires on June 1, 2020, unless earlier terminated in accordance with its provisions. After giving effect to the amendment to the 2010 Plan, such expiry date will be extended to May 31, 2027.

Equity Compensation Plan Information

Since specific grants under the 2010 Plan are discretionary, they may vary from year to year and participant to participant and are not yet determinable. For information as at December 31,

2016 with respect to the Company’s equity compensation plans previously approved by Shareholders, please refer to the table under “Information Regarding Equity Compensation Plans” on page 61 of this Proxy Statement.

Under the provisions of the 2010 Plan, after giving effect to the amendment to the 2010 Plan, the Company will have an additional 2,250,000 Shares available for grant. The increase represents approximately 3% of the total Shares outstanding as at the Record Date. After giving effect to the amendment, we would have a total of 3,129,829 Shares available for grant, representing approximately 5% of the total Shares outstanding as at the Record Date.

New Plan Benefits

Because awards under the 2010 Plan are discretionary, benefits or amounts that will hereinafter be received by or allocated to our Executive Chairman, Chief Executive Officer, NEOs, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees who are not executive officers are not presently determinable. No awards that are contingent upon obtaining shareholder approval of the amendment to the 2010 Plan have been made under the 2010 Plan.

Please refer to the “Grant of Plan-Based Awards Table” in this Proxy Statement for additional information about the awards granted to our NEOs during the fiscal year ended December 31, 2016.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of additional Shares under the 2010 Plan with the SEC pursuant to the Securities Act as soon as practicable after approval of the amendment to the 2010 Plan by our Shareholders.

OUR BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

FUTURE SHAREHOLDER PROPOSALS

Any proposal which a Shareholder wishes to include in the proxy statement and proxy relating to the 2018 Annual Meeting must be received by the Company on or before December 16, 2017. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with Rule 14a-8 under the Exchange Act and all other applicable requirements.

Shareholders wishing to bring any other item before the 2018 Annual Meeting, other than in accordance with the process of Rule 14a-8 under the Exchange

Act, must submit written notice of such proposal to the Company no earlier than February 3, 2018 and no later than March 5, 2018. If the Company receives notice of a Shareholder proposal after March 5, 2018, such notice will be considered untimely and the Company’s management will have discretionary authority to vote proxies received with respect to such proposal.

Please direct any proposal or notice of intention to present a proposal to the care of the Secretary, Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, B.C. V6C 1G8, Canada.

OTHER MATTERS

The directors know of no matters other than those set out in this Proxy Statement to be brought before the Meeting. If other matters properly come before the Meeting, it is the intention of the proxy holders to vote the Proxies received for the Meeting in accordance with their judgment.

Notice Regarding Forward-Looking Statements

This Proxy Statement includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Statements herein that describe our business, strategy, plans, goals, future capital spending levels and potential for growth, improved profit margins and cash generation are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results and amounts to differ materially from those in forward-looking statements. For a detailed discussion of the risks and uncertainties, see the “Risk Factors” discussion in Item 1A of our 2016 Annual Report. The forward-looking statements included in this Proxy Statement are made only as of the date of this Proxy Statement and we undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

This Proxy Statement and our 2016 Annual Report are available at www.mercerint.com. Copies of our Form 10-K for the fiscal year ended December 31, 2016, may be obtained from Mercer International Inc. Attention: Shareholder Information, Suite 1120, 700 West Pender Street, Vancouver, British Columbia V6C 1G8, Canada (Tel: (604) 684-1099). This Proxy Statement and our Form 10-K are also available on the SEC’s website at www.sec.gov and on our website at www.mercerint.com.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jimmy S.H. Lee
Jimmy S.H. Lee
Executive Chairman

Date: April 13, 2017

APPENDIX A

MERCER INTERNATIONAL INC. 2010 STOCK INCENTIVE PLAN, AS AMENDED

MERCER INTERNATIONAL INC.

2010 Stock Incentive Plan

(as amended effective May 31, 2017)

ARTICLE 1

ESTABLISHMENT, PURPOSE, EFFECTIVE DATE AND EXPIRATION DATE

1.1        Establishment. Effective June 1, 2010 (the “Effective Date”), Mercer International Inc., a Washington State corporation (the “Company”), established the Mercer International Inc. 2010 Stock Incentive Plan (the “Plan”), which Plan was amended on May 30, 2014, to increase the number of shares of Stock available for grant under the Plan by 2,000,000 (the “First Amendment”). The Plan permits the grant of Options, Restricted Stock Rights, Restricted Stock, Performance Shares, Performance Share Units and Stock Appreciation Rights. The Plan also permits the grant of awards that qualify for the “performance-based compensation” exception to the limitations on the deduction of compensation imposed by Section 162(m) of the Code.

1.2        Purpose. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, officers, Consultants and non-Employee Directors to focus on critical long-range objectives, (b) encouraging the attraction and retention of qualified Employees, officers, Consultants and non-Employee Directors and (c) linking such person directly to stockholder interests through increased stock ownership. The Plan is further intended to provide flexibility to the Company in its ability to attract, retain and motivate individuals upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent.

1.3        Second Amendment. This amendment to the Plan (the “Second Amendment”) will increase the number of shares of Stock available for grant under the Plan by an additional 2,250,000 and extend the expiry date of the Plan from June 1, 2020 to the 10th anniversary of the Second Amendment Date (as defined below), being May 31, 2027. The Second Amendment is subject to and shall only be effective upon approval by the shareholders by a simple majority vote (the “2017 Approval”) to be cast at the 2017 Annual Shareholders’ Meeting scheduled for May 31, 2017 (the “Second Amendment Date”).

1.4        Expiration Date. Subject to receipt of the 2017 Approval, the Plan will expire on, and no Award may be granted under the Plan after, the tenth (10th) anniversary of the Second Amendment Date unless the shareholders of the Company vote to approve an extension of the Plan prior to such expiration date. Any Awards that are outstanding on the tenth anniversary of the Second Amendment Date (or such later expiration date as approved by the Company’s shareholders) shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 2

DEFINITIONS

2.1       Definitions. When a word or phrase appears in this Plan document with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be given the meaning ascribed to it in this Section 2.1 unless a clearly different meaning is required by the context. The following words and phrases will have the following meanings:

(a)	“Affiliate” means any entity other than a Subsidiary, if the Company and/or one of more Subsidiaries own not less than 50% of such entity.

(b)	“Annual Meeting” means the regular annual meeting of the Company’s stockholders.

(c)	“Annual Meeting Date” means the dates established for the annual meetings of the Company’s shareholders pursuant to the Company’s Bylaws.

(d)	“Award” means any Option, Restricted Stock Right, Restricted Stock, Performance Share, Performance Share Unit or Stock Appreciation Right granted pursuant to the Plan.

(e)	“Award Agreement” means any written agreement or other document evidencing an Award.

(f)	“Board” means the Board of Directors of the Company, as constituted from time to time.

(g)

“Cause” means a determination by the Committee that a Participant (i) has been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony (or equivalent) under federal, state or provincial law, (ii) has engaged in willful gross misconduct in the performance of a Participant’s duties to the Company or an Affiliate, (iii) has committed a material breach of any written agreement with the Company or any Affiliate with respect to confidentiality, noncompetition, nonsolicitation or similar restrictive covenant, or (iv) has engaged in any other conduct which would constitute “cause” under any applicable laws, provided that, in the event that a Participant is a party to an employment agreement with the Company or any Affiliate that defines a termination on account of “Cause” (or a term having similar meaning), such definition shall apply as the definition of a termination on account of “Cause” for such Participant for the purposes hereof.

(h)	“Chief Executive Officer” or “CEO” means the Chief Executive Officer of the Company.

(i)	“Change in Control” means the occurrence of any of the following events:

(i)

Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or

(ii)

The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or

(iii)	The sale, transfer or other disposition of all or substantially all of the Company’s assets.

For purposes of this subsection (i), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude: (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary; and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.

Any other provision of this Section 2.1(i) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state or jurisdiction of the Company’s incorporation. The transfer of stock or assets of the Company in connection with a bankruptcy filing by or against the Company under Title 11 of the United States Code will not be considered to be a Change of Control for purposes of this Plan.

(j)

“Code” means the Internal Revenue Code of 1986, as amended. All references to the Code shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of the Code.

(k)

“Committee” means the Company’s Compensation and Human Resources Committee or any such committee as may be designated by the Board to administer the Plan, provided that at all times the membership of such committee shall not be less than two (2) members of the Board and each Committee member must be: (i) a “non-employee director” (as defined in Rule 16b-3 under the Exchange Act) if required to meet the conditions of exemption for the Awards under the Plan from Section 16(b) of the Exchange Act; (ii) an “outside director” as defined in Section 162(m) of the Code and the regulations issued thereunder; and (iii) an “independent director” as defined by the NASDAQ Global Market (or any successor or replacement thereof) so long as the Company’s Stock is quoted or listed thereon.

(l)	“Company” means Mercer International Inc., or any successor as provided in Section 19.9.

(m)

“Constructive Termination” means the Termination of Employment by a Participant within sixty (60) days following the occurrence of any one or more of the following events without the Participant’s written consent (i) any one or more of a reduction in position, title (for Vice Presidents or above), overall responsibilities, level of authority, level of reporting (for Vice Presidents or above), base compensation, annual incentive compensation opportunity, aggregate employee benefits or (ii) a requirement that the Participant’s location of employment be relocated by more than fifty (50) miles, provided that, in the event that a Participant is a party to an employment agreement with the Company or any Affiliate (or a successor entity) that defines a termination on account of “Constructive Termination”, “Good Reason” or “Breach of Agreement” (or a term having a similar meaning), such definition shall apply as the definition of “Constructive Termination” for purposes of this Plan in respect of such Participant only. A Constructive Termination shall be communicated by written notice to the Committee, and shall be deemed to occur on the date such notice is delivered to the Committee, unless the circumstances giving rise to the Constructive Termination are cured within five (5) business days of such notice.

(n)

“Consultant” means a consultant or adviser who provides services to the Company or an Affiliate as an independent contractor and not as an Employee; provided however that a Consultant may become Participant pursuant to this Plan only if he or she (i) is a natural person and (ii) provides bona fide services to the Company or an Affiliate.

(o)	“Covered Employee” means an Employee who is, or could be, a “covered employee” as defined by Section 162(m) of the Code.

(p)	“Director” means a member of the Board.

(q)

“Disability” means the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The permanence and degree of impairment shall be supported by medical evidence.

(r)	“Effective Date” means the date on which the Shareholders of the Company approved the Plan, as described in Section 1.1.

(s)	“Employee” means a common-law employee of the Company or an Affiliate.

(t)

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. All references to a section of ERISA shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of ERISA.

(u)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v)	“Fair Market Value” means the market price of one share of Stock, determined by the Committee as follows:

(i)	If the Stock was traded on the NASDAQ Global Market, then the Fair Market Value shall be equal to the last reported sale price quoted for such date by the NASDAQ Global Market;

(ii)

If the Stock was traded on a United States stock exchange or the Toronto Stock Exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable composite-transactions report;

(iii)

If the Stock was traded over-the-counter on the date in question but was not traded on the NASDAQ Global Market, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the “Pink Sheets” published by the National Quotation Bureau, Inc.; or

(iv)	If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

(w)	“Grant Date” means the date the Committee approves the Award or a date in the future on which the Committee determines the Award will become effective.

(x)	“Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(y)	“Lead Director” means a non-Employee Director elected by members of the Board to provide leadership to non-Employee Directors.

(z)	“Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(aa)	“Option” means the right to purchase Stock at a stated price for a specified period of time. An Option may either be an Incentive Stock Option or a Non-Qualified Stock Option.

(bb)	“Optionee” means an individual or estate which holds an Option or SAR.

(cc)

“Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.

(dd)	“Participant” means an individual who, as an Employee, officer or non-Employee Director of, or Consultant to, the Company, or any Affiliate, has been granted an Award under the Plan.

(ee)

“Performance-Based Award” means an Award granted to select Covered Employees pursuant to Articles 7, 8 and 9 that is subject to the terms and conditions set forth in Article 10. All Performance-Based Awards are intended to qualify as “performance-based compensation” exempt from the deduction limitations imposed by Section 162(m) of the Code.

(ff)

“Performance Criteria” means the criteria or any combination of criteria, that the Committee selects for the purposes of establishing, the Performance Goal or Performance Goals for a Participant during a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: revenue; revenue growth; earnings (including earnings before interest, taxes, depreciation and amortization “EBITDA” or variations thereof); EBITDA per tonne of production; operating income; operating margin; pre- and after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on capital (including return on total capital or return on invested capital); return on investment; return on assets or net assets; economic value added; share price performance; total shareholder return; improvement in or attainment of expense levels; cost containment or reduction; improvement in or attainment of working capital levels; budget achievement; production costs; project milestones; operating efficiency; debt; dividends; improvement in or attainment of objective corporate governance goals; contract awards; and attainment of health and safety goals (including environmental health and safety goals). The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for a particular Performance Period for a particular Participant.

(gg)

“Performance Goals” means the goal or goals established in writing by the Committee for a Performance Period based on the Performance Criteria. Depending on the Performance Criteria used to establish Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, or the performance of a division, Affiliate, or an individual. The Performance Goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices.

(hh)

“Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

(ii)

“Performance Share” means a right granted to a Participant to receive a payment in the form of Stock, the payment of which is contingent upon achieving certain Performance Goals established by the Committee.

(jj)

“Performance Share Unit” means a right granted to a Participant to receive a payment in the form of Stock, cash, or a combination thereof, the payment of which is contingent upon achieving certain Performance Goals established by the Committee.

(kk)	“Plan” means this Mercer International Inc. 2010 Stock Incentive Plan, as amended by the First Amendment and, upon receipt of the 2017 Approval, the Second Amendment.

(ll)	“Prior Plan” means the Mercer International Inc. 2004 Stock Incentive Plan, and any plans emanating or deriving therefrom.

(mm)

“Restricted Period” means the period during which Restricted Stock, Restricted Stock Rights, Performance Shares, or Performance Share Units are subject to restrictions pursuant to the provisions of the Plan or an Award Agreement.

(nn)	“Restricted Stock” means Stock granted to a Participant pursuant to Article 7 that is subject to certain restrictions and to the risk of forfeiture.

(oo)	“Restricted Stock Agreement” means the agreement between the Company and the recipient of Restricted Stock which contains the terms, conditions and restrictions pertaining to such Restricted Stock.

(pp)	“Restricted Stock Award” means an award of Restricted Stock.

(qq)

“Restricted Stock Right” means the right granted to a Participant pursuant to Article 7 to receive cash or Stock in the future, the payment of which is subject to certain restrictions and to the risk of forfeiture.

(rr)

“Separation from Service” means either: (i) the termination of a Participant’s employment with the Company and all Affiliates due to death, retirement or other reasons; or (ii) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is 20% or less of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii).

Solely for purposes of determining whether a Participant has a “Separation from Service”, a Participant’s employment relationship is treated as continuing while the Participant is on sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or contract).

If the Participant’s period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a Termination of Employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

In the case of a non-Employee Director, Separation from Service means that such Director has ceased to be a member of the Board.

(ss)

“Specified Employee” means certain officers and highly compensated Employees of the Company as defined in Treasury Regulation Section 1.409A-1(i). The identification date for determining whether any Employee is a Specified Employee during any calendar year shall be the September 1 preceding the commencement of such calendar year.

(tt)	“Stock” means the Common Stock of the Company.

(uu)

“Stock Appreciation Right” or “SAR” means the right to receive a payment equal to the excess of the Fair Market Value of one share of Stock on the date of exercise of the SAR over the grant price of the SAR as determined pursuant to Article 9 and the applicable Award Agreement.

(vv)

“Subsidiary” shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(ww)

“Termination of Employment” means: (i) in the context of an Award that is subject to the requirements of Section 409A of the Code, a “Separation from Service”; and (ii) in the case of any other Award, “Termination of Employment” will be given its natural meaning.

(xx)

“Triggering Event” means (i) the Termination of Employment of a Participant by the Company or an Affiliate (or any successor thereof) other than on account of death, Disability or Cause, (ii) the occurrence of a Constructive Termination or (iii) any failure by the Company (or a successor entity) to assume, replace, convert or otherwise continue any Award in connection with the Change in Control (or another corporate transaction or other change effecting the shares of Stock) on the same terms and conditions as applied immediately prior to such transaction, except for equitable adjustments to reflect changes in Stock pursuant to Section 5.3 of the Plan.

2.2       Gender and Number. Except when otherwise indicated by the context, words in the masculine gender when used in this Plan document will include the feminine gender, the singular includes the plural, and the plural includes the singular.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.1       General Eligibility. Awards may be made only to those Participants who are Employees, officers, Consultants to and non-Employee Directors of the Company on the Grant Date of the Award.

3.2       Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards will be granted and will determine the nature and amount of each Award.

ARTICLE 4

ADMINISTRATION

4.1       Administration by the Committee. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee in good faith pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes of the Plan.

4.2       Authority of the Committee. The Committee shall have the authority, in its sole discretion, to determine the Participants who: (i) are entitled to receive Awards under the Plan; (ii) the types of Awards; (iii) the times when Awards shall be granted; (iv) the number of Awards; (v) the purchase price or exercise price, if any; (vi) the period(s) during which such Awards shall be exercisable (whether in whole or in part); (vii) the restrictions applicable to Awards; (viii) the form of each Award Agreement, which need not be the same for each Participant, (ix) the other terms and provisions of any Award (which need not be identical); and (x) the schedule for lapse of forfeiture restrictions or restrictions in exercisability of an Award and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines. The Committee shall have the authority to modify existing Awards, subject to Article 16 of this Plan. Notwithstanding the foregoing, the Committee will not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards other than as provided in an Award Agreement or to reprice any previously granted Option.

4.3       Award Agreement. Each Award shall be evidenced by an Award Agreement that shall specify the type of Award granted and such other provisions and restrictions applicable to such Award as the Committee, in its discretion, shall determine.

4.4       Decisions Binding. The Committee shall have the authority to interpret the Plan and subject to the provisions of the Plan, any Award Agreement, and all decisions and determinations by the Committee with respect to the Plan are final, binding and conclusive on all parties. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.

ARTICLE 5

STOCK SUBJECT TO THE PLAN

5.1       Number of Shares. The Plan (including the amount consolidated from the Prior Plan), as amended by the First Amendment, provided for a total number of shares of Stock subject to all Awards under the Plan of 4,660,314. Subsequently, we awarded 3,780,485 Awards under the Plan, leaving 879,829 shares of Stock available for issuances of Awards under the Plan.

Subject to and upon receipt of the 2017 Approval, the total number of shares of Stock available for Awards under the Plan will be increased by 2,250,000, following which, subject to adjustment provided in Section 5.3, the total number of shares of Stock available for Awards under the Plan shall be 3,129,829.

Notwithstanding the above, the maximum number of shares of Stock that may be issued as Incentive Stock Options under the Plan shall be 500,000. The shares of Stock to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or shares purchased on the open market or treasury Stock not reserved for any other purpose.

5.2       Availability of Stock for Grant. Subject to the express provisions of the Plan, if any Award granted under the Plan terminates, expires, lapses for any reason, or is paid in cash, any Stock subject to or surrendered for such Award will again be Stock available for the grant of an Award. The exercise of a stock-settled SAR or broker-assisted “cashless” exercise of an Option (or a portion thereof) will reduce the number of shares of Stock available for issuance pursuant to Section 5.1 by the entire number of shares of Stock subject to that SAR or Option (or applicable portion thereof), even though a smaller number of shares of Stock will be issued upon such an exercise. Also, shares of Stock tendered to pay the exercise price of an Option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an Award will not become available for grant or sale under the Plan.

5.3       Adjustment in Capitalization. In the event of any change in the outstanding shares of Stock by reason of a Stock dividend (other than in the ordinary course) or split, recapitalization, merger, consolidation, combination, reorganization, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock available under the Plan and subject to each outstanding Award, and its stated exercise price or the basis upon which the Award is measured, shall be adjusted appropriately by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. Moreover, in the event of such transaction or event, the Committee, in its sole discretion, may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. Any adjustment to an Incentive Stock Option shall be made consistent with the requirements of Section 424 of the Code. Further, with respect to any Option or Stock Appreciation Right that otherwise satisfies the requirements of the stock rights exception to Section 409A of the Code, any adjustment pursuant to this Section 5.3 shall be made consistent with the requirements of the final regulations promulgated pursuant to Section 409A of the Code.

5.4       Annual Limitation on Number of Shares of Stock Subject to Awards. Notwithstanding any provision in this Plan document to the contrary, and subject to adjustment upon the occurrence of any of the events indicated in Section 5.3, the maximum number of shares of Stock that may be granted to any one Participant, who is a Covered Employee, during any of the Company’s fiscal years with respect to one or more Awards shall be two hundred fifty thousand (250,000) except that grants to a Participant in the fiscal year in which his or her service first commences shall not relate to more than three hundred thousand (300,000) shares of Stock.

ARTICLE 6

STOCK OPTIONS

6.1       Grant of Options. Subject to the provisions of Article 5 and this Article 6, the Committee, at any time and from time to time, may grant Options to such Participants and in such amounts as it shall determine.

(a)	Exercise Price. No Option shall be granted at an exercise price that is less than the Fair Market Value of one share of Stock on the Grant Date.

(b)

Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c)

Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, promissory note, shares of Stock held for longer than six months (through actual tender or by attestation), any net-issuance arrangement or other property acceptable to the Committee (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.

(d)

Evidence of Grant. All Options shall be evidenced by a written Award Agreement. The Award Agreement shall reflect the Committee’s determinations regarding the exercise price, time and conditions of exercise, and forms of payment for the Option and such additional provisions as may be specified by the Committee.

(e)	No Repricing of Options. The Committee shall not reprice any Options previously granted under the Plan.

6.2       Incentive Stock Options. Incentive Stock Options shall be granted only to Participants who are Employees and the terms of any Incentive Stock Options granted pursuant to the Plan must comply with the following additional provisions of this Section 6.2:

(a)

Exercise Price. Subject to Section 6.2(e), the exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option may not be less than the Fair Market Value as of the date of the grant.

(b)	Exercise. In no event may any Incentive Stock Option be exercisable for more than ten years from the date of its grant.

(c)	Lapse of Option. An Incentive Stock Option shall lapse in the following circumstances:

(i)	The Incentive Stock Option shall lapse ten years from the date it is granted, unless an earlier time is set in the Award Agreement.

(ii)

The Incentive Stock Option shall lapse 90 days following the effective date of the Participant’s Termination of Employment for any reason other than the Participant’s death or Disability, unless otherwise provided in the Award Agreement.

(iii)

If the Participant has a Termination of Employment on account of Disability or death before the Option lapses pursuant to paragraph (i) or (ii) above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of (a) the scheduled expiration date of the Option; or (b) 6 months after the date of the Participant’s Termination of Employment on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the incentive Stock Option pursuant to the applicable laws of descent and distribution.

(d)

Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $400,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(e)

Ten Percent Owners. An Incentive Stock Option shall not be granted to any individual who, at the Grant Date, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company unless such Option is granted at a price that is not less than 110% of Fair Market Value on the Grant Date and the Option is exercisable for no more than five years from the Grant Date.

(f)	Right to Exercise. Except as provided in Section 6.2(c)(iii), during a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

ARTICLE 7

RESTRICTED STOCK RIGHTS AND RESTRICTED STOCK

7.1       Grant of Restricted Stock Rights and Restricted Stock. Subject to the provisions of Article 5 and this Article 7, the Committee, at any time and from time to time, may grant Restricted Stock Rights or Restricted Stock to such Participants and in such amounts as it shall determine.

7.2	Restricted Stock Rights

(a)

Voting Rights. During the Restricted Period, Participants holding the Restricted Stock Rights granted hereunder shall have no voting rights or rights to dividends with respect to the shares of Stock subject to such Restricted Stock Rights prior to the issuance of such shares of Stock pursuant to the Plan.

(b)

Form and Timing of Payment. Payment for any vested Restricted Stock Rights Award issued pursuant to this Article 7 shall be made in one lump sum payment of shares of Stock, cash or a combination thereof, equal to the Fair Market Value (determined as of a specified date) of a specified number of shares of Stock. As a general rule, the shares of Stock payable under any Restrict Stock Rights Award shall be made on or before March 15 of the calendar year following the calendar year in which the Restricted Stock Rights vest in accordance with the “short-term deferral” exception to Section 409A as set forth in Treasury Regulation Section 1.409A-1(b)(4).

7.3	Grant of Restricted Stock.

(a)

Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote, and dividends on, Restricted Stock). These restrictions may lapse separately or in combination at such times and pursuant to such circumstances, as the Committee determines at the time of the grant of the Award or thereafter.

(b)

Restricted Stock Agreement. Each grant of Restricted Stock under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such shares of Restricted Stock shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

(c)

Payment for Awards. Subject to the following sentence, Restricted Stock may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, past services and future services. To the extent that an Award consists of newly issued shares of Restricted Stock, the Award recipient shall furnish consideration with a value not less than the par value of such Restricted Stock in the form of cash, cash equivalents, Stock or past services rendered to the Company (or a Parent or Subsidiary), as the Committee may determine.

(d)

Vesting. Each Award of Restricted Stock may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events. The Committee may determine, at the time of granting shares of Restricted Stock or thereafter, that all or part of such Restricted Stock shall become vested in the event of a Change in Control.

(e)

Voting and Dividend Rights. Subject to the terms and restrictions of any Restricted Stock Agreement, the holders of Restricted Stock awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders.

(f)

Restrictions on Transfer of Restricted Stock. Restricted Stock shall be subject to such rights of repurchase, rights of first refusal or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Stock Agreement and shall apply in addition to any general restrictions that may apply to all holders of Restricted Stock.

(g)

Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Restricted Stock Award in a Restricted Stock Agreement or thereafter, upon Termination of Employment or the failure to satisfy one or more performance criteria during the applicable Restriction Period, Restricted Stock that is at that time subject to restrictions shall be forfeited.

(h)

Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, the certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 8

PERFORMANCE SHARES AND PERFORMANCE SHARE UNITS

8.1       Grant of Performance Shares or Performance Share Units. Subject to the provisions of Article 5 and this Article 8, Performance Shares or Performance Share Units may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Shares or Performance Share Units granted to each Participant.

8.2        Value of Performance Shares or Performance Share Units. Each Performance Share and each Performance Share Unit shall have a value determined by the Committee at the time of grant. The Committee shall set goals (including Performance Goals) for a particular period (including a Performance Period) in its discretion which, depending on the extent to which the goals are met, will determine the ultimate value of the Performance Share or Performance Share Units to the Participant.

8.3        Form and Timing of Payment. Payment for vested Performance Shares shall be made in Stock. Payments for vested Performance Share Units shall be made in cash, Stock or a combination thereof as determined by the Committee. All payments for Performance Shares and Performance Share Units shall be made in a lump sum. As a general rule, payment for Performance Shares or Performance Share Units shall be made on or before March 15 of the calendar year following the calendar year in which the right to the payment of the Performance Shares or Performance Share Units arises in accordance with the “short-term deferral” exception to Section 409A as set forth in Treasury Regulation Section 1.409A-1(b)(4).

ARTICLE 9

STOCK APPRECIATION RIGHTS

9.1        Grant of Stock Appreciation Rights. Subject to the provisions of Article 5 and this Article 9, Stock Appreciation Rights (“SARs”) may be granted to Participants at any time and from time to time as shall be determined by the Committee. SARs may be granted in connection with the grant of an Option, in which case the exercise of SARs will result in the surrender of the right to purchase the shares under the Option as to which the SARs were exercised. When SARs are granted in connection with the grant of an Incentive Stock Option, the SARs shall have such terms and conditions as shall be required by Section 422 of the Code. Alternatively, SARs may be granted independently of Options.

9.2        Exercisability of SARs. SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants; provided, however, that no SAR shall be exercisable later than ten (10) years from the Grant Date.

9.3        Exercise of SARs. Upon exercise of the SAR or at a fixed date after all or part of the SAR becomes exercisable, the Participant shall be entitled to receive payment of an amount determined by multiplying (a) the difference, if any, of the Fair Market Value of a share of Stock on the date of exercise over the price of the SAR fixed by the Committee at the Grant Date, which shall not be less than the Fair Market Value of a share of Stock at the Grant Date, by (b) the number of shares of Stock with respect to which the SAR is exercised.

9.4        Form and Timing of Payment. Payment for SARs shall be made in Stock and shall be payable at the time specified in the Award Agreement for such SARs.

ARTICLE 10

PERFORMANCE-BASED AWARDS

10.1       Grant of Performance-Based Awards. Options granted to Covered Employees pursuant to Article 6 and SARs granted to Covered Employees pursuant to Article 9 should, by their terms, qualify for the “performance-based compensation” exception to the deduction limitations of Section 162(m) of the Code. The Committee, in the exercise of its complete discretion, also may choose to qualify some or all of the Restricted Stock Rights or Restricted Stock Awards granted to Covered Employees pursuant to Article 7 and/or some or all of the Performance Shares or Performance Share Units granted to Covered Employees pursuant to Article 8 for the “performance-based compensation” exception to the deduction limitations of Section 162(m) of the Code. If the Committee, in its discretion, decides that a particular Award to a Covered Employee should qualify as “performance-based compensation,” the Committee will grant a Performance-Based Award to the Covered Employee and the provisions of this Article 10 shall control over any contrary provision contained in Articles 7, 8 or 9. If the Committee concludes that a particular Award to a Covered Employee should not be qualified as “performance-based compensation,” the Committee may grant the Award without satisfying the requirements of Section 162(m) of the Code and the provisions of this Article 10 shall not apply.

10.2       Applicability. This Article 10 shall apply only to Awards to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for any Performance Period shall not in any manner entitle the Participant to receive a Performance-Based Award for such Performance Period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant for any subsequent Performance Period.

10.3       Committee Discretion with Respect to Performance-Based Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of the Performance Period, the type of Performance-Based Awards to be issued, the kind and/or level of the Performance Goal or Goals and whether the Performance Goal or Goals apply to the Company, an Affiliate, or any division or business unit thereof or the Participant or any group of Participants.

10.4       Establishment of Performance Goals. The Performance Goals for any Performance-Based Award granted pursuant to this Article 10 shall be established by the Committee in writing not later than ninety (90) days after the commencement of the Performance Period for such Award; provided that (a) the outcome must be substantially uncertain at the time the Committee establishes the Performance Goals; and (b) in no event will the Committee establish the Performance Goals for any Performance-Based Award after twenty-five percent (25%) of the Performance Period for such Award has elapsed.

10.5       Performance Evaluation; Adjustment of Goals. At the time that a Performance-Based Award is first issued, the Committee, in the Award Agreement or in another written document, shall specify whether performance will be evaluated including or excluding the effect of any of the following events that occur during the Performance Period: (i) judgments entered or settlements reached in litigation; (ii) the write down of assets; (iii) the impact of any reorganization or restructuring; (iv) the impact of changes in tax laws, accounting principles, regulatory actions or other laws affecting reported results; (v) extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders or Annual Report on Form 10-K, as the case may be, for the applicable year; (vi) the impact of any mergers, acquisitions, spin-offs or other divestitures; and (vii) foreign exchange gains and losses.

The inclusion or exclusion of the foregoing items shall be expressed in a form that satisfies the requirements of Section 162(m) of the Code. The Committee, in its discretion, also may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants: (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development; or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

10.6       Adjustment of Performance-Based Awards. The Committee shall have the sole discretion to adjust the determinations of the degree of attainment of the pre-established Performance Goals. Notwithstanding any provision herein to the contrary, the Committee may not make any adjustment or take any other action with respect to any Performance-Based Award that will increase the amount payable under any such Award. The Committee shall retain the sole discretion to adjust Performance-Based Awards downward or to otherwise reduce the amount payable with respect to any Performance-Based Award.

10.7       Payment of Performance-Based Awards. Unless otherwise provided in the relevant Award Agreement, a Participant must be an Employee of the Company or an Affiliate on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such Performance Period are achieved.

10.8       Certification by Committee. Notwithstanding any provisions to the contrary, the payment of a Performance-Based Award shall not occur until the Committee certifies, in writing, that the pre-established Performance Goals and any other material terms and conditions precedent to such payment have been satisfied.

10.9       Maximum Award Payable. In accordance with Section 5.4, the maximum Performance-Based Award payable to any one participant for a Performance Period shall not exceed the limitation set forth in such section.

ARTICLE 11

AUTOMATIC RESTRICTED STOCK AWARD FOR NON-EMPLOYEE DIRECTORS

11.1       General. Subject to the provisions of Article 5 and this Article 11, the Committee shall grant to each individual who, on or after the Effective Date, first becomes a non-Employee Director, a Restricted Stock Award for 5,000 shares of Restricted Stock.

11.2       Annual Restricted Stock Awards. Within five (5) business days following the conclusion of each Annual Meeting, each non-Employee Director who was not elected to the Board for the first time at such meeting and who will continue serving as a member of the Board thereafter, provided that such non-Employee Director has served on the Board for at least six months, shall receive:

(a)

in the case of an award following an Annual Meeting held in 2016 or earlier, a Restricted Stock Award of 8,000 shares of Restricted Stock or 16,000 shares of Restricted Stock for a non-Employee Director serving as Lead Director (subject to adjustment under Section 5.3); or

(b)

in the case of an award following an Annual Meeting held in 2017 or later, a Restricted Stock Award with a dollar value, based on the Fair Market Value as of the Grant Date, of $70,000 or $100,000 for a non-Employee Director serving as Lead Director, rounded to the nearest five shares.

11.3       Issuance and Restrictions. The Restricted Stock granted pursuant to this Article 11 shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock). These restrictions may lapse separately or in combination at such times and pursuant to such circumstances, as the Committee determines at the time of the grant.

11.4       Lapse of Restrictions. Except as otherwise determined by the Committee, the restrictions on the Restricted Stock Awards granted under this Article 11 shall lapse on the first anniversary of the Grant Date. Notwithstanding the foregoing and Article 12, all shares of Restricted Stock granted under this Section 11.2 shall immediately vest upon a Change in Control.

11.5       Termination of Service. If a non-Employee Director ceases to be a director of the Company for any reason, the number of shares of Stock subject to any Restricted Stock Award granted under this Article 11, the restrictions on which have not lapsed, shall expire on the date the non-Employee Director ceases to be a director of the Company and shall be returned to the Company without any consideration.

11.6       Certificates for Restricted Stock. Restricted Stock granted pursuant to this Article 11 may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the non-Employee Director, the certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 12

CHANGE IN CONTROL

12.1       Effect of Change in Control. Other than as otherwise expressly provided in an Award Agreement (in which case the terms of such Award Agreement will govern) and Article 11, notwithstanding any other term or provision of this Plan, if a Triggering Event shall occur within the 12-month period beginning with a Change in Control, then, effective immediately prior to such Triggering Event, (i) each outstanding Option and Stock Appreciation Right, to the extent that it shall not otherwise have become vested and exercisable, shall automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement, (ii) each share of Restricted Stock or Restricted Stock Right shall become fully and immediately vested and all forfeiture and transfer restrictions thereon shall lapse, and (iii) each outstanding Performance Share or Performance Share Unit shall become immediately payable.

12.2       Board Discretion. Except as otherwise provided in an Award Agreement, in this Plan or a Participant’s employment or other agreement with the Company or an Affiliate, the Board has the sole and absolute discretion to fully or partially vest and make exercisable any outstanding Award upon the closing of a transaction that results in a Change in Control.

ARTICLE 13

NON-TRANSFERABILITY

13.1       General. Unless otherwise determined by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, until the termination of any Restricted Period or Performance Period as determined by the Committee.

13.2       Beneficiary Designation. Notwithstanding Section 13.1, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Committee.

13.3       Stock Certificates. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange or quotation system on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

ARTICLE 14

FORFEITURE

14.1       Forfeiture Events. The Committee will specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, Termination of Employment for Cause, violation of material Company policies, fraud, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant or other conduct by the Participant that is detrimental to the business or reputation of the Company.

14.2       Termination Events. Unless otherwise provided by the Committee and set forth in an Award Agreement, if a Participant’s employment with the Company or any Affiliate shall be terminated for Cause, the Committee may, in its sole discretion, immediately terminate such Participant’s right to any further payments, vesting or exercisability with respect to any Award in its entirety. The Committee shall have the power to determine whether the Participant has been terminated for Cause and the date upon which such termination for Cause occurs. Any such determination shall be final, conclusive and binding upon the Participant. In addition, if the Company shall reasonably determine that a Participant has committed or may have committed any act which could constitute the basis for a termination of such Participant’s employment for Cause, the Committee may suspend the Participant’s rights to exercise any option, receive any payment or vest in any right with respect to any Award pending a determination by the Committee of whether an act has been committed which could constitute the basis for the Termination of Employment for “Cause” as provided in this Section 14.2.

ARTICLE 15

SUBSTITUTION OF AWARDS

15.1       Substitution of Awards. Any Award may be granted under this Plan in substitution for Awards held by any individual who is an employee of another corporation who is about to become an Employee as the result of a merger, consolidation or reorganization of the corporation with the Company, or the acquisition by the Company of the assets of the corporation, or the acquisition by the Company of stock of the corporation as the result of which such corporation becomes an Affiliate or a subsidiary of the Company. The terms and conditions of the Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of granting the Award may deem appropriate to conform, in whole or in part, to the provisions of the Award in substitution for which they are granted. However, in the event that the Award for which a substitute Award is being granted is an Incentive Stock Option, no variation shall adversely affect the status of any substitute Award as an Incentive Stock Option under the Code. In addition, in the event that the award for which a substitute Award is being granted is a Non-Qualified Stock Option or a Stock Appreciation Right that otherwise satisfies the requirements of the “stock rights exception” to Section 409A of the Code, no variation shall adversely affect the status of any substitute Award under the stock rights exception to Section 409A of the Code.

ARTICLE 16

AMENDMENT, MODIFICATION, AND TERMINATION

16.1       Amendment, Modification and Termination. The Board may at any time, and from time to time, terminate, amend or modify the Plan; provided however, that any such action of the Board shall be subject to approval of the shareholders to the extent required by law, regulation, any stock exchange rule for any exchange on which shares of Stock are listed or Section 16.2. Notwithstanding the above, to the extent permitted by law, the Board may delegate to the Committee the authority to approve non-substantive amendments to the Plan. No amendment, modification, or termination of the Plan or any Award under the Plan shall in any manner adversely affect any Award theretofore granted under the Plan without the consent of the holder thereof (unless such change is required in order to cause the benefits under the Plan to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder).

16.2       Shareholder Approval Requirements. Except as provided in Section 5.3, neither the Board nor the Committee may, without the approval of the shareholders, (a) reduce the purchase price or exercise price of any outstanding Award, including any Option or SAR; (b) increase the number of shares of Stock available under the Plan (other than any adjustment as provided in Section 5.3); (c) grant Options with an exercise price that is below Fair Market Value on the Grant Date; (d) reprice previously granted Options or SARs; or (e) cancel any Option or SAR in exchange for cash or any other Award or in exchange for any Option or SAR with an exercise price that is less than the exercise price of the original Option or SAR.

ARTICLE 17

TAX WITHHOLDING

17.1       Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any Award under the Plan. To the extent that alternative methods of withholding are available under applicable tax laws, the Company shall have the power to choose among such methods.

17.2       Form of Payment. To the extent permissible under applicable tax, securities, and other laws, the Company may, in its sole discretion, permit the Participant to satisfy a tax withholding requirement by (a) using already owned shares of Stock that have been held by the Participant for at least six (6) months; (b) a broker-assisted “cashless” transaction; (c) directing the Company to apply shares of Stock to which the Participant is entitled pursuant to the Award to satisfy the required minimum statutory withholding amount; or (d) personal check or other cash equivalent acceptable to the Company.

ARTICLE 18

INDEMNIFICATION

18.1       Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s articles of incorporation, bylaws, resolution or agreement, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

ARTICLE 19

GENERAL PROVISIONS

19.1       No Right to Continued Employment/No Additional Rights/Participants. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Participant any right to continue employment or a contractual relationship with the Company or any of its Affiliates, or interfere in any way with the right of the Company or any of its Affiliates to terminate the Participant’s employment or other service relationship for any reason at any time. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement.

19.2       No Rights to Awards. No Participant, Employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, Employees, and other persons uniformly.

19.3       Funding. The Company shall not be required to segregate any of its assets to ensure the payment of any Award under the Plan. Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Award, except to the extent expressly provided hereunder. The interests of each Participant and former Participant hereunder are unsecured and shall be subject to the general creditors of the Company. The Plan is not intended to be subject to ERISA.

19.4       Requirements of Law. The granting of Awards and the issuance of shares of Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Committee may impose such restrictions and/or conditions on any shares of Stock as it may deem advisable. The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares of Stock paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption. With respect to any Participant who is, on the relevant date, obligated to file reports pursuant to Section 16 of the Exchange Act, transactions pursuant to this

Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors pursuant to the Exchange Act. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on the exercise of any Award as may be required to satisfy the requirements of Rule 16b-3 or its successors pursuant to the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

19.5       Governing Law. The Plan and all agreements into which the Company and any Participant enter pursuant to the Plan shall be construed in accordance with and governed by the laws of the State of Washington.

19.6       No Shareholders Rights. No Award gives the Participant any of the rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

19.7       Adoption of Other Plans. The adoption of the Plan shall not preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for Employees, officers, non-Employee Directors and Consultants of the Company or any Affiliate.

19.8       Titles and Headings. The titles and headings of the Articles in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

19.9       Successors and Assigns. The Plan shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company, including without limitation, whether by way of merger, consolidation, operation of law, assignment, purchase, or other acquisition of substantially all of the assets or business of the Company, and any and all such successors and assigns shall absolutely and unconditionally assume all of the Company’s obligations under the Plan.

19.10       Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

19.11       Survival of Provisions. The rights, remedies, agreements, obligations and covenants contained in or made pursuant to this Plan, any agreement and any notices or agreements made in connection with this Plan shall survive the execution and delivery of such notices and agreements and the delivery and receipt of such shares of Stock if required by Section 13.3, shall remain in full force and effect.

Mercer International Inc.
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EST, on May 30, 2017.

Vote by Internet

•    Go to www.investorvote.com/merc

•    Or scan the QR code with your smartphone

•    Follow the steps outlined on the secure website

Vote by telephone

•    Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•    Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote “FOR” each of the following nominees listed and “FOR” Proposals 2, 3 and 4.

1. Election of Directors:	01 - Jimmy S.H. Lee 04 - William D. McCartney 07 - R. Keith Purchase	02 - David M. Gandossi 05 - Bernard J. Picchi 08 - Nancy Orr	03 - Eric Lauritzen 06 - James Shepherd 09 - Martha A.M. Morfitt	+

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2017.	☐	☐	☐	3. Approval of the advisory (non-binding) resolution to approve executive compensation.	☐	☐	☐

4. Approval of the amendment to the Mercer International Inc. 2010 Stock Incentive Plan and the extension of it’s expiring date.	☐	☐	☐	5. In his discretion, the proxyholder is authorized to vote upon such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears on your share certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
⬛	1 U P X	+
02L5UB

You can view the 2016 Annual Report on Form 10-K, and the Proxy Statement at: www.mercerint.com

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

PROXY — MERCER INTERNATIONAL INC.

Suite 1120, 700 West Pender Street

Vancouver, British Columbia

Canada V6C 1G8

THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF MERCER INTERNATIONAL INC.

The undersigned hereby appoints Jimmy S.H. Lee, or failing him David M. Gandossi, as proxy, with the power of substitution, to represent and vote as designated below all the shares of common stock of Mercer International Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 31, 2017, or at any adjournment, postponement or rescheduling thereof.

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR each of the director nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4. If any other business is presented at the Meeting, this proxy will be voted by the proxies on such matters as determined by the proxies, in their discretion.

(Continued on reverse side.)